UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________________________________________________
SCHEDULE 14A INFORMATION
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the Securities Exchange Act of 1934

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Dear Fellow Shareholders,
Albemarle is proud to have delivered another year of financial and operational discipline in the face of dynamic market conditions. Our full-year 2025 results reflect focused execution on actions in our control and underscore our four priorities: optimizing our conversion network, enhancing cost and efficiency, reducing capital expenditures, and improving financial flexibility. We are pleased that our disciplined actions and timely adjustments enabled Albemarle to deliver meaningful value for shareholders through a challenging environment.
Maintaining Industry Leadership Over the Long-term
In 2025, the Company maintained its industry leadership through consistent execution and sound financial management. During the year, we took decisive actions to reinforce our balance sheet, enhance our portfolio, and position the Company for sustainable growth:
•Operationally, the Company delivered $5.1 billion in net sales in 2025, including volume growth of 7% year-over-year, with improvements across all segments, reflecting our competitive resource base, strong customer relationships, and diverse product mix.
•Our teams maintained a disciplined approach to productivity and cost and cash management, enabling $1.3 billion in operating cash flow, an 86% increase from the prior year, in the face of tepid market conditions for the majority of the year.
•In January, we received a $350 million customer prepayment for delivery of spodumene and lithium salts through 2029 — an important recognition of Albemarle’s critical role in energy security and our diverse and global footprint.
•In June, we completed the redemption of preferred equity in a W.R. Grace & Co. subsidiary, securing $307.4 million in total value, and supporting our financial flexibility.
•In October, we announced agreements to sell stakes in Ketjen and our Eurecat joint venture. At close in March 2026, we received combined pre-tax proceeds of approximately $670 million. These actions advance our portfolio strategy and sharpen our focus on our core businesses.
Strong Governance and Shareholder Engagement
A highly engaged Board is central to Albemarle’s sustained, rigorous oversight amid evolving market environments. In February 2026, the Board advanced its commitment to active director refreshment with the appointment of two new independent directors – Michelle T. Collins, former Partner at Deloitte, and Mark R. Widmar, CEO of First Solar. Ms. Collins and Mr. Widmar expand the Board’s expertise and further align the Board’s experience with our strategic priorities and growth opportunities.
We view investor perspectives as critical inputs to the Board’s governance oversight. In 2025, our independent directors led expanded shareholder outreach to provide business updates through the cyclical market environment, deepen our understanding of investor perspectives, and further strengthen our governance practices.
In response to shareholder preferences, this year’s proxy voting ballot includes a management proposal to approve a Charter amendment to remove the remaining supermajority provisions of our Company Charter, which we encourage you to support. Additionally, the Executive Compensation & Talent Development Committee implemented a range of changes to our executive compensation program and disclosures in response to shareholder feedback, which are further described in the Compensation Discussion & Analysis section that follows.
The Board remains committed to ensuring that Albemarle’s strategic priorities, governance framework, and compensation program design are aligned with leading market practices and shareholder expectations.
2026 and Beyond
Looking ahead to 2026, the Board and leadership team remain confident in Albemarle’s positioning for continued success across our leading businesses in the lithium and bromine value chains. We believe the markets we serve have a bright future, and we remain committed to delivering long-term shareholder value while building on our track record of successfully delivering through dynamic macroeconomic and industry environments.
As always, we thank you for your continued investment in Albemarle and we look forward to sharing updates about our progress and hearing your feedback throughout the coming year. We encourage you to review this year’s Proxy Statement and 2025 Annual Report in detail and vote your shares for our Annual Meeting on May 5, 2026.
Sincerely,

J. Kent Masters, Jr.            Gerald A. Steiner
Chairman and CEO            Lead Independent Director

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Date and Time Tuesday, May 5, 2026 7:30 AM (Eastern)	Location Albemarle's corporate headquarters located at: 4250 Congress Street Charlotte, NC 28209	Who May Vote Shareholders of record at the close of business on Wednesday, March 11, 2026

AGENDA		Board Vote Recommendation	For Further Details
1	Election of the ten nominees named in the Proxy Statement to serve as directors for the ensuing year	"FOR" each director nominee	Page 8
2	Advisory vote to approve the compensation of our named executive officers	"FOR"	Page 32
3	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for year ending December 31, 2026	"FOR"	Page 90
4	Amendment to the Company’s Amended and Restated Articles of Incorporation to remove supermajority provisions related to affiliated transactions	"FOR"	Page 93
5	Approval of the Albemarle Corporation 2026 Incentive Plan	"FOR"	Page 96
6	Shareholder proposal regarding shareholder ability to call a special meeting, if properly presented	"AGAINST"	Page 106
Shareholders will take action upon any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.
To ensure your vote is counted, we encourage you to vote your shares promptly, regardless of whether you expect to attend the Annual Meeting. Voting instructions are provided on the Notice of Internet Availability of Proxy Materials, your proxy card or on the voting instruction form provided by your broker. Brokers are not permitted to vote on certain proposals, and may not vote on any of the proposals, unless you provide voting instructions. Voting your shares will help to ensure that your interests are represented at the meeting.
If you are present at the Annual Meeting, you may vote in person even if you already voted your proxy by the Internet, telephone, or mail. Seating at the Annual Meeting will be on a first-come basis.
On or about March 24, 2026, we will mail to our shareholders of record as of March 11, 2026 (other than those who previously requested electronic or paper delivery on an ongoing basis) a Notice of Annual Meeting of Shareholder and Notice of Internet Availability of Proxy Material containing instructions on how to access our Proxy Statement and our 2025 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2025.

By Order of the Board of Directors

Ander C. Krupa
Senior Vice President, General Counsel
and Corporate Secretary
March 24, 2026
Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Shareholders to Be Held on May 5, 2026: Our 2026 Proxy Statement and Annual Report for the year ended December 31, 2025 are available free of charge on our website at investors.albemarle.com/financials/annual-reports.

TABLE OF CONTENTS

PROXY STATEMENT SUMMARY	1	CDA Highlights	35
PROPOSAL 1 – ELECTION OF DIRECTORS	8	Company Overview	35
Summary of Director Nominee Qualifications, Experience and Background	9	2025 Compensation Program Highlights	38
Director Nominees	10	Executive Compensation Framework	43
Corporate Governance	15	Executive Compensation Management	46
Process for Selecting Directors	15	2025 Compensation Decisions and Outcomes	50
Director Candidate Recommendations and Nominations by Shareholders	16	Other Compensation-Related Policies	62
Director Independence	16	Compensation Committee Report	66
Director Continuing Education	17	Compensation Tables and Other Information	67
Director Retirement Policy	17	Summary Compensation Table	67
Attendance at Annual Meeting	17	Grants of Plan-Based Awards	72
Board Meetings	17	Outstanding Equity Awards and Fiscal Year-End	75
Meetings of Non-Employee Directors	17	Option Exercises and Stock Vested	77
Board and Committee Evaluations	18	Retirement Benefits	78
Board Leadership Structure	18	Potential Payments Upon Termination	79
Risk Oversight	19	Equity Compensation Plan Information	84
Sustainability Oversight	20	CEO Pay Ratio	84
Human Capital Management	21	SEC Disclosure on Pay Versus Performance	86
Cybersecurity Oversight	22	PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	90
Committees of the Board of Directors	23	Fees Billed by PwC	90
Certain Relationships and Related Transactions	25	Audit & Finance Committee Pre-Approval Policy	90
Director Compensation	26	Audit & Finance Committee Report	92
Annual Compensation	26	PROPOSAL 4 – APPROVAL OF AMENDMENT TO THE COMPANY'S CHARTER	93
Deferred Compensation	27	PROPOSAL 5 – APPROVAL OF THE ALBEMARLE CORPORATION 2026 INCENTIVE PLAN	96
Other Benefits and Perquisites	27	PROPOSAL 6 – SHAREHOLDER PROPOSAL	106
Director Share Ownership Guidelines	28	Q&As About this Proxy Statement and the Annual Meeting	108
Director Compensation Table	28	Shareholder Proposals	115
Share Ownership	29	Other Matters	116
Principal Shareholders	29	Important Notice Regarding the Internet Availability of Proxy Materials	116
Directors and Executive Officers	30	Summary of Defined Terms	117
Delinquent Section 16(a) Reports	31	EXHIBITS	118
PROPOSAL 2 – ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION	32	Exhibit A. Text of the Proposed Charter Amendment	119
Compensation Discussion and Analysis	33	Exhibit B. The Albemarle Corporation 2026 Incentive Plan	121
Letter from the Exec Compensation & Talent Development Committee	33	Exhibit C. Reconciliation of Non-GAAP Financial Measures	142
2025 Named Executive Officers	34
i

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement carefully before voting. For ease of reference, certain terms are defined in the Summary of Defined Terms included on page 117 of this Proxy Statement. For more complete information regarding Albemarle’s 2025 performance, please review our Annual Report.
About Albemarle Corporation
We are committed to building a more resilient world
Albemarle is a leader in transforming essential resources into critical ingredients for mobility, energy, connectivity, and health. Our purpose is to enable a more resilient world. We pioneer new ways to move, power, connect, and protect with people and planet in mind. A reliable and high-quality global supply of lithium and bromine allows us to deliver advanced solutions for our customers.
We have a clear strategy to achieve profitable growth through variable industry cycles
Albemarle’s competitive advantages lie in its world-class resources, leading process chemistry, high-impact innovation, customer-centricity, and commitment to operating sustainably, all driven by a vertically integrated business model and a focus on transforming essential resources into critical ingredients for modern living with people and planet in mind. The end markets we serve have outsized long-term growth driven by megatrends like energy security, electrification, artificial intelligence, population growth, and environmental preservation. We approach our strategic execution with disciplined cost management to continue to build upon our existing solutions portfolio and our ongoing mission to provide innovative, commercially viable energy products and services to maintain a leading position in the industries in which we operate.

2025 Financial Highlights
Throughout 2025, the management team took decisive action to implement cost, cash, and productivity improvements across the enterprise in order to maintain competitiveness through variable market pricing cycles. As a result of these focused initiatives and disciplined cash management, the Company was well-positioned to capitalize on its lower-cost structure.
During 2025, the Company achieved net sales of $5.1 billion and adjusted EBITDA of $1.1 billion.1 Full year 2025 cash from operations of $1.3 billion increased by 86% year-over-year, primarily due to cost reductions and productivity improvements, working capital management actions, and actions to preserve and enhance cash flow, including a customer pre‑payment. Albemarle delivered approximately $450 million in cost and productivity improvements, exceeding our initial target of $300 to $400 million.
The Company also announced definitive agreements to divest the controlling interest of its Refining Solutions business and sell of its 50% ownership in Eurecat SA. At close in March 2026, we received pre-tax proceeds of $670M intended to reduce gross debt and support dividends and disciplined organic growth investments.
1 Please refer to the reconciliation of non‑GAAP financial measures to the corresponding GAAP measures as presented in Exhibit C of this document. These reconciliations, which appear in the section titled ‘Reconciliation of Non‑GAAP Financial Measures,’ should be reviewed when considering the financial information summarized in this Proxy Statement.

Shareholder Engagement
Effective corporate governance includes regular, constructive conversations with our shareholders to proactively seek shareholder insights, which enable us to consider a broad range of perspectives. In 2025, Albemarle continued this long-standing practice. Executives and team members from our investor relations, sustainability, human resources, and legal teams routinely engaged with shareholders on a variety of topics, including our strategy and value proposition, financial performance, market outlook, corporate governance, executive compensation, human capital management, culture, and sustainability.
We increased investor outreach in 2025. In the fall, to better understand shareholder sentiment, we invited 75 investors (78% of shares outstanding, based on public filings for first-quarter end 2025) to engage with us, speaking with nine investors (27% of shares outstanding). Independent members of the Board participated in discussions with our largest shareholders.
In response to shareholder feedback, the Executive Compensation & Talent Development Committee approved a number of enhancements to our go-forward executive compensation program, including peer group changes, equity mix rebalancing, increasing the rigor of relative TSR targets, enhanced disclosures on forward looking goals, and individual performance considerations related to our AIP bonus program. In addition, in response to shareholder preferences, this year's proxy ballot includes a management proposal to approve the removal of the remaining supermajority provision in our Company Charter.
Overall, investors expressed strong support for Albemarle's governance practices and appreciated the opportunity to develop a deeper understanding of our compensation programs. We believe our regular shareholder engagement was productive and provided an open exchange of ideas and perspectives. For more information, see “Shareholder Engagement” beginning on page 39 and “2025 Compensation Program Highlights - Advisory Shareholder Say-on-Pay Vote” beginning on page 38 of this Proxy Statement.
Proposal 1 – Election of Directors
Albemarle has adopted robust corporate governance policies that facilitate strong Board of Directors leadership and strategic deliberation, effective oversight practices, and transparency. Highlights of our governance practices include:

Board of Directors
• Annual election of Directors	• Resignation policy for Directors not receiving a majority vote
• Independent Board, except CEO	• Lead Independent Director with substantive responsibilities
• 100% independent standing Board Committees	• Regular executive sessions of independent Directors
• Continuing director education	• Director retirement requirement at age 72
• Attendance of at least 95% of Board and applicable Committee meetings held in 2025 by each Director	• Oversight of key business risks by Board and Committees
• Annual Board and Committee evaluation process	• Authority to retain independent advisors
• Clawback policies applicable to annual and long-term incentive compensation	• Anti-hedging and pledging policies for Directors and insiders
• No shareholder rights plan (i.e. poison pill)	• Annual Say-on-Pay vote
• Robust, director-led shareholder engagement program	• Share ownership guidelines for Directors and executives
• Board oversight of sustainability and corporate responsibility initiatives, including employee safety	• Mandatory IT security training for employees as part of comprehensive Cybersecurity Program

Our Board recommends a vote FOR each of the 10 nominees listed below. All of the nominees are currently serving as Directors.

				Standing Committee Membership
Name	Age	Independent	Director Since	Audit & Finance	Compensation & Talent Development	Governance & Public Policy	Safety, Sustainability, Operations & Capital
M. Lauren Brlas	68	Yes	2017	•		•	•
Michelle T. Collins	64	Yes	2026	•		•
Ralf H. Cramer	60	Yes	2022	•			•
J. Kent Masters, Jr. (Chair)	65	No	2015(1)
Glenda J. Minor	69	Yes	2019	C		•
Diarmuid B. O’Connell	62	Yes	2018		C	•
Gerald A. Steiner (Lead Independent Director)	65	Yes	2013(2)	•		•
Holly A. Van Deursen	67	Yes	2019		•		C
Mark R. Widmar	60	Yes	2026		•		•
Alejandro D. Wolff	69	Yes	2015		•	C
(1) Chair since 2020
(2) Lead Independent Director since 2025
Director Nominees

Independent: 9 of 10	Average age: 65.3	Average tenure: 6.9 years

Proposal 2 – Advisory Vote on Executive Compensation
Executive Compensation Highlights
Our executive compensation program is designed to attract and retain highly-qualified talent, motivate our leadership team to achieve our overall business objectives, and align their interests with those of our shareholders. Our compensation philosophy rewards executives for achieving our financial and stewardship metrics, and building long-term value for our shareholders and other stakeholders throughout variable industry pricing cycles and macroeconomic shifts. We follow several other principles when designing our executive compensation program to ensure our executives earn pay commensurate with their actual leadership contributions, including: 1) pay-for-performance, 2) pay benchmarking, 3) aligning interests with our stakeholders, and 4) maintaining strong governance practices. For more information see “Executive Compensation Philosophy and Principles” on page 43 of this Proxy Statement.
In line with our compensation principles, our NEOs (as defined on page 34 of this Proxy Statement) are primarily rewarded through performance-based cash and equity incentive awards. This is intended to both encourage and recognize strong Company performance and stock price growth, further driving shareholder value.
Albemarle's incentive plans provide a balanced focus on growth, efficiency, and stewardship. The 2025 executive compensation program provided both an annual cash incentive designed to drive adjusted EBITDA and Operating Cash Flow Conversion and long-term performance-based equity awards designed to drive total shareholder return and cost center expense, as described in the “Compensation Discussion and Analysis” section beginning on page 33 of this Proxy Statement.
Our Board recommends a vote FOR the advisory vote to approve the compensation of our NEOs.

Proposal 3 – Ratification of the Appointment of PwC
The Audit & Finance Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as Albemarle's independent registered public accounting firm for 2026 and this appointment is being submitted to our shareholders for ratification. The Audit & Finance Committee has reviewed the independence, qualifications, and performance of PwC and has determined that their retention is in the best interests of Albemarle and its shareholders.
Our Board recommends a vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for 2026.
Proposal 4 – Approval of Amendment to the Company's Charter
At the 2025 annual meeting of shareholders, a majority of shareholders supported a shareholder proposal regarding simple majority voting. Based on that vote and feedback from our shareholder engagement process, the Board is asking shareholders to approve an amendment to the Company’s Amended and Restated Articles of Incorporation (the "Charter") to remove provisions requiring the support of 75% of the votes entitled to be cast by each voting group that is entitled to vote on such affiliated transactions. Approval of this amendment would remove the last supermajority vote standards from the Company's governing documents.
Our Board recommends a vote FOR amendment of the Charter to remove the supermajority provisions regarding affiliated transactions.
Proposal 5 – Approval of the Albemarle Corporation 2026 Incentive Plan
The Company is seeking shareholder approval of a new equity incentive plan, the Albemarle Corporation 2026 Incentive Plan (the “2026 Incentive Plan”). Based on the Executive Compensation & Talent Development Committee’s recommendation, our Board adopted the 2026 Incentive Plan on February 26, 2026, subject to approval from shareholders at the Annual Meeting. The 2026 Incentive Plan is intended to replace the 2017 Incentive Plan, which will expire by its terms in May 2027, ten years after it was adopted by shareholders.
Our Board recommends a vote FOR approval of the 2026 Incentive Plan.

Proposal 6 – Shareholder Proposal
A proposal was submitted seeking to give shareholders with a combined 10% of outstanding common stock the ability to call a special shareholder meeting.
Our shareholders already have the ability to submit proposals and nominate persons for election to the Board each year at our annual meeting, although there is no current right for shareholders to call a separate, special meeting. While the Board recognizes that some shareholders view this as an important governance right, we believe the 10% ownership threshold included in this proposal is not in the best interests of the Company's shareholders. The Board does not believe such a threshold reflects prevailing market practice or strikes the appropriate balance between shareholder rights and protecting the long-term interests of the Company and its shareholders.
However, the Board is open to the implementation of a shareholder special meeting right that includes, among other terms, a combined ownership threshold of between 15% and 25% of our outstanding common stock, which we believe is more consistent with the views of many institutional investors.
Since the proposal was submitted after the conclusion of the Company’s most recent shareholder engagement cycle, we will engage with our shareholders in 2026 to determine their views on an appropriately structured special meeting right. Adoption of this proposal before we have had the opportunity to hear our shareholders' further feedback would limit the Board's ability to fully receive and consider their input. The Board believes that regular, structured engagement with shareholders is the appropriate mechanism for informing potential changes to our governance framework.
As such, our Board recommends a vote AGAINST this shareholder proposal.

PROPOSAL 1 – ELECTION OF DIRECTORS
The Board of Directors, upon recommendation of the Governance & Public Policy Committee, unanimously approved the persons named below as nominees for election to the Board of Directors at the Annual Meeting.
On February 26, 2026, the Board appointed both Mr. Widmar and Ms. Collins as directors effective immediately. Two of our Directors from 2025 will not stand for reelection — James O’Brien's directorship will end effective at the Annual Meeting pursuant to our director retirement policy and Dean L. Seavers resigned from the Board effective December 12, 2025, after seven years of service.
Each of the nominees is currently a member of the Board of Directors. Each of the nominees (i) has been nominated for election at the Annual Meeting to hold office until the 2027 Annual Meeting of shareholders or, if earlier, the election or appointment of their successor, and (ii) has consented to being named as such and to serve as such if elected. The proxies submitted for the Annual Meeting cannot be voted for more than ten nominees.
Proxies will be voted “FOR” the election of the persons named below (or if for any reason such persons are unavailable, for such substitutes as the Board of Directors may designate) as Directors for the ensuing year. The Board of Directors has no reason to believe that any of the nominees will be unavailable. Each nominee who is elected will serve as a Director until his or her successor is elected at our 2027 Annual Meeting of shareholders or until his or her earlier resignation, replacement, or removal.
Our nominees are listed below with information as of the Record Date -- March 11, 2026 --concerning age, principal occupation, employment, and directorships during the past five years. We also note any positions nominees hold with the Company and the year in which their directorship with the Company began. Set forth below is a brief discussion of the specific experience, qualifications, and skills that led to each Directors' nomination, in light of the Company’s business and governance structure.
The following table highlights the Director qualifications and experience that contributed to the Board’s determination that each individual is uniquely qualified to serve on the Board. While designation on this table indicates competency or experience in the relevant area, this high-level summary is not intended to be an exhaustive list of each nominee’s skills or contributions.
Election of each Director requires the affirmative vote of a majority of the votes cast by the holders of shares represented at the Annual Meeting and entitled to vote (which means that the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” a director). In uncontested elections, any Director who does not receive a majority of the votes cast must tender his or her resignation to the Board of Directors. The Governance & Public Policy Committee will make a recommendation to the Board of Directors on whether or not to accept the tendered resignation. Abstentions will have no effect on any Director's election.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES SET FORTH IN THIS PROXY STATEMENT.

Summary of Director Nominee Qualifications, Experience and Background

	Brlas	Collins	Cramer	Masters	Minor	O'Connell	Steiner	Van Deursen	Widmar	Wolff

KEY COMPETENCIES
Public Company Leadership Experience	●	●	●	●	●	●	●		●	●
P&L Experience	●	●	●	●	●	●	●	●	●
Relevant Industry Experience	●		●	●	●	●	●	●		●
R&D / Innovation Experience	●		●	●		●	●	●	●	●
Manufacturing / Operations Experience	●	●	●	●		●		●	●
Global / Emerging Markets Experience	●	●	●	●	●	●	●	●	●	●
Supply Chain and Logistics Experience	●		●	●		●		●	●
IT / Cybersecurity / Technology Capability	●	●			●	●				●
Financial Literacy	●	●	●	●	●	●	●	●	●	●
M&A Experience	●	●	●	●	●	●	●	●		●
Risk Management	●	●	●	●	●	●	●	●		●
Public Company Compliance / Governance	●	●	●	●	●	●	●	●	●	●
Strategy Development	●	●	●	●	●	●	●	●	●	●
Public Company Executive Compensation	●	●	●	●	●	●		●	●	●
Leadership Development / Succession Planning	●	●	●	●	●	●	●	●	●	●
Geopolitics / Government Affairs			●	●		●	●		●	●
Natural Resource Management / Environment	●		●	●		●	●	●
Safety / Health	●		●	●		●	●	●	●	●
COMPLIANCE
Independent Director	Y	Y	Y	N	Y	Y	Y	Y	Y	Y
Audit Committee Financial Expert	Y	Y	N	N	Y	N	N	N	N	N
Current Public Company Boards (including ALB)	3	3	1	1	3	3	1	3	2	2
Current Public Company Audit Committees (including ALB)	2	3	1	—	3	2	1	1	—	—
DEMOGRAPHICS
Age	68	64	60	65	69	62	65	67	60	69
Tenure	9	0	4	11	7	8	13	7	0	11
BOARD STANDING COMMITTEES (Chair, Member)
Audit & Finance	M	M	M		C		M
Executive Compensation & Talent Dev.						C		M	M	M
Governance & Public Policy	M	M			M	M	M			C
Safety, Sustainability, Operations & Capital			M					C	M
Lead Independent Director							Y

Director Nominees

Independent Age: 68 Director Since: 2017 Committees: •Audit & Finance •Governance & Public Policy
M. LAUREN BRLAS
Ms. Brlas retired from the Newmont Mining Corporation (“Newmont”), a global gold company and producer of copper, silver, zinc, and lead, in December 2016. Ms. Brlas joined Newmont in 2013 and served as Executive Vice President and Chief Financial Officer until October 2016. From 2006 through 2013, Ms. Brlas held various positions of increasing responsibility with Cleveland-Cliffs Inc., a North American producer of iron ore and steel, where ultimately she served as Chief Financial Officer and then as Executive Vice President and President, Global Operations.
Attributes and Skills:
Ms. Brlas brings significant operational and financial executive leadership experience, including in the natural resources industry, to our Board. This executive leadership experience as well as Ms. Brlas’ extensive background in financial and governance matters supports her re-election to our Board.
Other Public Company Directorships:
•Autoliv, Inc. (a developer, manufacturer, and marketer of airbags, seatbelts, and steering wheels), 2020 – current
•Graphic Packaging International, LLC (a producer of paper-based packaging solutions), 2019 – current
•Constellation Energy Corporation (an energy provider), 2022 – 2024
•Exelon Corporation (an energy provider), 2018 – 2022

Independent Age: 64 Director Since: 2026 Committees: •Audit & Finance •Governance & Public Policy
MICHELLE T. COLLINS
Michelle T. Collins is a former Vice Chair, Senior Audit Partner, and National Automotive Sector Leader for Deloitte & Touche LLP. Ms. Collins joined Deloitte & Touche in 1984, where she served as an audit partner working with Deloitte’s largest global audit clients from 1996 until her recent retirement. She also served as a Senior Partner, consulting with large global clients in the automotive, manufacturing, and consumer industries. Ms. Collins also was a member of the Deloitte & Touche US Board of Directors for six years where she served as Vice Chair, Chair of the Finance and Audit Committee, and Chair of the Governance Committee.
Attributes and Skills:
Ms. Collins brings a wealth of leadership experience to the Board, honed over 40 years of distinguished service in audit and advisory roles. Ms. Collins’ public company board experience and significant knowledge in the areas of audit, financial accounting and reporting, cybersecurity and technology, governance, business transformation, and enterprise risk management supports her re-election to our Board.

Other Public Company Directorships:
•Owens Corning (a manufacturer and distributor of residential and commercial building products), 2024 - present
•Deluxe Corp. (a payments and data company), 2025 - present

Independent Age: 60 Director Since: 2022 Committees: •Audit & Finance •Safety, Sustainability, Operations & Capital
RALF H. CRAMER
Mr. Cramer has served as Industry Advisor/Consultant at Knowledge Experienced, an automotive and industrial consulting company, since 2018. He has also served as a Senior Consultant at Shenzhen Shentou Investment Co Ltd., a cross-border M&A consultancy and investment company, since 2018. Mr. Cramer has served on the boards of directors Knorr-Bremse Truck, a subsidiary of Knorr-Bremse A.G., a braking system manufacturer, from December 2018 to June 2025, and Coperion GmbH, a subsidiary of Hillenbrand Group, a technology provider for plastics industry, since Jan 2024. Mr. Cramer served on the board of directors of Metalsa S.A., an automotive solutions provider, from May 2019 to May 2024, on the board of directors of BBS Automation GmbH, an automation solutions provider, from May 2018 to October 2023, as an Executive Board Member of Continental AG, which develops technologies and services for mobility of people and goods, from 2009 to 2017, and as President, Global Division Chassis & Safety from 2008 to 2013. Mr. Cramer also served as President and CEO of Continental China, an automotive component manufacturer, from 2013 to 2017.
Attributes and Skills:
Mr. Cramer’s executive experience with multinational companies in the automotive industry and manufacturing operations, as well as his deep experience in China and interactions with Chinese industry leaders, brings an international business perspective to our Board. Mr. Cramer’s extensive knowledge of the global automotive industry and operational, financial, and international leadership experience supports his re-election to our Board.

Age: 65 Director Since: 2015 Chairman Since: 2020
J. KENT MASTERS, JR.
Mr. Masters has served as Chairman and CEO of Albemarle since 2020. He joined the Albemarle Board of Directors in 2015 and served as Lead Independent Director from 2018 to April 2020. Prior to joining Albemarle, Mr. Masters served as Chief Executive Officer of Foster Wheeler AG, a global engineering and construction contractor and power equipment supplier, from 2011 to 2014, when Foster Wheeler AG was acquired by Amec plc to form Amec Foster Wheeler plc.
Attributes and Skills:
Mr. Masters brings extensive global business experience across industries critical to Albemarle's strategy, including engineering and construction, power equipment, and industrial gases. Mr. Masters’ public company leadership experience combined with his prior experience in the lithium industry and former service on the board of directors for Rockwood Holdings, Inc., further supports his re-election to our Board.

Independent Age: 69 Director Since: 2019 Committees: •Audit & Finance (Chair) •Governance & Public Policy
GLENDA J. MINOR
Ms. Minor has served as Chief Executive Officer and Principal of Silket Advisory Services, a privately owned consulting firm advising companies on financial, strategic and operational initiatives, since 2016. Prior to Silket, she served as Senior Vice President and Chief Financial Officer of Evraz North America Limited, a North American steel manufacturer from 2010 to 2016. Ms. Minor also served as Vice President, Finance, Controller, Chief Accounting Officer, and General Auditor of Visteon Corporation, a global technology company that designs, engineers, and manufactures cockpit electronics and connected car solutions, from 2000 to 2010. She has also served on the board of the Capital Area United Way since 2020.
Attributes and Skills:
Ms. Minor brings extensive financial and international leadership experience across different industries and different continents to our Board. Ms. Minor’s financial and international leadership experience as well as her in-depth understanding of the preparation and analysis of financial statements and her experience in capital market transactions, accounting, treasury, investor relations, financial and strategic planning, and business expansion supports her re-election to our Board.
Other Public Company Directorships:
•Kaiser Aluminum, Inc. (a manufacturer and seller of specialty aluminum mill products) 2025 - current
•Curtiss-Wright Corporation (a global provider of products and services in the aerospace & defense and industrial markets), 2019 – current
•Radius Recycling, Inc. (a global provider in the metals recycling industry and a manufacturer of finished steel products), 2020 - 2025

Independent Age: 62 Director Since: 2018 Committees: •Executive Compensation & Talent Development (Chair) •Governance & Public Policy
DIARMUID B. O'CONNELL
Mr. O'Connell served as Chief Strategy Officer of Fair Financial Corp., an automotive leasing fintech company, from 2018 to 2019. Prior to Fair Financial, Mr. O’Connell served as Vice President, Corporate & Business Development at Tesla Motors Inc., an American electric vehicle manufacturer, energy storage company, and solar panel manufacturer, from 2010 to 2017 and Vice President, Business Development from 2006 to 2010. Mr. O’Connell served as Chief of Staff, Bureau of Political Military Affairs at the U.S. Department of State from 2003 to 2006.
Attributes and Skills:
Mr. O'Connell brings experience in the electric vehicle and energy storage industry as well as valuable perspectives on global applications of alternative energy that provide insights into the end uses of our products to our Board. This industry knowledge as well as Mr. O'Connell’s background in marketing, government relations, operations, and manufacturing supports his re-election to our Board.
Other Public Company Directorships:
•Dana Incorporated (a global manufacturer in drivetrain and e-Propulsion systems), 2018 – current
•Volvo Car AB (a company that designs, manufactures, and supplies automobiles), 2021 – current
•Tech and Energy Transition Corporation (a special purpose acquisition company), 2021 – 2023

Independent Age: 65 Director Since: 2013 Lead Independent Director since: 2025 Committees: •Audit & Finance •Governance & Public Policy
GERALD A. STEINER
Mr. Steiner co-founded and served as CEO from 2015 to 2021 and as Executive Chairman of CoverCress, Inc., a company developing a new crop for renewable fuels, from 2021 until its acquisition in 2022. Mr. Steiner founded in 2014 and continues to serve at Alta Grow Consulting LLC, a business consulting firm. Mr. Steiner also has served as Executive Chair of Pluton BioSciences, an agricultural microbials company, since February 2023, as well as serving as an independent board member and consulting for other AgTech startup companies. Prior to Alta Grow Consulting, he served as Executive Vice President, Sustainability and Corporate Affairs at Monsanto Company, a leading global provider of agricultural products for farmers, from 2003 to 2014 and Head of Corporate Strategy prior to that time. Among other roles, Mr. Steiner has also served at the following organizations:
•Chairman, 2012 – 2014, and board member, 2003 – 2014, Food and Agriculture Section of BIO (Biotechnology Industry Organization)
•Chairman, 2012 – 2013, board member, 2014, and Trustee Emeritus, 2015 – current, The Keystone Center (a policy center for agriculture, early childhood education, and energy for rural communities)
•Co-founder, Field to Market (an agricultural sustainability organization); Executive Chairman of Stony Creek Colors (a plant-based dyes company) since 2021
Attributes and Skills:
Mr. Steiner brings extensive experience in the renewable fuels and agricultural industry to our Board. This industry experience as well as Mr. Steiner’s extensive experience in government affairs, global business, and strategy supports his re-election to our Board.

Independent Age: 67 Director Since: 2019 Committees: •Executive Compensation & Talent Development •Safety, Sustainability, Operations & Capital (Chair)
HOLLY A. VAN DEURSEN
Ms. Van Deursen served as Group Vice President, Petrochemicals, at BP plc, a global provider of heat, light and mobility products and services. She joined the company in 1989 and held various senior executive management roles before retiring as a member of the top-forty executive management team in 2005. Ms. Van Deursen has twenty-five years of experience in the chemical, oil, and energy industries, including various engineering, manufacturing, and product development roles for Dow Corning Corporation, a chemical and plastics manufacturer and supplier.
Attributes and Skills:
Ms. Van Deursen brings extensive experience to our Board in the chemical, industrial, and contract manufacturing sectors, including from her previous service as a director for companies in oilfield services and diversified industrial and packaging sectors. Ms. Van Deursen’s experience across sectors as well as her service in executive roles in business management, business development, and mergers & acquisitions in the U.S. and globally supports her re-election to our Board.
Other Public Company Directorships:
•Kimball Electronics Inc. (a global contract manufacturer of durable goods electronics serving a variety of industries), 2019 – current
•Synthomer plc (a global supplier of acrylic and vinyl emulsions and specialty polymers), 2018 – current
•Capstone Green Energy Corporation (a global producer of highly efficient, low-emission, resilient microturbine energy systems), Chair 2017 – 2020; director 2007 – 2021
•Enerpac Tool Group (formerly Actuant Corporation) (a diversified industrial company), 2008 – 2020

Independent Age: 60 Director Since: 2026 Committees: •Executive Compensation & Talent Development •Safety, Sustainability, Operations & Capital
MARK R. WIDMAR
Mr. Widmar has served as the Chief Executive Officer of First Solar since July 2016. He joined First Solar in April 2011 as Chief Financial Officer and also served as First Solar’s Chief Accounting Officer from February 2012 through June 2015. Prior to joining First Solar, Mr. Widmar served as Chief Financial Officer of GrafTech International Ltd., a leading global manufacturer of advanced carbon and graphite materials, from May 2006 through March 2011. Prior to joining GrafTech, Mr. Widmar served as Corporate Controller of NCR Inc. from 2005 to 2006 and was a Business Unit Chief Financial Officer for NCR from November 2002 until 2006. He also served as a Division Controller at Dell, Inc. from August 2000 to November 2002. Mr. Widmar began his career in 1987 as an accountant with Ernst & Young.
Attributes and Skills:
Mr. Widmar has significant public company executive experience, having served in a number of senior level executive positions at global companies. His public company management and board experience, knowledge in the areas of global and emerging markets, geopolitics and government affairs, operations, supply chain, and executive compensation supports his re-election to our Board.
Other Public Company Directorships:
•First Solar, Inc. (a global provider of solar energy solutions), 2016 - present

Independent Age: 69 Director Since: 2015 Committees: •Executive Compensation & Talent Development •Governance & Public Policy (Chair)
ALEJANDRO D. WOLFF
Mr. Wolff served as Managing Director of Gryphon Partners LLC, a global advisory firm focused on frontier markets, from 2014 to 2016. Prior to Gryphon, he served as U.S. Ambassador to Chile from 2010 to 2013 and U.S. Ambassador to the United Nations from 2005 to 2010. Mr. Wolff has thirty-three years of service in the U.S. Department of State, including service in Algeria, Morocco, Chile, Cyprus, the U.S. Mission to the European Union in Brussels, and as Deputy Chief of Mission and Charge d’Affaires in France.
Attributes and Skills:
Mr. Wolff brings expertise in international political, economic, and commercial affairs to our Board. This expertise, as well as Mr. Wolff’s lithium industry experience (including his prior service on the board of directors for Rockwood Holdings, Inc.), supports his re-election to our Board.
Other Public Company Directorships:
•Frontier Group Holdings, Inc. (the holding company of Frontier Airlines, an ultra-low cost airline), 2019 – current
•PG&E Corporation / Pacific Gas & Electric Company (a holding company of natural gas / electric energy utility company), 2019 – 2020
•Versum Materials, Inc. (an electronic materials company), 2016 – 2019

CORPORATE GOVERNANCE
The Company is committed to strong corporate governance and active oversight, which helps us compete more effectively, sustain our success, and build long-term shareholder value. The Company is governed by a Board and Committees of the Board that meet throughout the year. Directors discharge their responsibilities at Board and Committee meetings and through ongoing communication with one another and management.
Governance is a continuing focus at the Company, starting with the Board and extending to management and all employees. The Board reviews the Company’s policies, financial results and business strategies, and advises the CEO and other executive officers who manage the Company’s businesses. On a regular basis throughout the year, the Board actively oversees and reviews the Company’s strategic plans.
Our Board of Directors has adopted Corporate Governance Guidelines to provide a framework for the effective governance of the Company. The Corporate Governance Guidelines and other corporate governance policies, principles, and procedures are reviewed regularly and updated as appropriate. A copy of our Corporate Governance Guidelines, which includes the definition of independence adopted by the Board, our Code of Conduct, and the charters of our various Committees are available on our website at www.albemarle.com (See Investors/Governance/Corporate Governance) or in print to any shareholder who makes a request to our Investor Relations department at invest@albemarle.com.

Shareholders and other interested persons may contact the Chair of the Governance & Public Policy Committee or the non-employee members of the Board as a group through the method described under “How do I communicate with the Board of Directors?” in the “Questions and Answers about this Proxy Statement and the Annual Meeting” beginning on page 108 of this Proxy Statement.
Process for Selecting Directors
The Governance & Public Policy Committee is responsible for identifying qualified candidates for nomination by the full Board. In carrying out this responsibility, the Governance & Public Policy Committee may consider recommendations made by members of the Board of Directors, management, shareholders, and others, including professional search firms.The Company’s Bylaws provide that the size of the Board may range from 7 to 13 members, allowing the Board to determine its optimal size.
The Governance & Public Policy Committee identifies and evaluates all director candidates in accordance with the director qualification standards described in the Company's Corporate Governance Guidelines. The Board benefits from the diversity of its members and their collective knowledge across key areas, including accounting and finance; management and leadership; vision and strategy; business operations; business judgment; crisis management; risk assessment and management; industry knowledge; corporate governance; environment, social impact and sustainability; technology; and global markets. The Governance & Public Policy Committee aims to balance these factors through its ongoing consideration of Directors and nominees, as well as its annual self-evaluation process.
In evaluating a candidate’s qualifications to serve as a member of the Board, the Governance & Public Policy Committee considers the background and expertise of such candidate as well as the background and expertise of the Board as a whole. Relevant factors include the current composition of the Board, the balance of management and independent Directors, diversity of background and experiences, the need for financial expertise or other skills, and a demonstrated approach to corporate purpose and accountability consistent with the Company's core values. The Governance & Public Policy Committee also considers a candidate’s ethical standards, past achievements, professionalism, collegiality and availability to serve in light of other commitments. When particular needs are identified, a search is initiated with sufficient time for adequate research and deliberation.

When considering a Director standing for re-election, in addition to the attributes described above, the Governance & Public Policy Committee considers that individual’s continuing contributions and future commitment to the Company. The Governance & Public Policy Committee evaluates the totality of the merits of each prospective nominee and does not restrict itself by establishing minimum qualifications or attributes. The Governance & Public Policy Committee is committed to effective succession planning and refreshment for our Board of Directors, including having honest conversations with existing Directors as may be deemed necessary.
After evaluating potential Director nominees, the Governance & Public Policy Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated. The Board determines the nominees after considering the recommendation. The Committee applies the same evaluation process to all prospective Director nominees, regardless of how the candidate was identified for consideration.
Director Candidate Recommendations and Nominations by Shareholders
Our Bylaws provide for proxy access. A shareholder or group of up to 20 shareholders that has owned continuously for at least three years shares of Albemarle stock representing an aggregate of at least 3% of our outstanding shares, may nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Board, provided that the shareholder(s) and nominee(s) satisfy the applicable requirements.
Shareholders who wish to nominate directors for inclusion in our proxy statement must do so in accordance with the procedures in our Bylaws, as described in “Shareholder Proposals” on page 115 of this Proxy Statement. In addition, any shareholder entitled to vote for the election of directors may nominate persons for election to the Board of Directors if such shareholder complies with the procedures set forth in our Bylaws, as summarized in “Shareholder Proposals” on page 115 of this Proxy Statement. Copies of the Company’s Bylaws are available at no charge in the Company’s public filings with the SEC or from the Secretary of the Company.
Shareholders who wish to recommend candidates for consideration should send their recommendations to the attention of the Chair of the Governance & Public Policy Committee, c/o Corporate Secretary, Albemarle Corporation at 4250 Congress Street, Ste. 900, Charlotte, North Carolina, 28209. The Governance & Public Policy Committee will consider director candidates recommended by shareholders in accordance with the criteria for director selection described in our Corporate Governance Guidelines.
The Governance & Public Policy Committee did not receive any Board of Directors candidate recommendations from any shareholders in connection with the 2026 Annual Meeting.
Director Independence
The Board has affirmatively determined that Directors Brlas, Collins, Cramer, Minor, O'Connell, Steiner, Van Deursen, Widmar, and Wolff are each “independent” as that term is defined in the New York Stock Exchange (“NYSE”) listing standards and our Corporate Governance Guidelines.
In order for a Director or nominee to be considered “independent” by the Board, they must (i) be free of any relationship that, applying the rules of the NYSE, would preclude a finding of independence and (ii) not have any material relationship (either directly or as a partner, shareholder, or officer of an organization) with us or any of our affiliates, or any of our executive officers or any of our affiliates’ executive officers. In evaluating the materiality of any such relationship, the Board takes into consideration whether disclosure of the relationship would be required by the proxy rules under the

Exchange Act. If disclosure of the relationship is required, the Board must make a determination that the relationship is not material as a prerequisite to finding that the Director or nominee is “independent.”
Director Continuing Education
Director continuing education is provided during portions of Board and Committee meetings and is focused on topics necessary to assist our Directors in fulfilling their duties, including regular reviews of compliance and corporate governance developments; business-specific learning opportunities; and briefing sessions on topics that present special risks and opportunities to the Company. We also provide our Directors with membership in the National Association of Corporate Directors and encourage them to attend periodic director continuing education programs. Typically, director education programs focus on issues and trends affecting directors of publicly-held companies. We offer reimbursement to our Directors for tuition and expenses associated with attending these programs.
Director Retirement Policy
Our Corporate Governance Guidelines provide that, in general, non-employee Directors should not stand for re-election in the year in which they reach 72 years of age.The Board has authority to grant exceptions to this limitation on a case-by-case basis. Mr. O'Brien attained the age of 72 in 2026, and, accordingly, is not nominated for re-election at this annual meeting. None of our other Directors will attain the age of 72 in 2026.
Attendance at Annual Meeting
As provided in our Corporate Governance Guidelines, We intend for all Directors to attend the annual meeting of shareholders each year, absent extenuating circumstances. In 2025, nine of ten Directors on our Board were in attendance at the Annual Meeting.

Board Meetings
The Board meets during the year to review significant developments affecting the Company and to act on matters requiring the Board’s approval. The Board may also hold special meetings between scheduled meetings when appropriate. During 2025, the Board held a total of seven meetings; each of the Directors attended at least 95% such meetings.
Meetings of Non-Employee Directors
Executive sessions of the non-employee members of the Board were held regularly in conjunction with scheduled meetings of the Board during 2025. Our Lead Independent Directors, Mr. O’Brien (through May 4, 2025) and Mr. Steiner (beginning May 5, 2025), presided at the executive sessions of the non-employee Directors held during the year.

Board and Committee Evaluations
Each year, the Board performs a full Board and Committee self-evaluation. The self-evaluation process described below is managed by the Corporate Secretary’s office with oversight by the Governance & Public Policy Committee.

1	Evaluation Questionnaires	• Provides a formal opportunity for Directors to reflect on and evaluate performance and operation of the Board and each of its Committees
• Solicits candid feedback from each Director regarding the effectiveness of the Board and each of its Committees
2	Individual Interviews	• LID has an in-depth conversation with each Director to discuss further individual feedback

3	Review of Feedback	• LID reviews self-evaluations and interview responses with Chairs of each Committee and with the Governance & Public Policy Committee
• LID reviews self-evaluations and interview responses with full Board in executive session
4	Use of Feedback	• Each Committee develops recommendations based on feedback
• The Governance & Public Policy Committee and LID identify areas for improvement for the full Board
• The Governance & Public Policy Committee uses the results of self-evaluations as part of the director nomination process for the next annual meeting.
The Governance & Public Policy Committee reviews the self-evaluation processes annually and develops any changes it deems necessary to maintain best practices.
Leadership Structure,and Oversight of Risk and Sustainability
Leadership Structure
The Governance & Public Policy Committee and the Board annually evaluate our Board leadership to ensure that the structure in place is appropriate for the Company at the time. Currently, our Board leadership structure consists of a Lead Independent Director ("LID"), a Chairman (who is also our CEO), and Committee chairs.
Based on the perspectives of the independent Directors, the views of our significant shareholders, practical experience at peer companies, and benchmarking and performance data, the Board continues to believe that having the same individual as both Chairman of the Board and CEO is in the best interests of the Company and its shareholders. The Board believes that this structure allows independent Board leadership and engagement while providing the benefit of having our CEO, the individual with primary responsibility for managing the Company’s day-to-day operations, chair regular Board meetings as key business and strategic issues are discussed. The Board believes that the Company will continue to benefit from the leadership experience of our LID, Mr. Steiner, and the strategic vision of our Chairman and CEO, Mr. Masters.
Lead Independent Director
Under our Corporate Governance Guidelines, when we have combined the positions of Chair/CEO, the LID will be elected annually by the independent Directors to perform the duties specified by the Board and outlined in the Lead Independent Director Profile.

Key LID Responsibilities
• Assist the Board in assuring effective governance	• Serve on the Executive Committee of the Board
• Call meetings and set agendas for executive sessions of the independent and non-management directors	• Chair Board meetings when the Chair/CEO is not present or when there is any potential conflict
• Ensure that the Board and its Committees function independently of management	• Retain advisors and consultants at the request of the independent Directors
• Confer with the Chair/CEO to develop schedules and agendas for Board and Committee meetings	• Act as a liaison among the independent Directors, the Chair/CEO, and senior leaders
• Confer with the Governance & Public Policy Committee Chair and the Chair/CEO as to Committee membership and Committee chairs	• Coordinate with the Governance & Public Policy Committee Chair and the Chair/CEO in the performance evaluation of the Board and Committees
• Coordinate with the Executive Compensation & Talent Development Committee chair in the performance evaluation of the Chair/CEO	• Evaluate and oversee with the Chair/CEO the quality, quantity, and timeliness of the information submitted by the Company’s management to the independent Directors
Risk Oversight
Our Board has broad oversight for the management of risks that could impact the Company's operations, reputation, and long-term value creation. In this role, the Board is responsible for ensuring that the risk-management processes designed and implemented by management are functioning as intended and that necessary steps are taken to foster a culture of prudent decision-making throughout the organization.
In order to maintain effective Board oversight across the entire enterprise, the Board delegates to individual Committees certain elements of its oversight function, as shown below. The Board receives regular updates from its Committees on individual risk categories, including strategy, reputation, operations, supply chain, environmental, people, technology, cybersecurity, investment, political, international, legislative, regulatory, and markets.

MANAGEMENT
Management is responsible for defining and operationalizing the Enterprise Risk Management ("ERM") program to align risk management practices with corporate objectives. These efforts are led by the Vice President of Risk Management, under the leadership of the General Counsel, who provides regular updates to the Board and its Committees regarding top risks and risk program effectiveness.

BOARD OF DIRECTORS
The full Board maintains a comprehensive view of the Company’s risk profile and management’s processes for assessing and managing risk. Annually, the Board reviews the results of the Enterprise Risk Assessment (“ERA”), which includes operational, financial, environmental, regulatory and strategic risks, to ensure appropriate risk management.
Board Committees are delegated specific risk oversight responsibilities for each of the top risks identified in the ERA, in alignment with their charters and areas of expertise:

Audit & Finance	Executive Compensation & Talent Development	Governance & Public Policy	Safety, Sustainability Operations & Capital
•Financial statement integrity •ERM •Business and financial resilience •Threats related to financial controls, climate change, supply chain disruptions, ethics and compliance and cybersecurity	•Human resources •Employee (including executive) compensation and benefits policies and programs	•Corporate Governance •Product stewardship •Public policy and regulatory updates •Philanthropic contributions	•Effectiveness of health, safety and environmental protection programs •Natural resource, health and safety, and community engagement sustainability initiatives •Responsible sourcing initiatives

Enterprise Risk Assessment
Each year, the ERM program facilitates an Enterprise Risk Assessment to systematically identify, evaluate, and prioritize the top risks facing the Company. This process engages stakeholders across all levels of the organization to provide a comprehensive view of potential challenges and culminates in a session with the full executive management team to align on top risks to the organization. The Audit & Finance Committee performs an annual review of the ERA process and validates overall risk program effectiveness. The outcomes of this assessment are presented to the full Board and each of the identified top risks receives dedicated visibility and attention during the following year at the Board and Committee level. In partnership with the ERM program, management-level risk owners create appropriate risk response strategies for each of the identified and validated top risks. This enables proactive risk management and alignment with our strategic objectives.
We believe the current leadership structure of the Board supports the risk oversight functions described above by providing independent leadership at the Committee level, with ultimate oversight by the full Board. This approach to risk oversight aligns with the Company's disclosure controls and procedures, which are designed to ensure that relevant information is gathered and reported to the Board and its Committees, as appropriate.
Sustainability Oversight
Our Board exercises overall governance of our sustainability program and its alignment to our operating model and our sustainability framework. Board Committees take the lead in discrete areas of oversight within their areas of responsibility. In addition, the Safety, Sustainability, Operations & Capital Committee monitors progress on its assigned areas of sustainability initiatives on a quarterly basis. Each Committee shown below regularly reports to the Board on sustainability matters.

		Safety, Sustainability, Operations & Capital	Audit & Finance	Executive Compensation & Talent Development	Governance & Public Policy
	Energy, GHG Emissions & Climate	●
Natural Resource Management	Responsible Water Management	●
	Air Quality	●
	Circularity & Waste Minimization	●
	Health & Safety	●
People, Workplace & Community	Human Rights & Labor Practices			●
	Talent & Culture			●
	Local Community Engagement				●
Sustainable Value Creation	Ethics & Compliance		●
	Innovation		●
	Responsible Sourcing	●
	Regulatory & Product Stewardship				●

Human Capital Management
Governance
Our Board and our executive leadership team play key roles in setting our Human Capital Management strategy and driving accountability for meaningful progress. Our Chief People & Workplace Transformation Officer and the Executive Compensation & Talent Development Committee engage often on workforce-related topics, including talent management, human rights, succession planning, and employee feedback. Our Human Capital Management programs are supported by business leaders across the Company and are overseen and administered by our Human Resources function.
Albemarle is committed to the development, advancement, and engagement of all employees. Our inclusive approach enables us to leverage a broad set of skills, experiences, backgrounds, and perspectives to drive well-informed decisions, innovation and fair outcomes for our employees, customers, and the communities in which we live and serve.
Employee Engagement
Employee engagement is an indicator of employee well-being and commitment to the Company’s values, purpose, and business strategy. In 2025 our annual survey indicated continued high levels of engagement globally. Our response rate was 74%. Employee engagement was 78%,comparing favorably to a benchmark of 73% for the manufacturing industry. As part of our enterprise action plan for continuous improvement, we actively work to manage change through open and honest communication, effective collaboration, and opportunities for career advancement.
As a global company, we are committed to ensuring a workplace where all employees feel a sense of belonging. Albemarle remains committed to attracting, retaining, and developing employees from all backgrounds. Albemarle’s inclusion score in the most recent engagement survey was 75%, which is higher than the manufacturing benchmark of 71%. Employees who feel as though they belong are more comfortable sharing opinions, which leads to better decision making.
As part of our ongoing initiatives, employees and leadership are accountable for creating an environment that encourages, respects, and values the diverse views and contributions of our workforce. We strive for every employee to have the best experience of their career at Albemarle.
Learning and Development
Our global learning resources help our people collaborate, grow, and develop careers in a supportive, high-performing workplace. We promote agile careers and encourage our employees to develop their full potential by building technical skills and leadership capabilities. We invest in building leaders at all levels who can navigate transformation and lead change effectively.
In 2025, we launched a new series of leadership development programs, called “Learning in Motion,” for senior leaders across the globe. Sessions were focused on transformation, better ways of working, collaboration, accountability, and continuous learning. One hundred percent of our Strategy and Transformation Team leaders participated in these workshops, and over 50% of our next level down leaders participated in a pilot version of the program.

We also launched a new series of quarterly Values Week programs in 2025. Employees engaged in ongoing discussions, learning and sharing of examples of our core values both globally and within our regions. Participation in these sessions was some of the highest we’ve seen in our internal enterprise programs, reaching on average almost 1,000 employees per quarter.

Cybersecurity Oversight
The Audit & Finance Committee exercises oversight of information security matters and the Company’s cybersecurity program. The Company has implemented a comprehensive cybersecurity program based on the National Institute of Standards and Technology ("NIST") Cybersecurity Framework (“CSF”), which is managed by our Cybersecurity Director and is overseen by our Chief Information and Digital Transformation Officer. Our Chief Information and Digital Transformation Officer provides regular reports to the Audit & Finance Committee on cybersecurity related matters, including industry standards, the status of strategic initiatives, incident reporting, regulatory compliance, and emerging global cybersecurity threats — including those related to artificial intelligence. In addition, the full Board is updated on cybersecurity matters at least annually, and more frequently in the event of critical cybersecurity developments.
The Company's cybersecurity program incorporates a zero-trust architecture based on the principles of least privilege, least functionality, and network segmentation throughout the landscape using a layered approach. Specific team functions are utilized to constantly scan and monitor our environment for threats and vulnerabilities, and we operate a 24/7 security operations center supported by an in-house incident response team. There have been no cybersecurity incidents of material impact in the past three years.
We engage an independent global firm to conduct an annual cybersecurity assessment, and audit using the NIST CSF security standards. We also leverage external vendors to validate our security controls and procedures through periodic penetration tests. The Company maintains cybersecurity insurance consistent with industry practice.
Albemarle has implemented a global artificial intelligence policy to govern AI development, deployment, and monitoring, aligned to both NIST AI risk management and applicable legal standards. Information security training is conducted as part of our compliance program, with a mandatory training program provided to new employees, mandatory yearly security training for all staff, and regular phishing tests to raise awareness and response readiness.

Cybersecurity Governance Highlights
• Cybersecurity program is integrated into our overall enterprise risk management framework and factored into our long-term strategy and business continuity plans
• Cross-functional approach to addressing cybersecurity risk, with engagement among IT, Risk, Legal, Compliance, and Audit functions
• Comprehensive reporting to our Board by our Chief Information and Digital Transformation Officer on cybersecurity related matters
• We map the NIST CSF to corresponding legal, regulatory, and industry security practices, which guide our global policies and procedures to identify, protect, detect, respond, and recover from cybersecurity threats and incidents

• Security operations center and cybersecurity analysts who provide 24/7 network monitoring
• Detailed incident response plan specifying escalation and evaluation processes for cyber events
• Mandatory new hire and annual security training for all staff and regular phishing tests to raise awareness and response actions; Artificial Intelligence policy applicable to all employees
• We engage a third-party global firm to conduct an annual cyber assessment and audit using the CSF, and external vendors to validate our security controls and procedures through periodic penetration tests

Committees of the Board of Directors
The Board maintains four standing Committees: Audit & Finance; Executive Compensation & Talent Development; Governance & Public Policy; and Safety, Sustainability, Operations & Capital.2 In addition, the Board maintains an Executive Committee, composed of Messrs. Steiner and Masters. The primary responsibilities of each of the committees are set forth below, together with current membership and the number of meetings held in 2025. Committee charters can be found on the Company’s website at www.albemarle.com (see Investors/Governance/Corporate Governance/Governance Documents).
The Board has determined that all members of the standing committees are “independent” within the meaning of the listing standards of the NYSE and the independence standards of our Corporate Governance Guidelines. See “Director Independence” on page 16 of this Proxy Statement. In addition, directors who serve on the Audit & Finance and the Executive Compensation & Talent Development Committee meet additional, heightened independence and qualification criteria applicable to directors serving on these committees under the NYSE listing standards and applicable SEC rules.

Audit & Finance Committee	Current Members	Description
Glenda J. Minor (Chair)
The Committee oversees the following:
•Accounting and financial reporting and disclosure processes
•Audit of the Company’s financial statements, and
•Overall risk management and governance structure, including operations, financial controls, insurance, legal, regulatory and cybersecurity matters.
All members are financially literate. Mses. Brlas, Collins, and Minor are each audit committee experts as defined by the SEC.

M. Lauren Brlas
Meetings in 2025: 8	Michelle T. Collins
Ralf H. Cramer
James J. O'Brien
Attendance: Each member attended at least 88% of meetings held in 2025 during which time he or she was a member.	Gerald A. Steiner
Oversight of Independent Auditor
The Audit & Finance Committee appoints and evaluates the qualifications, independence, and performance of the Company's independent registered public accounting firm; approves the scope of audits performed by it and by the internal audit staff; and reviews the results of those audits. The Audit & Finance Committee also meets with management, the Company’s independent registered public accounting firm, and the internal audit staff to review audit and non-audit results, as well as financial, accounting, compliance, and internal control matters.
2 In May 2025, after consideration of Company needs, the Safety, Sustainability & Public Policy Committee was dissolved, with each of the former Nominating & Governance and Capital Investment Committees assuming certain of the responsibilities of the Safety, Sustainability & Public Policy Committee. In conjunction with this realignment, the Capital Investment Committee became the Safety, Sustainability, Operations & Capital Committee and the Nominating & Governance Committee became the Governance & Public Policy Committee.

Executive Compensation & Talent Development Committee	Current Members	Description
Diarmuid B. O'Connell (Chair)
The Committee oversees the following:
•Programs and practices related to talent and leadership
•Evaluation of the performance of and setting compensation for the CEO
•Compensation of executive officers and other key employees
•Administration of the equity-based and certain other compensation plans
•Management of potential risks for compensation plans, policies, and practices, and
•Strategies and policies related to human capital management.

For more information on the Committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis” beginning on page 32.

Holly A. Van Deursen
Mark R. Widmar
Alejandro D. Wolff
Meetings in 2025: 5 Attendance: Each member attended 100% of meetings held in 2025 during which time he or she was a member
Independence of the Executive Compensation Consultant
In performing its responsibilities with respect to executive compensation decisions, the Executive Compensation & Talent Development Committee receives information and support from the Company’s Human Resources department and retains Farient Advisors LLC (“Farient”) as its outside independent compensation consulting firm. Farient is a nationally recognized executive compensation consulting firm which the Committee retained to provide information concerning compensation paid by members of our compensation peer group and to assist in designing executive compensation plans.
The Executive Compensation & Talent Development Committee has concluded, based on the consideration of the factors specified in the SEC’s rules and the NYSE’s listing standards, that Farient is independent and does not have a conflict of interest in its engagement with the Executive Compensation & Talent Development Committee. In making this conclusion, the Executive Compensation & Talent Development Committee received written confirmation from Farient addressing these factors and supporting this determination.
For additional information with respect to the Executive Compensation & Talent Development Committee and the independent compensation consultant, please see “Compensation Discussion and Analysis” beginning on page 33 of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
No member of the Executive Compensation & Talent Development Committee was at any time an officer or employee of the Company, nor are any Executive Compensation & Talent Development Committee any members related to one another, any other Director, or any executive officer of the Company. No member of the Executive Compensation & Talent Development Committee has a relationship disclosed in the section titled “Certain Relationships and Related Transactions” on page 25 of this Proxy Statement. No executive officer of the Company served as a director or member of the compensation committee of another entity whose executive officer is a member of the Executive Compensation & Talent Development Committee, or the Company’s Board of Directors.

Governance & Public Policy Committee	Current Members	Description
Alejandro D. Wolff (Chair)
The Committee oversees the following:
•All matters related to Board and Company corporate governance
•The selection, qualification, and duties of members of the Board; CEO succession planning
•The annual evaluation of the Board’s performance
•Product stewardship programs, and

• Community engagement and the rights of Indigenous Peoples.

Meetings in 2025: 9	M. Lauren Brlas
Michelle T. Collins
Attendance: Each member attended 100% of meetings held in 2025 during which time he or she was a member	Glenda J. Minor
Diarmuid B. O'Connell
Gerald A. Steiner

Safety, Sustainability, Operations & Capital Committee	Current Members	Description
Holly A. Van Deursen (Chair)
The Committee oversees the following:
•Management's execution of major capital expenditure projects in support of the Company's strategic plans
•Critical path, cost, and risk oversight for capital projects
•Recommendations to the Board with respect to new major capital expenditures
•Management's efforts to enhance operational efficiency and effectiveness
•Health, safety and environment and sustainability programs and initiatives
•Emergency response and crisis communication plans
•Programs related to natural resource management, and
•Annual and long-term goals and targets for the Company’s environmental programs.

Ralf H. Cramer
James J. O'Brien
Mark R. Widmar
Meetings in 2025: 4 Attendance: Each member attended 100% of meetings held in 2025 during which time he or she was a member
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company has adopted a written Related Person Transaction Policy that applies:
•to any transaction or series of transactions in which the Company or a subsidiary is a participant;
•when the amount involved exceeds $120,000; and
•when a related party (a Director or executive officer of the Company, nominee for Director, or a holder of more than 5% of our common stock and any immediate family member of any such person) has a direct or indirect material interest (other than solely as a result of being a director or trustee or in any similar position or a less-than-10% beneficial owner of another entity).
This policy is administered by the Audit & Finance Committee or the disinterested members of the Board of Directors, which will consider relevant facts and circumstances in determining whether to approve or ratify such a transaction in accordance with the policy’s guidelines. The Audit & Finance Committee or Board will approve or ratify only those transactions that are, in its judgment, in the best interests of the Company and its shareholders and if the transaction is on arm’s length terms comparable to those that could be obtained with an unrelated third party, or if the transaction involves compensation approved by our Executive Compensation & Talent Development Committee. For purposes of determining whether a transaction is a related person transaction, the Audit & Finance Committee may rely upon Item 404 of Regulation S-K.
The Audit & Finance Committee was not presented with and the Company did not participate in, any related person transactions in 2025. No such related person transactions are currently proposed.

DIRECTOR COMPENSATION
Annual Compensation
Our Governance & Public Policy Committee reviews the compensation of our non-employee Directors periodically (generally every two years), which includes a market assessment and analysis by Farient, its independent compensation consultant. When appropriate, the Governance & Public Policy Committee recommends compensation changes to the Board. The Governance & Public Policy Committee recommended no changes to the compensation of our non-employee directors for fiscal year 2025.
Our non-employee Directors receive the following compensation:

COMPENSATION	ANNUALLY
Annual Cash Retainer	$120,000
Annual Equity Retainer	$170,000
Additional Cash Fees:
Lead Independent Director or Non-Executive Chair of the Board, as applicable	$50,000
Audit & Finance Committee Chair	$25,000
Executive Compensation & Talent Development Committee Chair	$20,000
Governance & Public Policy Committee Chair	$15,000
Safety, Sustainability, Operations & Capital Committee Chair	$15,000
Sustainability, Safety & Public Policy Committee Chair(1)	$15,000
(1) This Committee was dissolved in May 2025
We pay the annual cash retainer fee and any applicable additional cash fees to our Directors in equal quarterly installments. Cash compensation for a Director who has a partial quarter of service (due to beginning service on the Board or in a Board leadership role during the quarter) is prorated. Directors who depart mid-quarter are not required to return their quarterly compensation on a pro-rata basis. We do not pay meeting fees or additional compensation to Directors for special meetings.
We provide the annual equity retainer to Directors in the form of restricted common stock in accordance with the Albemarle Corporation 2023 Stock Compensation and Deferral Election Plan for Non-Employee Directors (the “2023 Directors Plan”). The number of shares of restricted common stock awarded is calculated by dividing the annual equity retainer by the closing price of the Company’s common stock on the date of grant and rounding up to the next 25 share increment. The annual equity grant of restricted common stock is made on the first trading day of July and is forfeitable until it vests (i) on the July 1st of the following year for Directors who completed their term of service or (ii) earlier upon the completion of their term of service for Directors not standing for reelection at the next annual meeting of shareholders. The equity grant amount for a new non-employee Director who joins the Board mid-year is prorated.
Our compensation program for non-employee Directors includes several key governance features. An independent compensation consultant, Farient, periodically analyzes our program against market data to help ensure our program remains competitive. A meaningful portion of the non-employee Directors’ overall compensation is provided in equity to align interests with those of our shareholders. Directors are also prohibited from short selling, hedging, or pledging company stock, and from engaging in transactions involving derivatives of our common stock. The Board believes that the fiscal 2025 compensation program for our non-employee Directors attracted, retained, and rewarded qualified non-employee Directors, and that it reflects both market practices and the demands placed on our Board.

Deferred Compensation
Under the 2023 Directors Plan,our non-employee Directors may defer all or part of their cash fees into a deferred cash account. Deferred cash compensation is credited with earnings and losses based on the experience of investment options under the 2023 Directors Plan.
The 2023 Directors Plan also allows non-employee Directors to defer all or part of their stock compensation into a deferred phantom stock account. Phantom shares receive dividend equivalents, which are equal in value to the dividends paid on our common stock. The dividend equivalents credited to the account are then reinvested in the form of additional phantom shares.
Deferred cash accounts and phantom stock accounts are unfunded and maintained for record-keeping purposes only. Distributions under the 2023 Directors Plan will generally be paid in a lump sum unless the participant specifies installment payments over a period up to ten years.
For 2025, Ms. Van Deursen elected to defer 100% of her stock compensation into her deferred phantom stock account and to defer 100% of her cash compensation into her deferred cash account. Ms. Minor and Messrs. Widmar and Wolff elected to defer 100% of their stock compensation into their deferred phantom stock accounts.
Other Benefits and Perquisites
Non-employee Directors are eligible for certain other benefits:
•Matching Gifts Program: The Albemarle Foundation will make matching donations for qualified charitable contributions for any non-employee Director up to a total of $4,000 per year.
~~•~~Training and Development: We reimburse non-employee Directors for expenses associated with Director training and development.
•Travel Reimbursements: We reimburse non-employee Directors for expenses associated with attending Board and Committee meetings and assisting with other Company business.

Director Compensation Table
The following table presents information relating to the compensation earned by our non-employee Directors who served during the fiscal year ended December 31, 2025. Mr. Masters, as an employee Director, does not receive compensation from the Company in his capacity as a Director.

Director Compensation Table
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
M. Lauren Brlas	$132,500	$171,403	$4,000	$307,903
Ralf H. Cramer	$120,000	$171,403	$—	$291,403
Glenda J. Minor	$132,500	$171,403	$3,000	$306,903
James J. O'Brien	$152,500	$171,403	$—	$323,903
Diarmuid B. O'Connell	$130,000	$171,403	$—	$301,403
Dean L. Seavers	$127,500	$171,403	$—	$298,903
Gerald A. Steiner	$152,500	$171,403	$—	$323,903
Holly A. Van Deursen	$127,500	$171,403	$3,000	$301,903
Alejandro D. Wolff	$137,500	$171,403	$—	$308,903
___________________________________________________
(1)Amounts shown include fees that have been deferred at the election of the Director under the 2023 Directors Plan. Amounts reflect proration for partial quarter of service due to beginning service on the Board or in a Board leadership role during the quarter.
(2)Amounts shown represent the aggregate grant date fair value of stock awards granted in Fiscal Year 2025 in accordance with FASB ASC Topic 718. On July 1, 2025, each then serving non-employee Director received 2,725 shares of restricted common stock (some of which were deferred by certain Directors) for their service as a Director. In accordance with the 2023 Directors Plan, non-employee Directors received shares of restricted common stock (some of which were deferred by certain Directors) equal to $170,000 divided by the closing price per share of common stock on July 1, 2025, which was $62.90, rounded up to the next 25-share increment. The amounts set forth above reflect the grant date fair value under accounting guidance for these awards and may be different from the actual value that will be realized by each Director. Other than Dean L. Seavers, each non-employee Director held these 2,725 shares of restricted common stock (some of which were deferred by certain Directors) as of December 31, 2025, and held no other unvested equity or stock options as of such date. Dean L. Seavers resigned from the Board effective December 12, 2025. Pursuant to the terms of the 2023 Directors Plan, upon the departure of Mr. Seavers from the Board, the 2,725 shares of restricted common stock and any dividend equivalent units were forfeited. His cash compensation was unaffected as he had already received full payment for the 2025 fiscal year and served for all but 18 days.
(3)Represents matching donations for qualified charitable contributions through the Albemarle Foundation Matching Gifts Program.
Non-Employee Director Share Ownership Guidelines
We maintain stock ownership guidelines to further align the interests of our non-employee Directors with our shareholders. Non-employee Directors are expected to achieve share ownership in the amounts set forth in the table below within five years of being appointed to the Board. Each non-employee Director was in compliance with these requirements (subject to the five-year phase-in period) as of the record date, March 11, 2026.

Target Value
Non-Employee Directors	5x annual cash retainer
In order to help ensure robust share ownership, non-employee Directors are required to hold at least 50% of their shares vesting in any twelve-month period until they meet their target value and are deemed to be in compliance with the guidelines if they sell no more than that amount. Vested stock and phantom stock are counted at full value and unvested stock, stock units, and phantom stock are counted at 60% of fair market value when calculating target value.

SHARE OWNERSHIP
Principal Shareholders
The following table provides certain information about each person or entity known to us to be the beneficial owner of more than 5% of the issued and outstanding shares of our common stock.

Name and Address of Beneficial Owners	Number of Shares		Percent of Class*
The Vanguard Group
100 Vanguard Boulevard, Malvern, PA 19355	14,083,522	(1)	12.0%
Capital World Investors
333 South Hope Street, 55th Floor, Los Angeles, CA 90071	10,096,575	(2)	8.6%
BlackRock, Inc.
50 Hudson Yards, New York, NY 10001	9,694,388	(3)	8.2%
___________________________________________________
*    Ownership percentages set forth in this column are based on the assumption that each of the principal shareholders continued to own, as of the record date, the number of shares reflected in the table. Calculated based upon [117,650,568] shares of common stock outstanding as of the record date, March 11, 2026.
(1)Based solely on the information contained in the Schedule 13G Amendment filed by the Vanguard Group (“Vanguard”) with the SEC on February 13, 2024. The report states that Vanguard has aggregate beneficial ownership of 14,083,522 shares of common stock, including shared voting power over 148,789 shares of common stock, sole dispositive power over 13,586,522 shares of common stock and shared dispositive power over 496,970 shares of common stock.
(2)Based solely on the information contained in the Schedule 13G Amendment filed by Capital World Investors (“CWI”) with the SEC on August 4, 2025. The report states that CWI has aggregate beneficial ownership of 10,096,575 shares of common stock, including sole voting power and sole dispositive power over all such shares of common stock.
(3)Based solely on the information contained in the Schedule 13G Amendment filed by BlackRock, Inc. (“BlackRock”) with the SEC on April 17, 2025. The report states that BlackRock has aggregate beneficial ownership of 9,694,388 shares of common stock, including sole voting power over 8,970,063 shares of common stock and sole dispositive power over 9,694,388 shares of common stock.

Directors and Executive Officers
The following table sets forth as of March 11, 2026, the beneficial ownership of common stock by each Director of the Company, the NEOs listed in the Summary Compensation Table and all Directors and executive officers of the Company as a group.3

Name of Beneficial Owner or Number of Persons in the Group	Number of Shares Beneficially Owned(1)		Percent of Class	Phantom Shares Without Voting or Investment Power(2)
Melissa Anderson	12,834	(3)	*	—
M. Lauren Brlas	10,178		*	—
Michelle T. Collins	—		*	—
Ralf H. Cramer	3,256		*	—
J. Kent Masters	316,435		*	—
Glenda J. Minor	5,893		*	4,346
Mark Mummert	5,609		*	—
Eric W. Norris	72,888		*	—
James J. O’Brien	8,085		*	15,852
Diarmuid B. O'Connell	8,233		*	—
Neal R. Sheorey	2,342		*	—
Gerald A. Steiner	11,946		*	9,627
Holly A. Van Deursen	1,650		*	8,758
Mark R. Widmar	—		*	325
Alejandro D. Wolff	12,986		*	6,326
All directors and executive officers as a group (19 persons)	494,028	(3)	*	45,234
___________________________________________________
*    Indicates beneficial ownership of less than 1% of common stock. Calculated based upon [117,650,568] shares of common stock outstanding as of March 11, 2026 and assuming vesting or exercise of such holder’s stock awards and options that vest, or are or become, exercisable within 60 days of March 11, 2026, as the case may be, for purposes of calculating the total number of shares outstanding, but not the conversion or exercise of securities held by third parties.
(1)The amounts in this column include only vested RSU, PSU, and option shares. Further, the amounts in this column include the following shares of common stock with respect to which certain persons had the right to acquire beneficial ownership within 60 days of March 11, 2026: Mr. Masters 204,257 options; Mr. Norris 36,081 options; and Ms. Anderson 11,329 options.
(2)The amounts in this column reflect phantom shares held in a person's deferred stock account and represent an equivalent number of shares of common stock. Although such shares are not “beneficially owned” as defined under SEC rules, we believe that inclusion of such shares gives our shareholders important additional information regarding the shareholdings of our Directors.
(3)Includes 179 shares held in the Albemarle Savings Plan for Ms. Anderson and 12,755 shares held in the Albemarle Savings Plan for an executive officer who is not an NEO.
3 Albemarle's Form 4 filings include both vested equity as well as unvested RSUs. The beneficial ownership totals above do not include any unvested equity.

DELINQUENT SECTION 16(a) REPORTS
Based solely on our review of the forms filed with the U.S. Securities and Exchange Commission (the "SEC") under Section 16(a) of the Exchange Act and other information furnished to us, we believe that our Directors, officers and beneficial owners of greater than 10% of common stock were compliant with applicable filing requirements in 2025, except that, due to an administrative error, Mr. Wolff filed a late Form 4 reporting approximately six de minimus dividend reinvestment transactions.

PROPOSAL 2 – ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION
The Board is committed to excellence in governance and recognizes our shareholders’ interest in our executive compensation program. As a part of that commitment and in accordance with SEC rules, our shareholders are being asked to approve a nonbinding advisory resolution on the compensation of our named executive officers ("NEOs") for 2025, as reported in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to endorse or not endorse our 2025 NEOs compensation program and policies for our NEOs.
Our compensation philosophy and policies are described in the “Compensation Discussion and Analysis” section and the accompanying tables (including all footnotes) and narrative, beginning on page 33 of this Proxy Statement. At our 2025 Annual Meeting of shareholders, we conducted our Say-on-Pay vote regarding our 2024 NEO compensation program. Approximately 69% of the shares voted on the Say-on-Pay vote were cast in favor of the vote. In response to this outcome, we conducted an extensive outreach campaign to speak directly with a number of our shareholders. After gathering feedback from our shareholders, we made a number of changes to our executive compensation program. Our outreach campaign, as well as the related changes to our executive compensation program, are described in more detail below in the Compensation Discussion and Analysis.
This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and practices relating to our NEOs. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our NEOs. Because your vote is advisory, it will not be binding upon the Board. The Board and the Executive Compensation & Talent Development Committee will, however, as they have done in prior years, take into account the outcome of the “Say-on-Pay” vote when considering future compensation arrangements. Consistent with the preference expressed by our shareholders, we currently hold a “Say-on-Pay” vote annually, and the next vote will occur at our 2027 Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY'S NEOs:
“RESOLVED, that the Company’s shareholders APPROVE, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we describe the material components of the 2025 compensation program for the named executive officers (“NEOs”) listed below, whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement. We also provide an overview of our executive compensation philosophy. In addition, we explain how and why the Executive Compensation & Talent Development Committee of the Board (the “Committee”) arrived at the compensation decisions involving our NEOs.
A Letter from the Executive Compensation & Talent Development Committee
Dear Fellow Shareholders,
In 2025, Albemarle maintained its disciplined execution and portfolio management priorities to stay competitive and agile while delivering for our shareholders. Amid a challenging end‑market and operating environment, particularly in the global lithium industry, over the past two years the leadership team took decisive action to preserve Albemarle’s industry‑leading position despite significant market volatility. Thanks to these focused, disciplined cost and cash‑management and operational measures, we are pleased to have delivered strong operating and free cash flow for 2025, supported by our streamlined organizational structure.
We are strengthened by our financial discipline, culture of continuous improvement and resilience, geographically diverse assets and global footprint, as well as the recent closing of the sale of our controlling stake in Ketjen Corporation and sale of our interest in the Eurecat joint venture. We believe we are well-positioned to continue our focus on our core businesses – Energy Storage and Specialties – and to maintain our commitment to cost discipline and to delivering shareholder returns.
In line with these results, the 2025 annual incentive plan paid out at 151.5% of target, reflecting our strong adjusted EBITDA and Operating Cash Flow Conversion Rate performance for the year. The 2023-2025 long-term incentive plan paid out at 90.1% of target for Relative Total Shareholder Return ("rTSR") PSUs and 0% for adjusted Return on Invested Capital ("adjusted ROIC") PSUs, which the Committee views as appropriate to ensure strong accountability and alignment with our shareholder experience.
The Board and Committee regularly solicit key shareholder feedback to inform the ongoing evolution of our compensation and governance practices. Prior to and following the 2025 Say-on-Pay vote, which received support below the prior year, the Committee initiated an expanded shareholder engagement outreach effort to better understand investor priorities and preferences regarding our executive compensation program. In response to feedback received, the Committee has implemented several changes to the fiscal 2026 compensation program design and enhanced this year’s proxy disclosure as follows:
Fiscal 2026 Compensation Program Changes:
•Updated Albemarle’s compensation peer group for fiscal 2026 compensation decisions to more closely align with our operating size;
•Rebalanced equity mix to 60% target PSUs / 40% RSUs, instead of 50% target PSUs / 25% RSUs / 25% Stock Options, to increase the portion of pay directly linked to pre-set performance targets;
•Raised the relative TSR target performance level from the median to the 55th percentile of the performance peer group to strengthen the PSU plan rigor; and

•Removed the individual component in the annual incentive plan for executive officers to drive greater team alignment around Company goals and improve payout transparency.
Compensation Disclosure Enhancements:
•Disclosed forward-looking goals for 2025 PSUs to enhance transparency around the rigor of our long-term performance hurdles; and
•Enhanced disclosure of individual performance considerations that informed the 2025 annual incentive plan payouts.
For additional details on the Committee’s engagement effort and responsiveness actions, please see the ‘Shareholder Engagement’ section of the Compensation Discussion and Analysis section that follows.
Critical to our ability to continue executing our cost-optimizing growth strategy are the continued commitment and contributions of our highly-qualified leadership team, who are equipped with the right expertise to guide Albemarle through industry cycles and broader macroeconomic shifts. The Committee continuously seeks to balance our business priorities while ensuring our compensation program remains competitive, performance-based and shareholder-aligned, regardless of the positive benefits or negative impacts of the larger pricing environment.
On behalf of the Committee, we appreciate your continued engagement as we work to enhance our executive compensation program to align with shareholder interests and Albemarle’s long-term growth strategy. We respectfully request your vote in support of the 2025 advisory resolution to approve named executive officer compensation.

Executive Compensation & Talent Development Committee

Diarmuid B. O'Connell, Chair
Holly A. Van Deursen
Alejandro D. Wolff
Mark R. Widmar
2025 NAMED EXECUTIVE OFFICERS
For the purposes of this CD&A, the Summary Compensation Table and other tables set forth in this Proxy Statement, our NEOs for the 2025 fiscal year are:

NAME	PRINCIPAL POSITION
J. Kent Masters, Jr.	Chairman and Chief Executive Officer
Neal R. Sheorey	Executive Vice President and Chief Financial Officer
Melissa H. Anderson	Executive Vice President, Chief Business Transformation Officer
Mark R. Mummert	Executive Vice President, Chief Operations Officer
Eric W. Norris	Executive Vice President, Chief Commercial Officer
Netha N. Johnson, Jr.	Former Executive Vice President, Chief Operations Officer
Note:    Mr. Johnson separated from Albemarle effective August 10, 2025.

CD&A HIGHLIGHTS

Company Overview	2025 Financial and Operational Performance
2025 Compensation Program Highlights	Market Alignment, Risk Profile and Incentive Plan Design
Shareholder Engagement	2025 Say-on-Pay Vote and Shareholder Engagement
Executive Compensation Framework	Compensation Philosophy and Principles and Pay for Performance Alignment
Executive Compensation Management	Roles in Determining Executive Compensation, How We Use Market Data and the Compensation Risk Assessment
2025 Compensation Decisions and Outcomes	2025 Base Salaries, Annual Incentive Plan and Long-Term Incentive Plan Decisions and Outcomes
Other Compensation and Personal Benefits	Other Compensation Policies and Guidelines
COMPANY OVERVIEW
Albemarle is an innovative and competitive company powered by world-class resources and the expertise to win in attractive markets. We are a world leader in transforming essential resources into critical ingredients for mobility, energy, connectivity, and health. With a driving purpose to enable a more resilient world, we strategically partner with companies, governments, and communities to pioneer new ways to move, power, connect, and protect. The end markets we serve include grid storage, automotive, defense, aerospace, conventional energy, electronics, construction, agriculture and food, pharmaceuticals, and medical devices. We believe that Albemarle's world-class resources with reliable and consistent supply, its leading process chemistry, high-impact innovation, customer centricity, and focus on people and planet will enable us to maintain a leading position in the industries in which we operate. As of December 31, 2025, Albemarle served approximately 1,900 customers in roughly 70 countries.
FISCAL 2025 PERFORMANCE HIGHLIGHTS
Lithium Pricing Market Environment
As one of the largest lithium producers, Albemarle’s stock price is highly correlated with lithium prices and has been disproportionately affected by the sharp two-year decline, compared to the broader specialty chemicals sector. The chart below illustrates the correlation between Albemarle’s share price and the Lithium Carbonate Price through the last three-year down cycle and the market improvement in late 2025.

*Lithium Carbonate China DEL Spot Index Price; Source: Shanghai Metals Market (SMM)
Lithium is becoming a more mature industry, with pricing being more strongly influenced by market and geopolitical dynamics. Our incentive programs are designed to incentivize management based on what they can control, while mitigating some of the impact of fluctuations in market lithium prices on their incentive plans. The Committee strives to align payouts and pay program design with actual management contributions and performance, regardless of outsized positive or negative end market pricing environment impacts.
Throughout 2025, the management team took decisive action to implement cost and productivity improvements across the business, while focusing on maintaining competitiveness through variable market pricing cycles. As a result of these focused initiatives and disciplined cash management, the Company was well positioned to capitalize on its lower cost structure, both as lithium prices remained depressed and as lithium markets began to recover in late 2025. To achieve this, we prioritized several key initiatives, including:
•Reducing costs and improving our operations efficiency;
•Reducing capital expenditures, including smarter approaches in sustaining capital without compromising safety or productivity;
•Focusing on operating cash flow conversion and free cash flow improvements;
•Optimizing our operations with our joint venture partners, especially in our conversion network; and
•Enhancing our overall financial flexibility.
We encourage shareholders to review management’s actions (see page 1 of this Proxy Statement) for additional details about our operational initiatives and programs implemented to help mitigate the impact of pricing pressures.

2025 Financial and Operational Performance Results4
Strong operational execution in 2025 delivered net sales of $5.1B with sales volume up 12% and gains in all segments. Adjusted EBITDA of $1.1B exceeded plan, supported by cost reductions and productivity improvements. We delivered significant operating cash flow of $1.3B, supported by working capital reductions and a customer prepayment. The high operating cash flow combined with lower capital spending levels delivered $692M of free cash flow.

$5.1B	$1.1B	$1.3B	$0.7B
Net Sales	Adjusted EBITDA	Cash from Operations	Free Cash Flow

Optimizing Conversion Network

- Record annual production from integrated conversion network
- FY 2025 Energy Storage sales volume growth of ≥14%
- Placed Chengdu facility into care and maintenance

Improving Costs and Efficiency

- Delivered ~$450M of cost and productivity improvements
- Delivered >100% Adj. EBITDA to operating cash flow conversion

Reducing Capital Expenditures

- Reduced FY 2025 CAPEX to $590M, down 65% year over year
- Prioritized permitting and dewatering activities at Kings Mountain Mine

Enhancing Financial Flexibility

- Achieved FY 2025 FCF of $692M
- Announced asset sales with expected combined pre-tax cash proceeds of approximately $660M
- Established an accounts receivable factoring program

4 Please refer to the reconciliation of non‑GAAP financial measures to the corresponding GAAP measures as presented in Exhibit C of this document. These reconciliations, which appear in the section titled ‘Reconciliation of Non‑GAAP Financial Measures,’ should be reviewed when considering the financial information summarized in this Proxy Statement.

2025 COMPENSATION PROGRAM HIGHLIGHTS
Market-Aligned, Predominantly At-Risk Target Compensation Opportunities
The Committee, with input from its independent compensation consultant, sets target pay within the competitive market ranges based on peer group benchmarks and market surveys. Consistent with our compensation principles, NEOs are primarily rewarded through performance-based cash and equity incentives that align pay with strategic priorities and shareholder interests. As shown in the chart below, in 2025, at-risk, variable compensation represented approximately 90% of target pay opportunities for the CEO and an average of 80% for other current NEOs (Messrs. Sheorey, Norris, and Mummert and Ms. Anderson).
Target pay for our executives encompasses annual base salary, target cash bonus opportunity, stock closing price at the grant date for RSUs and target PSUs, and the Black-Scholes value for Stock Options at the grant date. Target pay represents the pay decisions made by the Committee in February 2025 for each of the NEOs.
Incentive Plan Payouts Aligned with Performance
Consistent with our strong financial and operational performance results, the incentive plan payouts were aligned with shareholder experience over the corresponding performance periods.

2025 Annual Bonus Plan
Performance under our 2025 Annual Incentive Plan included achievement of adjusted EBITDA at 115% of the target performance goal and Operating Cash Flow Conversion Rate at 113% of the target performance goal. These strong results drove a total weighted payout of 151.5% of the target payout.

2023 PSUs (2023-2025 Performance Cycle)
2023 PSUs paid out at 90.1% of target for relative TSR and 0% of target for adjusted ROIC. 2023 total realized LTIP value represents approximately 27% of the original target value due to a combination of performance and stock price impact.

Given the cyclical nature of our business and pricing volatility, particularly in lithium markets, payouts are structured to avoid excessive declines from uncontrollable market headwinds and prevent excessive gains from commodity-driven upswings. The Committee prioritizes linking pay outcomes to the Company’s financial and TSR performance, while maintaining competitive target pay to attract and retain top talent, which remains a critical priority for driving business transformation and mitigating retention risk.
2025 SAY-ON-PAY VOTE AND SHAREHOLDER ENGAGEMENT
At the 2025 Annual Meeting of Shareholders, approximately 69% of our shareholders who voted cast a favorable vote for our Say-on-Pay proposal. The Board and the Committee view shareholder feedback as essential to ensuring that Albemarle’s compensation program aligns with our strategic priorities and investor expectations.
To better understand shareholder sentiment in 2025, independent Board members, including the Lead Independent Director and independent members of the Committee, engaged in expanded outreach both in the weeks leading up to the 2025 Annual Meeting in the Spring and during off-season engagement in the Fall.
Spring 2025: In-Season Shareholder Engagement

Invited 45 institutional investors, representing 66% of our outstanding shares[1] to meet with our engagement team	Met with 13 institutional investors, representing 37% of our outstanding shares[2]
Meeting Participants •Lead Independent Director •Chair of the Executive Compensation & Talent Development Committee and Chair of the Governance & Public Policy Committee
Key Themes of Feedback
1) Pay and performance alignment
2) Rigor of the relative TSR metric
3) Disclosure of forward-looking LTIP goals and transparency around individual performance considerations under the annual incentive plan

1 Based on public filings for 2nd quarter-end 2024
2 Based on public filings for 1st quarter-end 2025
The initial shareholder feedback obtained in the Spring of 2025 informed the Committee’s preliminary responsiveness actions, which were presented to shareholders during the expanded Fall 2025 off-season engagement for further input and refinement.

Fall 2025: Off-Season Shareholder Engagement

Invited 75 institutional investors, representing 78% of our outstanding shares[1] to meet with our engagement team
Met with 9 institutional investors, representing 27% of our outstanding shares[2]; many investors declined to engage, indicating they had no outstanding issues to discuss
Engaged with two leading proxy advisory firms: ISS and Glass Lewis

Meeting Participants •Lead Independent Director •Independent members of the Executive Compensation and Talent Development Committee
Key Themes of Feedback
1) Shareholders who engaged with us expressed an understanding of the challenging lithium market environment Albemarle is navigating, while balancing retention of key executives and incentivizing shareholder value creation through the cyclical market environment
2) Complemented and supported the Board’s preliminary responsiveness actions developed based on the Spring 2025 engagement effort
3) Reaffirmed that planned changes to the compensation program were supported.

1 Based on public filings for 2nd quarter-end 2024
2 Based on public filings for 1st quarter-end 2025
Our shareholders had a broad range of diverse perspectives on our executive compensation program and individual incentive plan elements, with the key themes of shareholder feedback and corresponding responsiveness actions summarized below.

Key Themes Heard	How the Committee Addressed
Pay and Performance Alignment Shareholders encouraged the Committee to continue ensuring that pay remains appropriately aligned with performance and shareholder experience
Fiscal 2025 Compensation Alignment
Throughout our off-season engagement discussions, most shareholders who met with us appreciated alignment of realized pay as being reflective of shareholder experience.
The Committee believes CEO compensation in fiscal 2025 was closely aligned with our performance and shareholder experience
•2025 Annual Incentive Plan paid out at 151.5% of target payout, reflecting our strong adjusted EBITDA and Operating Cash Flow Conversion Rate performance
•Fiscal 2023 PSUs associated with the 2023-2025 performance period paid out at 90.1% of target for rTSR PSUs and 0% for adjusted ROIC PSUs, demonstrating alignment with shareholder experience over the applicable three-year period
Pay-for-Performance 2026 Compensation Program Enhancements
•In response to shareholder feedback, the Committee approved a revised compensation peer group to better reflect Albemarle’s company size based on revenue and market cap. Changes include removing Dow Inc. (DOW) and Freeport-McMoRan Inc. (FCX) and adding Cabot (CBT), H.B. Fuller (FUL), Avient (AVNT) and Ashland (ASH)
•The Committee rebalanced equity mix by shifting to 60% target PSUs and 40% RSUs (from 50% target PSUs, 25% RSUs and 25% stock options) to strengthen the performance-based component of the long-term incentive plan tied to pre-set goals

2026 Rigor of the rTSR Metric Several of our shareholders expressed a preference for a relative TSR target to be set above the median performance	Increase the rigor of the rTSR metric •For 2026 PSUs rTSR target performance level increased from the 50th percentile to the 55th percentile
Greater transparency around performance goal disclosure
Some shareholders who engaged with us indicated an interest in seeing forward-looking LTIP goals and more granular disclosure around individual performance considerations under the Annual Incentive Plan

Enhanced 2025 CD&A disclosure
•Disclosed forward-looking goals for 2025 PSUs in this year's proxy disclosures, covering the 2025-2027 performance period
•Included expanded disclosure focused on individual performance considerations that informed the 2025 annual incentive plan payouts
Updated 2026 Annual Incentive Plan Design
•Removed the individual component in the annual incentive plan for executive officers starting in 2026 to drive team alignment around company goals and improve payout transparency

Throughout the CD&A disclosure, we incorporated a series of frequently asked questions raised by shareholders, addressing how specific elements of our incentive plans are designed, evaluated, and aligned with our Company’s performance. These additional disclosure highlights are intended to enhance clarity, provide greater transparency into our compensation decision-making process, and directly respond to the topics our investors indicated were important to their assessment of our compensation program.
We believe our compensation program changes and enhanced disclosure meaningfully address the shareholder feedback conveyed during two rounds of engagement on our executive compensation program. Our Board and Committee look forward to continuing the dialogue with our shareholders to ensure our executive compensation program effectively supports Albemarle’s long-term growth priorities and shareholder value creation.

Q: With CEO pay positioned above the median of the compensation peer group, why has the Board not decreased total direct compensation to better align with the peer group based on Albemarle’s lower revenue and market capitalization due to lithium price declines?
Mr. Masters' contract as a CEO was established at the beginning of 2023 at the end of a period in which absolute TSR for the prior year was above 200%, while relative TSR for the same period was at the top of the peer group (100th percentile). Since the contract was established, lithium prices have moved sharply downward, negatively impacting Albemarle's revenue, stock price, and total shareholder return. Management does not have control over lithium price movement and the volatile price decline has created a very challenging environment for Albemarle. As a result, the Board believed that shareholders would best be served if Mr. Masters were encouraged to successfully complete the full term of his employment agreement. Further, the Board felt that an attempt to change the terms of the agreement would have been potentially disruptive to management continuity and would have weakened Mr. Masters’ alignment with shareholder interests. Given Mr. Masters’ ten years on the Board and six years as CEO with Albemarle, an above median target pay level is appropriate for his level of experience and tenure.
Albemarle's 3-year TSR positions it at the 47th percentile of the 2023 peer group, its 2-year TSR at the 73rd percentile of the 2024 peer group, and its 1-year TSR at the 94th percentile of the 2025 peer group, demonstrating improved relative performance as it was navigating the low-price environment. Albemarle will use the compensation peer group adjusted for its lower revenue as its reference for determining total direct compensation for Mr. Masters' successor.
TSR is calculated using the difference between the 20-day average stock closing prices at the beginning of the performance period and the 20-day average stock closing price for 2025.

EXECUTIVE COMPENSATION FRAMEWORK
Purpose of our Executive Compensation Program
    Our executive compensation program is designed to attract and retain highly qualified executives, motivate our executives to achieve the Company's overall business objectives, and align our executives’ interests with those of the Company's shareholders. We achieve this through a set of underlying principles that inform the design and operation of our executive compensation program. We believe that our 2025 compensation practices demonstrated our commitment to these principles in the face of a challenging environment.
Executive Compensation Philosophy and Principles
The philosophy underlying our executive compensation program is to provide an attractive, flexible, and market-based total compensation program tied to performance and aligned with the interests of the Company's shareholders. Our compensation philosophy seeks to reward executives for achieving financial, stewardship, and other operational metrics and build long-term value for shareholders and other stakeholders. We follow several other principles when designing our executive compensation program, including:

Pay-for-Performance
•Set majority of compensation as variable and at-risk
•Ensure an appropriate balance between annual and long-term incentives commensurate with the executive's decision-making time horizon
•Tie incentives to performance against financial, operational, strategic, and individual goals
•Use quantifiable and measurable performance metrics that are clearly disclosed
•Provide significant upside potential and downside risk for superior and low performance
•Ensure management is incentivized to focus on what they can control, while muting the impact of changes in market lithium prices

Pay Benchmark
•Compare our compensation practices against appropriate peer companies to enable us to attract, retain, and motivate high-performing executives
•Utilize a competitive range around median against the compensation peer group as one factor for determining target compensation
•Evaluate factors including performance, scope of responsibilities, and impact on the Company's performance

Align Interests with our Stakeholders
•Reward long-term financial results that drive financial value creation through a balanced equity mix
•Operate meaningful share ownership guidelines
•Design programs that discourage unnecessary or excessive risk-taking
•Cap payout opportunities under the incentive plans
•Maintain a clawback policy that covers both time and performance-based awards made under our incentive plans

Maintain Strong Governance Practices
•No tax gross-ups (unless provided pursuant to our standard relocation plan)
•No single-trigger accelerated vesting upon a change-in-control
•No discounting, reloading, or re-pricing of share options without shareholder approval
•No guaranteed compensation or increases
•No excessive perquisites
•No dividends earned or paid on unvested RSUs or PSUs until such awards vest
•No strict targeting of compensation to a specific percentile of our compensation peer group
•No hedging, pledging, or short selling of Company stock

Key Elements of Compensation Focus on Performance
For each NEO, the Committee annually reviews and approves each component of compensation and the resulting total compensation. The Committee compares our executive compensation levels and practices to those of the compensation peer group and general market data to ascertain whether each NEO is appropriately positioned above or below the median to properly reflect various factors, such as performance, the scope and complexity of the position, skills and experience, contribution to the overall success of the Company, and applicable succession and retention considerations. The table below presents the components of compensation calculated using the same methodology as used in the “2025 Compensation Program Highlights” charts above.

		CEO	Other NEOs	Purpose	Performance Alignment
Fixed Pay	Base Salary	10%	20%	Provide competitive levels of fixed pay to attract and retain executives	•Recognizes scope of responsibilities, skills required, performance, contribution, leadership, and potential, compensating for day-to-day responsibilities
Incentive Based Pay	Short-Term Cash Incentive	16%	16%	Motivate and reward successful execution of our annual operating plan and near-term financial goals – at an enterprise, business unit and individual levels – in support of our ability to deliver sustainable long-term growth
•Performance measured over a 12-month period
•Payouts are tied to the achievement of pre-set performance goals: Adj. EBITDA (45%), Operating Cash Flow Conversion Rate (30%), Stewardship (10%), Individual Performance (15%)
•Payouts may range between 0%-200% of target

	Performance Stock Units (PSUs)	37%	32%	Incentivize performance across key financial metrics and hold executives accountable for the Company’s long-term performance, fostering alignment with shareholder experience and supporting retention
•Constitutes 50% of long-term target incentive opportunity
•Performance is measured over a 3-year period
•Payouts are tied to the achievement of preset performance goals: relative TSR (50%) and Cost Center Expense (50%)
•Maximum payout capped at 200% of target

	Stock Options	18.5%	16%	Motivate business initiatives that translate into stock price appreciation to build long-term shareholder value and support retention	•Constitutes 25% of long-term target incentive opportunity •Provides value only if stock price appreciates after grant date •Maximum term of 10 years
	Restricted Stock Units (RSUs)	18.5%	16%	Promote retention, aligning interests with our shareholders and rewarding for long-term shareholder value creation	•Constitutes 25% of long-term target incentive opportunity

Short- and Long-Term Incentive Plans and Goal Setting
Balanced Focus on Growth and Efficiency
Our incentive plans balance short- and long-term performance goals to ensure that the interests of our executives are aligned with those of our shareholders for short- and long-term performance. The following provides a summary overview of the short- and long-term goals(1) for our NEOs.
To create a strong link between our incentive compensation opportunities and our short- and longer-term objectives, we use two specific programs: our Annual Incentive Program and our Long-Term Incentive Program. Each year we review the metrics and design of both programs to ensure they are closely linked to the Company's evolving business strategy, easily understood by employees, and aligned with shareholder interests. Albemarle's incentive plans are designed to create a balance between financial and stock performance, as well as a balance between growth, efficiency, and stewardship. The following overview shows the general alignment of our short- and long-term metrics.

	Annual Incentive Program	Weight	Aligns with
	Metrics		Growth	Efficiency	Stewardship
Financial Performance	Adjusted EBITDA	45%	x	x
	Operating Cash Flow Conversion Rate	30%		x
Stewardship	Occupational Safety	4%			x
	Process Safety	3%			x
	Environmental Safety	3%			x
	Individual Performance	15%	x	x	x

	Long-Term Incentive Program	Weight	Aligns with		Vesting
Vehicle	Metrics		Growth	Efficiency
PSUs	TSR relative to 2025 Peer Group	25%	x	x	Generally cliff vest after 3 years (10-year expiration term for options)
	Cost Center Expense	25%		x
RSUs		25%	x	x
Stock Options		25%	x
(1) See pages 50 and 55 of this Proxy Statement for a more detailed overview of the short- and long-term incentive plans and definitions for each of the performance goals. See page 79 of this Proxy Statement for vesting related to termination of employment.
Executive Compensation Management
Our compensation governance process assigns responsibility for oversight and approval of all compensation decisions to the Committee. These decisions are guided by a variety of inputs, including the results of our annual Say-on-Pay vote, feedback from shareholders, guidance from the Committee's independent compensation consultant — informed by market practices — and input from the Chairman and Chief Executive Officer (regarding compensation and individual performance assessment of NEOs other than himself).

Roles in Determining Executive Compensation
Total compensation actions, annual and long-term performance goals and objectives, contractual agreements, and benefits are evaluated and determined by the Committee and discussed with the Board.

Executive Compensation & Talent Development Committee
•Develop, amend, and approve executive compensation and employee-related compensation and benefit programs to remain consistent with our values and philosophy, and support the recruitment and retention of executive talent

•Determine and approve the appropriate level of compensation for all executive officers
•Determine and approve short- and long-term incentive plan targets for all executive officers
•Evaluate performance for the CEO and determine compensation for the CEO and other NEOs
•Select the independent compensation consultant and determine the scope of its engagement
•Review talent programs with a focus on workforce and executive development to ensure the Company has the capability required to execute its strategy
Independent Directors of the Board
•Review and approve talent development and succession plans for the NEOs
•Appoint executive officers
CEO
•Evaluate performance of the executive officers and make compensation recommendations to the Committee (other than for himself)
Independent Compensation Consultant
•Provide expert input on market trends and broader developments in executive compensation, as well as assess the extent to which the Company's compensation programs, policies, and practices align with our business and talent strategies and investor expectations

•Analyze the prevailing executive compensation structure and plan designs and help the Committee assess the competitiveness of our compensation program in the context of aligning executive officer interests with those of our shareholders

Use of an Independent Compensation Consultant
The Committee has retained an independent compensation consultant, Farient Advisors, to provide advice on best practices and market developments, as well as to provide independent guidance to the Committee.
The Committee regularly meets with the independent compensation consultant without management present. The independent compensation consultant participates in Committee meetings throughout the year, reviews Committee materials in advance of each meeting, consults with the Committee Chair, provides the Committee with data on market trends and compensation design, assesses recommendations for base salary, annual incentive targets, and long-term incentive awards for our NEOs, and periodically meets with management. The independent compensation consultant may provide consulting advice to management outside the scope of executive compensation with the approval of the Committee. In 2025, Farient did not provide any such consulting advice or services to management. The Committee does not delegate authority to its independent compensation consultant.

The independent compensation consultant gathers and analyzes market data at the direction of the Committee, advises the Committee on compensation standards and trends and assists in the development of policies and programs.
The Committee retains sole authority to hire the independent compensation consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance, and terminate and replace (or supplement) its engagement with an alternative consultant at any time. The Committee considers Farient to be independent from the Company's management pursuant to SEC standards. Please see “Independence of the Executive Compensation Consultant” in the "Committees of the Board of Directors" section beginning on page 23 of this Proxy Statement.
For the assessment of the alignment between performance and compensation, the Committee considers advice from its independent compensation consultant. The independent compensation consultant evaluates the relationship between performance and compensation, and the Committee then considers this relationship in making pay decisions pertaining to the NEOs.
Use of Market Data
The Committee engages the independent compensation consultant to undertake an annual review of the compensation peers that are used to provide insight into market-competitive pay levels and practices. In partnership with our independent compensation consultant, a robust process has been established to appropriately assess the relevance of different companies in the context of making compensation comparisons. The criteria used to select the peer companies that constitute the peer group is summarized in the chart below.

Universe of Publicly Traded Companies	•Traded on major US exchanges •Standalone companies domiciled in or with pay/disclosure practices consistent with the US
Industry	•Chemicals •Diversified Metals & Mining •Precious Metals & Minerals
Size	•Revenue within 0.4x - 2.5x of 2025 projected revenue as an indicator of complexity and scope for executive roles •Other size indicators include asset base and production volume
Business Model (Quantitative)	•Strong-growth trajectory (volume and/or price driven) •Strong operating margins (EBITDA margin) •Market-to-Capital premium (a sign of investor confidence)
Business Model (Qualitative)
•Global Operations (international revenues as a % of total)
•Value-added extraction/processing
•Business-to-Business sales model
•Direct competitor for talent (add to peer group if company meets this criterion)

In setting 2025 base salaries, annual cash incentive compensation, and target long-term equity incentive compensation, the Committee generally considered data from our 2025 Peer Group. The Committee also referred to survey information from nationally recognized compensation surveys. For both datasets, we used regressed data to better reflect our complexity, size, and scope. Variation in actual pay relative to the market median depends on NEO performance, experience, knowledge, skills, level of responsibility, potential impact on our performance and future success, the need to retain and motivate strategic talent, and internal equity considerations.

2025 PEER GROUP
Air Products and Chemicals, Inc. (APD)	FMC Corporation (FMC)
Celanese Corporation (CE)	Freeport-McMoRan Inc. (FCX)
Chemours Company, The (CC)	Huntsman Corporation (HUN)
Corteva, Inc. (CTVA)	Mosaic Company (MOS)
Dow Inc. (DOW)	Newmont Corporation (NEM)
DuPont de Nemours, Inc. (DD)	Olin Corporation (OLN)
Eastman Chemical (EMN)	Westlake Chemical Corporation (WLK)

Q: How does the Committee ensure the peer group remains appropriate in the cyclical industry environment, particularly when assessing performance and compensation competitiveness over time?
We review the peer group on an annual basis, while avoiding peer group changes based on the short-term outlook for the Company. We maintained the 2024 peer group for the 2025 compensation cycle. Revenue is one of the many factors we consider for determining our peer group. With Albemarle's revenue strongly dependent on market lithium prices, we use a regression analysis to adjust the market and peer group data to reflect the lower revenue, rather than changing the peer group on an annual basis.
Due to the change in lithium pricing and its impact on our revenue, the Committee adjusted the peer group data for 2025 by adjusting down the median revenue from $12 billion to $8 billion to reflect Albemarle's relative size to peers. This adjusted benchmark was used as a reference point in setting 2025 compensation levels for executive officers.
In reviewing the 2026 compensation peer group and shareholder feedback received throughout 2025, the Committee made additional changes to the peer group to further align with Albemarle's revenue of around $6 billion as it is negatively impacted by lithium prices that continue to be low compared to 2023 price levels. As a result, the Committee approved the removal of Dow Inc. (DOW) and Freeport-McMoRan Inc. (FCX) from the peer group, while adding Cabot (CBT), H.B. Fuller (FUL), Avient (AVNT) and Ashland (ASH) for a balanced peer group composition.

Compensation Risk Assessment
In overseeing the Company’s executive compensation program, the Committee monitors the effect of the Company’s executive compensation program and the incentives created by that program, on the Company’s risk profile. In addition, the Committee reviews employee compensation policies and procedures, including the incentives that they create and factors that may lead to excessive risk-taking, to determine whether they encourage risk-taking that is reasonably likely to have a material adverse effect on the Company. At the Committee’s direction, our Chief People and Transformation Officer and members of our Total Rewards team, together with our Internal Audit team, conducted a risk assessment of our compensation programs. This assessment included an evaluation of our compensation program features:
•Performance measures and performance period
•Goal setting and leverage
•Pay Mix
•Funding

•Capped payouts
•Controls and processes
•Other risk mitigating factors
•Exclusion of unusual items
The Committee reviewed the findings of the assessment and concluded that our compensation programs — including maximum payout caps on all incentive plans — are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that our compensation programs do not create disproportionate incentives for our employees to take risks that are reasonably likely to have a material adverse effect on the Company.
2025 COMPENSATION DECISIONS AND OUTCOMES
2025 Base Salaries
The base salary of each NEO was reviewed after considering a competitive analysis of market data of our compensation peer group provided by the Committee’s independent compensation consultant. Recommendations reflect input from our CEO, other than with respect to his own base salary, and other factors described in this Proxy Statement. Consequently, in Q1 2025, the Committee reviewed the base salaries for the NEOs to evaluate alignment with each individual’s responsibilities and performance. This review resulted in adjustments for five of the then-current NEOs to increase their base salaries to more market-competitive levels. No increase was included for Mr. Masters.

Executive Officer	2024 Year-End Base Salary	2025 Increase Percentage	2025 Annualized Base Salary
J. Kent Masters, Jr.	$1,400,000	—%	$1,400,000
Neal R. Sheorey	$600,000	5.0%	$630,000
Melissa H. Anderson	$551,250	5.0%	$579,000
Mark R. Mummert	$475,000	8.2%	$513,973
Eric W. Norris	$640,180	2.9%	$659,000
Netha N. Johnson, Jr.	$636,571	3.1%	$656,000
Note: Mr. Mummert's base pay was increased to $550,000 on August 11, 2025, after being named Chief Operations Officer.
2025 Annual Incentive Program (AIP)
Under the AIP, each of our current NEOs can earn a bonus targeted at a certain percentage of their base salary. For 2025, target bonus percentages for each NEO remained unchanged from 2024 and were 150% (Mr. Masters) and 80% (Messrs. Sheorey, Johnson, Mummert, and Norris and Ms. Anderson) for achieving target performance levels for Company and individual performance combined. The Committee concluded that the bonus target levels were reasonable and appropriate after considering a competitive analysis of market data of the compensation peer group provided by our independent compensation consultant, the recommendations of the CEO (other than with respect to his own target levels), and other factors described in this Proxy Statement.
AIP performance metrics
Our Annual Incentive Program ("AIP") is designed to reward strong financial and operational performance that furthers the Company's short-term strategic objectives that support our ability to deliver long-term shareholder value. For 2025, the Committee established the AIP metrics, including the weighting of each metric and payout opportunities at threshold, target, and superior performance levels for financial, stewardship and individual performance, shown below.

	Metric	Rationale	Weight
Short-Term Metrics	Adjusted EBITDA	Incentivize management to meet and exceed target earnings while aligning with our focus on growth and efficiency.	45%
	Operating Cash Flow Conversion Rate	Incentivize management to meet and exceed target cash flow conversion in support of efficiency, debt reduction, and growth.	30%
	Stewardship	Stewardship goals incentivize management, consistent with our values to be good stewards. Stewardship goals consist of three factors: 1) occupational safety, 2) process safety, and 3) environmental responsibility.	10%
	Individual	Emphasize individual accountability with individual goals aligned with our strategy.	15%
Financial Performance Metrics
The Committee chose adjusted EBITDA and Operating Cash Flow Conversion Rate as 2025 AIP metrics because they were considered the key measures of financial performance in the Company’s 2025 annual operating plan. The superior performance levels for both of these metrics, disclosed below, were set by the Committee at levels that, while believed to be realistic, were achievable only as a result of exceptional performance. Threshold performance pays out at 50% of target level. For performance at the superior level, payout is capped at 200% of target level. Linear interpolation is used to determine awards for performance between the identified performance levels. The Committee primarily considers factors relevant to the current fiscal year when it sets performance metrics, their weighting, targets, and payout levels, because each fiscal year presents a unique set of challenges and business conditions for our executives to navigate. Financial results from prior years are used as a reference point, but the annual goals are set primarily to align pay with performance that would reflect strong financial results commensurate with the projected business and economic conditions for the current fiscal year.

Q: Why did the Committee introduce Operating Cash Flow Conversion Rate metric for the 2025 Annual Incentive Plan, replacing Adjusted Cash Flow from Operations?
The Operating Cash Flow Conversion Rate metric measures the effectiveness of converting EBITDA to operating cash flow. This metric instills operational discipline on cash generation through sustainable changes in how the Company manages its supply chains, vendors, customers, joint venture contracts, and other key management decisions to drive value.
Q: What is the difference between these two metrics?
This metric more effectively rewards disciplined management of Operating Cash Flow, as it is less sensitive to lithium price fluctuations. The conversion rate provides a relative metric, thereby removing the need for a lithium price adjustment mechanism.

Stewardship Performance Metrics
For each of the three stewardship metrics, we set a threshold, target, and superior performance level, and no payout is provided for performance that falls below threshold level. Under the stewardship metrics, occupational safety was measured as our OSHA recordable rate, which is calculated as the number of OSHA recordable injuries x 200,000 hours and divided by the actual total hours worked; process safety was measured by severity score; and environmental responsibility was measured by the number of level 2 environmental incidents. “Level 2 environmental incidents” are environmental incidents, including spills and releases, of a reportable quantity; neighbor complaints related to odor, noise or other facility issues; and regulatory agency administrative action or citation.
Individual Performance Metrics
Individual performance is included to emphasize each executive’s individual accountability for achieving specific goals. Performance goals typically include both leadership objectives and strategic business objectives.
In response to shareholder feedback, the Committee approved removing the individual performance component for executive officers starting with the 2026 program year. This change is intended to strengthen alignment around enterprise-wide goals, reinforce a team‑based performance culture, and enhance the transparency and consistency of incentive payouts by more directly linking compensation outcomes to Company financial performance.
When the Committee approved the 2025 AIP, it worked with its independent compensation consultant and determined it remained appropriate to continue with the price adjustment on adjusted EBITDA to mute two-thirds of the upward and downward impact of lithium prices. For a more detailed description see the Q&A on the next page.
The Committee may take into account extraordinary or infrequently occurring events, or significant corporate transactions in deciding to adjust the results used to determine whether the AIP objectives have been met. The Committee retains the right to exercise discretion in determining the final level of the awards paid, in order to ensure that the AIP remains consistent with its stated objectives. In determining the actual results for 2025, the Committee did not exercise discretion.
2025 Performance Against Our 2025 AIP Metrics
The following tables summarize the threshold, target, and superior performance target levels set by the Committee for 2025 and the actual results achieved in 2025 for the adjusted EBITDA, Operating Cash Flow Conversion Rate, and Stewardship metrics under the 2025 AIP. As noted above, the 2025 AIP also included an individual performance opportunity component with a 15% target weighting.

Enterprise			Performance Range			Performance after Lithium Price Adjustment
Financial Performance		Weight	Threshold	Target	Superior	In Millions USD	Performance Relative to Target	Weighted Payout

			70%	100%	130%
Adjusted EBITDA in Millions USD		45%	$634	$906	$1,178	$1,039	114.7%	67.0%
			85%	100%	115%
Operating Cash Flow Conversion Rate		30%	51%	60%	69%	68%	113.3%	56.7%

Stewardship		Weight	Threshold	Target	Superior	In Numbers	Performance Relative to Target	Weighted Payout

Occupational Safety	OSHA Recordable Rate	4.0%	≤0.19	≤0.14	≤0.11	0.13	133%	5.3%

Process Safety	Severity Score	3.0%	≤14	≤10	≤6	8	150%	4.5%
Environment	Level 2 Environmental Incidents	3.0%	≤7	≤5	≤3	5	100%	3.0%

Payout Opportunity			50%	100%	200%	Initial Company payout*		136.5%
	Business holdback due to average individual performance above 15%							(1.9)%
				Final business performance payout*				134.7%
*To further emphasize the link between payouts and Company financial performance, if the average individual performance payout exceeds target (15%), the Company payout is reduced by the amount of such excess.

Q: How does the Committee ensure rigor in goal setting?
When the Committee approved the 2025 AIP, adjusted EBITDA, and Operating Cash Flow Conversion Rate, performance targets were based on 2024 year-end lithium pricing of $12.63/kg, with the understanding that the price was subject to significant variations throughout the year. In consultation with its independent compensation consultant, the Committee applies a price adjustment to the AIP to neutralize the impact of lithium price volatility that is outside of management’s control. Expected adjusted EBITDA is initially modeled using the lithium index price at 2024 year-end to estimate the average selling price under the Company’s contractual pricing structures. Actual performance is then assessed by recalculating expected adjusted EBITDA using the average lithium index price for 2025, applied to the same underlying contracts. Two thirds of the difference between these two EBITDA outcomes, reflecting the change in average realized pricing driven solely by market price movements, is used to adjust AIP results.
This approach enabled the Committee to mute two-thirds of the upward and downward impact of lithium prices to align management’s annual incentive pay with actions that they could reasonably take within a year to maximize annual financial performance. The Committee’s approach prioritized rewarding or penalizing management based on actual performance, rather than allowing compensation to be driven by extreme volatility in lithium prices. The adjustment mechanism was guided by best practices adopted by companies in industries similarly affected by significant price volatility.
Albemarle continues to set rigorous goals and does so considering the latest available market information. For purposes of setting target goals, 2024 adjusted EBITDA was $1,140 million based on an average 2024 lithium price of $15.20/kg. With the 2024 year-end lithium price at $12.63/kg we expected a negative adjusted EBITDA impact of $234 million. We further anticipated a negative $666 million impact due to equity earnings from our joint ventures. Our adjusted EBITDA goal for 2025 included offsetting the combined negative impact with a growth in volume and favorable lower cost of goods sold and reduced SG&A costs due to forecasted management actions. This resulted in a target adjusted EBITDA for 2025 below that of 2024, but representing the same rigor and challenges for management to meet those targets. We also believe that these targets show a balance between being challenging for our workforce as well as being realistic given the market volatility, thereby providing the incentive needed for Albemarle to retain, motivate, and attract talent.

The following chart provides a visual representation of the projected business and economic conditions that caused our 2025 target adjusted EBITDA to be lower than our 2024 actual adjusted EBITDA results.
Actual earnings for NEOs under the 2025 AIP
Upon the conclusion of the annual audit of the Company's 2025 financial results, the Committee reviewed the Company’s 2025 performance and determined that the awards for the NEOs were funded consistent with the plan's metrics set during the first quarter of 2025.
For Mr. Masters, the Board assessed early in 2026 his individual performance against his 2025 individual performance goals, which included financial as well as non-financial strategic goals as shown in the table below. The individual performance goals are not assigned specific weightings; rather, the Committee exercises its judgment to make an overall qualitative assessment of performance against these goals. For 2025, the Board determined that the percentage for payout at the individual level is 20% (above the target level of 15% but below the superior level of 30%). Individual performance for the other NEOs was assessed based on the same set of goals as the CEO, with the executive team rallying around a common set of 2025 individual performance goals.
The following tables show the 2025 individual performance goals, with the last column demonstrating the Committee's assessment relative to the goals:

Exceeds Goal
Partially Met Goal

2025 Goals		Result
Optimize financial performance by lowering capital intensity and increasing cash conversion
CAPEX	< $700M (Goal increased mid-year to < $625M)	<$590M
Revenue	$5.1B	$5.1B
Adjusted EBITDA	$906M	$1,098M
Free Cash Flow	positive > $100M	$692M

Operating Cash Flow Conversion Rate (excluding onetime items)	> 60%	68%
Generate cash from non-op sources (pre-pays, asset sales, etc.)	> $500M	~$770M
Improve cost competitiveness across our business
Manufacturing cost reduction and productivity	> $150M (Goal increased mid-year to > $162M)	> $185M
Sustainable overhead cost savings	> $200M	$220M
Supply chain cost and working capital improvements	> $50M (Goal increased mid-year to > $75M)	~$100M
Non-Financial Strategic Goals
Preserve our low-cost resource advantage		Partially Met
Enable organizational effectiveness in the new functional model		Exceed Goal
Ensure Albemarle has the right culture and talent to execute our strategy		Exceed Goal
Deliver organic earnings growth in priority segments and channels		Partially Met
When applied to and combined with the Company score, this yielded actual bonus payouts for each NEO shown in the table below.

2025 AIP Payouts
Name	Eligible Earnings	X	Target Bonus %	=	Target Bonus Amount	X	Payout Based on (Company Performance + Individual Performance)			=	Actual Bonus Amount
J. Kent Masters, Jr.	$1,400,000	x	150%	=	$2,100,000	x	134.7%	+	20.0%	=	$3,247,618
Neal R. Sheorey	$623,260	x	80%	=	$498,608	x	134.7%	+	20.0%	=	$771,090
Melissa H. Anderson	$572,766	x	80%	=	$458,213	x	134.7%	+	20.0%	=	$708,619
Mark R. Mummert	$513,973	x	80%	=	$411,178	x	134.7%	+	20.0%	=	$635,881
Eric W. Norris	$654,772	x	80%	=	$523,818	x	134.7%	+	20.0%	=	$810,076
Note:     Mr. Johnson had a bonus target of 80% of eligible earnings for 2025. However, due to his separation from the Company prior to the end of fiscal year 2025, Mr. Johnson was not eligible to receive a payout under the 2025 AIP.
Actual bonus amounts may not match calculation formula due to rounding shown within the table.
Long-Term Incentive Plan
Our Long-Term Incentive Program ties the majority of our executives’ target total compensation to the achievement of our multi-year financial results and other goals related to long-term value creation.
2025 LTIP Grants
In February 2025, following its annual review of the Company's executive compensation program, the Committee approved the total target grant value of long-term incentive awards for our NEOs under the LTIP. In making these determinations, the Committee engaged in a thoughtful and rigorous evaluation process that considered a variety of factors, including competitive market positioning, individual performance and potential, internal pay equity, retention considerations, and the overall alignment of executive compensation opportunities with the interests of shareholders. The Committee believes the resulting awards appropriately reflect the role each NEO plays in advancing the Company’s strategic and financial objectives, while reinforcing a pay-for-performance philosophy that emphasizes sustainable, long-term value creation.

The Committee further determined that the approved award levels represent a prudent balance between market competitiveness and the need to attract, retain, and motivate the highly qualified leadership team required to maintain our strong performance and deliver continued growth in an increasingly dynamic and competitive business environment. The target values approved for each NEO are set forth below. Albemarle's 2025 LTIP for its NEOs was comprised of 50% target PSUs, 25% time-based RSUs and 25% stock options.

	2025 Grants
	Grant Value of 2025 Annual Stock Option Awards	Grant Value of 2025 Annual RSU Awards	Target Grant Value of 2025 Annual Performance Share Awards	Aggregate Target Grant Value of all 2025 Annual Awards
J. Kent Masters, Jr.	$2,500,000	$2,500,000	$5,000,000	$10,000,000
Neal R. Sheorey	$625,000	$625,000	$1,250,000	$2,500,000
Melissa H. Anderson	$437,500	$437,500	$875,000	$1,750,000
Mark R. Mummert	$200,000	$600,000	$400,000	$1,200,000
Eric W. Norris	$625,000	$625,000	$1,250,000	$2,500,000
Netha N. Johnson, Jr.	$625,000	$625,000	$1,250,000	$2,500,000
The number of PSUs and RSUs granted were based on the stock closing price at the grant date. The number of stock options was determined using the Black-Scholes value of the options at the grant date. The number of PSUs assumes target achievement of each performance metric. Additional detail about the 2025 grants can be referenced in the Summary Compensation Table and the tables that follow.
As part of the Company’s restructuring and to incentivize him appropriately for additional responsibilities and retention, Mr. Mummert received a separate grant of 5,066 RSUs, with a grant date value of $400,000, thereby resulting in a different LTIP mix compared to other NEOs.

Q: How does the Committee evaluate the appropriateness of issuing additional shares for equity awards during periods of lower stock price performance?
The Committee applies a consistent, market-aligned methodology that emphasizes long-term value creation, talent retention and responsible share usage. Equity awards are calculated based on fair value rather than share count alone, ensuring that grant levels remain competitive and motivational across both rising and declining market cycles.
During periods of lower stock prices, more shares may be required to deliver the same fair value. The Committee evaluates this decision carefully, balancing the need to attract and retain top talent with the potential impact on shareholder dilution. We believe this represents best practice in maintaining alignment with shareholder interests while ensuring the Company can continue to invest in its leadership and workforce.
By adhering to a fair value-based methodology, the Committee avoids overreacting to short-term market fluctuations and supports a stable, strategic compensation framework.
In response to shareholder preference for a greater emphasis on PSUs tied to financial performance, the Committee approved an equity mix shift to 60% target PSUs and 40% RSUs, eliminating stock options. This rebalancing strengthens pay-for-performance alignment, minimizes dilution, and avoids excessive upside leverage while reinforcing long-term shareholder interests.

PSU Grants
The target performance-based PSU grants are based 50% on the Company's TSR relative to the 2025 Compensation Peer Group as measured over a three-year period (2025 - 2027) and 50% based on a new Cost Center Expense performance (as calculated for each calendar year during the three-year performance period and averaged over such period) compared to Cost Center Expense performance target set by the Committee in the first quarter of 2025.

	Metric	Rationale	Weight
Long-Term Metrics	Relative Total Shareholder Return (“rTSR”)	Linking pay to long-term shareholder value and aligns the interests of our NEOs with those of our shareholders	50%
	Cost Center Expense	Utilizing a cost target in LTIP focuses behaviors on multi-year cost discipline and efficiency	50%
Our PSU grants have a three-year performance period, with total shareholder return performance measured against our Peer Group and Cost Center Expense measured against pre-established performance targets, each with equal weighting.
Performance and payout opportunities reflect the dual character of both rTSR and Cost Center Expense PSU grants:
•The grants are performance-based to ensure payout opportunities are aligned with shareholder interests.
•The grants are also competitive in nature and as such reflect performance and payout opportunities aligned with the compensation peer group and the broader market in which we compete for talent.

Q: Why was the adjusted ROIC metric changed to Cost Center Expense for Performance Share Units (PSUs)?
The shift reflects investor feedback and operational priorities. While ROIC remains critical, introducing Cost Center Expense as a PSU measure enables:
•A sharper focus on reducing long-term structural costs and driving productivity
•Increased competitiveness in a low-price environment
•Better positioning to capitalize on market opportunities when conditions improve
The Cost Center Expense metric reflects our focus on longer-term structural cost reductions and incentivizes greater competitiveness throughout the full lithium life cycle, at a time when the Company's capital projects are also reduced.
With the numerator for ROIC being NOPAT (net operating profit after tax), the cost reduction will increase our ROIC and profitability, which in turn impacts total shareholder return. Importantly, this is a metric that the leadership team has a more direct influence over and improvements here contribute meaningfully to ROIC over time, which reinforces our broader efficiency and performance goals.

rTSR PSU Grants
The following table presents threshold, target and superior relative performance levels for the rTSR PSUs and the performance of the target grant earned for each performance level. Results between threshold and target, and target and superior performance will be interpolated. Payout will be capped at 100% if absolute TSR is negative.

	2025 rTSR PSU Grants
	Threshold	Target	Superior
Percentile performance relative to the 2025 Peer Group	30th	50th	75th
% of PSUs Earned	30%	100%	200%
In response to shareholder feedback received in our 2025 outreach, the Committee reviewed the rigor of the relative TSR metric and approved an increase in the target performance level from the 50th to the 55th percentile, starting with the 2026 rTSR PSU awards.
Cost Center Expense PSU Grants
The 2025 Cost Center PSU grant is measured against Cost Center Expense performance levels set by the Committee. The 2025 target is set such that major cost savings are achieved in 2025, with 2026 and 2027 targets initially set to escalate at approximately 5% per year to account for general inflationary factors. Each year is equally weighted and individually assessed (a shortfall in one year cannot be compensated by higher performance in another year). This approach was selected by the Committee to have management focus on building new capabilities in 2025, while achieving additional saving to be maintained throughout the period. Given dynamic market conditions and actual expense performance the Committee has the discretion to adjust the future annual cost targets. The Cost Center Expense PSU grants have a 3-year performance period. The following table illustrates the percentage of the target Cost Center Expense grant earned for each performance level. Results between threshold and target, and target and superior performance will be interpolated.

Cost Center Expense[1]
	Threshold	Target	Superior
2025 Cost Center Expense	$715M	$680M	$645M
2026 Cost Center Expense	$593M	$565M	$537M
2027 Cost Center Expense	$623M	$593M	$563M
% of PSUs Earned	50%	100%	200%
1 2025 Cost Center Expense is Selling, general and administrative expenses (SG&A), Research and Development expenses (R&D), and Other Costs of Goods Sold (a component of COGS). These expenses exclude the following: Chile community contribution, capital execution cost centers, Chengdu Care & Maintenance, and Annual Incentive Plan costs.
The threshold, target, and superior performance levels for fiscal 2026 Cost Center Expense were initially established at $750 million, $715 million, and $680 million, respectively, in early 2025. In early 2026, in connection with the Company’s pending divestiture of its controlling interest in Ketjen Corporation’s refining catalyst solutions business, and to support the Company’s ongoing focus on reducing long-term structural costs and strengthening competitiveness in a sustained lower-price environment, the Committee approved revised fiscal 2026 Cost Center Expense goals. The updated goals, as shown in the table above, reflect more stringent expense targets, requiring lower Cost Center Expenses than those originally established in early 2025 to achieve threshold, target, and superior performance levels. The fiscal 2027 Cost Center Expense goals also reflect more demanding expense targets, representing a 5% escalation over Fiscal 2026 goals and taking into account expected inflationary pressures that are likely to elevate baseline cost levels and make expense control more difficult.
The RSUs generally will vest on the third anniversary of the grant date in 2028 subject to each individual's continued employment.
The PSUs generally will vest following the three-year performance period subject to each individual's continued employment.
The stock options generally vest and become exercisable on the third anniversary of the grant date in 2028 and expire ten years from the date of the grant.
Mr. Mummert’s separate grant of 5,066 RSUs, granted as part of the Company’s restructuring and to incentivize him appropriately for additional responsibilities and retention, will vest on the second anniversary of grant. As indicated in the compensation tables and the related discussion below, the awards granted to Mr. Masters and Ms. Anderson feature distinct vesting schedules designed to support retention and motivation, reflecting the Company’s focus on leadership continuity during a period of significant business transformation. These tailored vesting arrangements were also intended to encourage Mr. Masters and Ms. Anderson to continue in their leadership roles at a time when they had otherwise planned to retire, thereby ensuring the benefit of their experience and stability throughout this critical phase of the Company’s evolution.
PSU results for the 2023-2025 performance period
2023-2025 Relative Total Shareholder Return Awards. For the 2023 PSU grants, 50% of the performance was based on the achievement of TSR performance relative to the 2023 Peer Group over a three-year performance period. The original 2023 Peer Group included 15 companies. Our rTSR for the period placed us at the 47th percentile relative to the 2023 Peer Group.
The following table illustrates threshold, target and superior performance levels and the percentage of the target grant earned for each performance level. Threshold performance is set at the 30th percentile with a payout of 30% of target. This shows a more rigorous pay-for-performance alignment than the peer group, with a threshold performance typically set at the 25th percentile and a 50% payout of target. Results between threshold and target, and target and superior performance, are interpolated. The table also includes the relative performance results and the percentage of grants earned as certified by the Committee in the first quarter of 2026.

	2023 rTSR PSU Grant Metrics
	Threshold	Target	Superior	Actual Result
Percentile performance relative to the 2023 Peer Group	30th	50th	75th	47th
% of PSUs Earned	30%	100%	200%	90.1%

The following table shows the rTSR PSU grants approved in February 2023 by the Committee for the NEOs and the rTSR PSU grants earned, as approved by the Committee in February 2026 after it determined the 2023-2025 performance results.

	2023 rTSR PSU Grants
	Number of Units	Number of Units	Number of Units	2023 Earned
	at Threshold	at Target	at Superior	PSUs
	30%	100%	200%
J. Kent Masters, Jr.	3,006	10,020	20,040	9,032
Neal R. Sheorey	—	—	—	—
Melissa H. Anderson	376	1,253	2,506	1,129
Mark R. Mummert	122	406	812	366
Eric W. Norris	602	2,004	4,008	1,806
Netha N. Johnson, Jr.	602	2,004	4,008	See Note
Note:     Mr. Sheorey joined the Company after these grants were made. Pursuant to the terms of the award agreement, Mr. Johnson received 1,726 of his 2023 rTSR PSUs, which were prorated at time of separation.
2023-2025 Adjusted Return on Invested Capital ("ROIC") Awards. For the 2023 PSU grants, the remaining 50% of the performance was based on the achievement of adjusted ROIC relative to the target set at the beginning of the three-year performance period.

Annual adjusted ROIC	=	Earnings Before Taxes + Depreciation/Amortization - CAPEX Maintenance
Average Gross Investment (Gross PP&E + Working Capital - Major Construction in Progress not generating revenue)

CAPEX	=	Capital Expenditures
PP&E	=	Property Plant and Equipment

For assets that are generating revenue for less than 6 months of the calendar year, we subtract CAPEX from the denominator, while subtracting the associated EBITDA for those assets from the numerator.
Adjusted ROIC performance was calculated for each calendar year during the three-year performance period and averaged over the three-year performance period. The target level of 24.00% was set considering the significant investments planned for the period and with the expectation that for some investments the returns would fall outside the performance period.
The following table illustrates threshold, target and superior adjusted ROIC performance levels and the percentage of the target grant earned for each performance level. Results between threshold and target, and target and superior performance, are interpolated. The table also includes the adjusted ROIC performance result and the percentage of grants earned as determined by the Committee.

	2023 Adjusted ROIC PSU Grant Metrics
	Threshold	Target	Superior	Actual Result
Adjusted ROIC	16.00%	24.00%	32.00%	10.33%
% of Grants Earned	30%	100%	200%	0%
Given that actual adjusted ROIC results over the performance period fell below the threshold performance level, no PSUs were earned and no shares were paid out to the NEOs under these awards.

Certain 2025 Compensation Actions
CEO Arrangement
On July 30, 2025, the Company and Mr. Masters entered into an Amended and Restated Executive Employment Agreement (the “New Employment Agreement”) and an Amended and Restated Severance Compensation Agreement (the “New Change in Control Agreement”). The Board elected to extend Mr. Masters’ employment given his extensive leadership and industry expertise providing continuity as the Company continues to navigate a successful restructuring and a dynamic period for the industries the Company serves.
The New Employment Agreement amended and restated the Amended and Restated Employment Agreement, dated March 15, 2023, between Mr. Masters and the Company (the “Original Employment Agreement”). The New Change in Control Agreement amended and restated the Amended and Restated Severance Compensation Agreement, dated March 15, 2023, between Mr. Masters and the Company (the “Original Change in Control Agreement”). The New Employment Agreement extended Mr. Masters’ employment as the Company’s President and Chief Executive Officer through March 30, 2027, unless sooner terminated pursuant to its terms. Under the New Employment Agreement, Mr. Masters will continue to receive an annual base salary of $1,400,000, representing no change from his 2025 annual base salary, and will continue to be eligible for an annual bonus under the Company’s annual incentive plan with a target amount of 150% of his annual base salary and a maximum amount of 200% of his target amount. Mr. Masters will also be eligible for annual grants of long-term incentive awards under the Company’s long-term incentive program in 2026 (the “2026 LTI Grants”).
The New Employment Agreement provides for distinct vesting schedules for Mr. Masters’ 2026 LTI awards designed to support retention and motivation, reflecting the Company’s focus on leadership continuity during a period of significant business transformation. These tailored vesting arrangements were also intended to encourage Mr. Masters to continue in his leadership roles at a time when he had otherwise planned to retire, thereby ensuring the benefit of his experience and stability throughout this critical phase of the Company’s evolution. The vesting schedule for Mr. Masters’ 2026 LTI awards is indicated in the compensation tables and related discussions below.
Pursuant to the New Employment Agreement, if Mr. Masters’ employment is terminated upon (i) expiration of the term of the New Employment Agreement or (ii) the appointment of a successor CEO prior to such expiration, in each case, other than for “cause” (as defined in the New Employment Agreement) and outside of a change of control protection period, Mr. Masters will receive, subject to his execution of a release of claims in favor of the Company and his compliance in all material respects with all applicable restrictive covenants in the New Employment Agreement and any other agreement with the Company, (i) his accrued benefits, (ii) an annual bonus based on actual level of performance (prorated for the number of days employed if such termination occurs in 2027), (iii) if such termination occurs in 2026, an amount equal to the base salary he would have received through the end of 2026, (iv) continued vesting of the 2026 LTI Grants (as described above) and (v) financial counseling. If Mr. Masters’ employment is terminated under circumstances that would have resulted in accelerated vesting of the 2026 LTI Grants pursuant to the Original Employment Agreement, such vesting will be contingent on his continued compliance in all material respects with all applicable restrictive covenants in the New Employment Agreement and any other agreement with the Company through March 30, 2027. The New Employment Agreement includes non-competition and non-solicitation covenants for a three-year post-employment period. The New Change in Control Agreement extended the term of the Original Change in Control Agreement through March 30, 2027, unless sooner terminated pursuant to its terms. The New Employment Agreement and the New Change in Control Agreement contain other terms substantially similar to the terms of the Original Employment Agreement and the Original Change in Control Agreement, respectively.

COO Transition
On August 11, 2025, the Company announced changes to its organizational structure that resulted in Mr. Johnson, Chief Operations Officer, leaving the Company effective August 10, 2025. Mr. Mummert succeeded Mr. Johnson as Chief Operations Officer. In connection with this transition and to reflect his increased responsibilities, Mr. Mummert’s annual base salary was increased to $550,000 and he will receive a long-term incentive grant under the Company’s long-term incentive plan for 2026 with a total target value of $1,400,000, to be awarded during the first quarter of 2026.
Executive Severance Plan
In 2025, the Company adopted the Albemarle Corporation Executive Severance Plan, which provides specified severance benefits to designated participants, including our NEOs other than our CEO, as summarized in the “Potential Payments upon Termination” starting on page 79. The plan formalized the Company’s previously disclosed severance practices, to promote administrative efficiency and ensure consistent treatment among participants.
Other Compensation and Personal Benefits
Albemarle provides an array of benefits to all employees. These benefits are comparable to those offered by employers in our industry and geographic footprint, including a competitive suite of health and life insurance and retirement benefits. In providing these benefits, both management and the Committee determined that they are appropriate for the attraction and retention of talent.
Under the Albemarle Corporation Retirement Savings Plan (the “Savings Plan”), Albemarle contributes up to 6% of employee eligible earnings in matching contributions. Additionally, Albemarle contributes an extra 5% of an employee's eligible earnings, including earnings of our NEOs, as a retirement benefit under the Defined Contribution Pension Benefits (the “DCPB”). Senior leaders, including NEOs, can also participate in the Executive Deferred Compensation Plan (the “EDCP”) due to limitations on contributions to tax-qualified plans (such as the Savings Plan). See page 78 of this Proxy Statement for additional information on the Savings Plan, DCPB and EDCP.
Our employees, including our executive officers, are eligible to participate in the Albemarle Foundation’s Matching Gifts and Volunteer Rewards Programs. Under these programs, the foundation will make matching donations or volunteer hours for qualified charitable contributions for any employee up to a total of $4,000 per year.
We provide a limited number of benefits to executive officers. These benefits are focused on areas directly related to a business purpose or help to foster the health, security and well-being of our executive officers, including our NEOs, for the benefit of the Company.
When an NEO is required to relocate geographically in order to join the Company or is asked to relocate due to a change in their work location after joining the Company, we provide them with the same relocation package that is offered to management and senior professional employees. Certain relocation expenses are grossed-up for taxes, as is the competitive practice within our peer group and the general marketplace.
We pay for executive health services, including annual physical examinations, for our senior leaders and our executive leadership team, including our NEOs. We also offer executives, including our NEOs, limited reimbursement for financial planning. We do not provide tax gross-ups on such amounts.

Post-Termination Payments
We offer certain post-employment payments and benefits to our executive officers, including our NEOs. We provide post-employment benefits for certain terminations prior to a change in control as well as following a change in control. Our termination benefits are market competitive, in part to promote ongoing retention during potential change in control transactions that could create employment uncertainty.
The Company has established an executive severance plan for its NEOs other than the CEO, for whom severance benefits are included in his contract. None of the benefits provided include an excise tax gross-up.
The Committee periodically reviews our post-employment compensation arrangements taking into consideration best practices and believes that these arrangements are generally consistent with arrangements currently being offered by our peer group. The Committee has determined that both the terms and payout levels are appropriate to accomplish our stated objectives. The Committee also considered the non-competition agreement that we would receive from the NEO in exchange for any post-employment termination benefits. Based on these considerations, the Committee believes that such arrangements are appropriate and reasonable.
For additional information with respect to post-employment payments and benefits to our NEOs, please see “Potential Payments upon Termination” beginning on page 79 of this Proxy Statement.
Compensation-Related Policies
Clawbacks
The Company has in place two incentive compensation recoupment policies. We adopted the Incentive-Based Compensation Recovery Policy, effective December 1, 2023, for purposes of compliance with Section 10D of the Exchange Act and the NYSE listing standards. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act), we maintain a clawback policy, which requires that certain incentive compensation paid to any current or former executive officer, including our NEOs, will be subject to recoupment if (x) the incentive compensation was calculated based on financial statements that were required to be restated due to material noncompliance with financial reporting requirements, without regard to any fault or misconduct, and (y) that noncompliance resulted in overpayment of the incentive compensation within the three fiscal years preceding the fiscal year in which the restatement was required. Incentive compensation subject to the clawback policy consists of compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure (as defined in the rules implementing such requirement), including stock price and total shareholder return, and received on and after October 2, 2023.
We also maintain a Recoupment and Forfeiture Policy, originally adopted in 2017 under which share-based and cash-based awards made to any employee, including the NEOs, under any incentive compensation arrangement maintained by the Company (including time-based equity awards) may be recovered by the Company in any manner consistent with applicable law. For purposes of this policy, “misconduct” means:
any intentional misconduct by a participant, including misappropriation, fraud, embezzlement, unethical behavior, or theft, in connection with the participant’s duties to the Company, that causes, or is reasonably likely to cause, material harm to the Company, financially, reputationally, or otherwise; or knowing and material violation of specific prohibitions or requirements in the Company’s policies, codes of conduct or agreements or arrangements between the Company and the participant (including confidentiality, solicitation and post-employment obligations).

Under this policy, the Company may recover incentive compensation received by a participant during and after the period in which the misconduct occurred, provided that the conduct is discovered by the Company within three years of its occurrence. The Company will determine the amount of incentive compensation to be recovered in its discretion based upon the participant’s relative degree of fault and involvement, the impact of the conduct on the Company, the magnitude of any loss caused, and other relevant facts and circumstances.
2025 Clawback Analysis
As previously disclosed in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 (the “Q2 2025 Form 10-Q”), we identified an error in classification within our condensed consolidated statements of cash flows related to the proceeds from settlement and unrealized gains or losses from foreign currency forward contracts. The identified misclassification impacted our previously filed annual financial statements for the fiscal years ended December 31, 2024, 2023 and 2022, and quarterly financial statements for each of the fiscal quarters of fiscal year 2024 and the first fiscal quarter of fiscal year 2025. Accordingly, the Company presented revisions to the previously issued financial statements in the Q2 2025 Form 10-Q, which also included corrections for other previously identified immaterial errors (the “Revisions”).
In connection with the Revisions, the Committee conducted a recovery analysis under our Incentive-Based Compensation Recovery Policy (the “Recovery Policy”) of incentive-based compensation received by our current and former executive officers for fiscal years 2023 and 2024 (the “Subject Period”) to ascertain whether any recovery of excess incentive-based compensation was required. Based on this analysis, the Executive Compensation & Talent Development Committee determined that no recovery was required. For each fiscal year, the executive officers were eligible to receive incentive-based compensation under rTSR PSUs and adjusted ROIC PSUs with performance periods ending in that fiscal year, as well as an annual incentive plan (“AIP”) award for that fiscal year. Recovery was not required for the rTSR PSUs because the original results did not meet the threshold levels of performance and, accordingly, no incentive-based compensation was paid. Recovery was not required for the adjusted ROIC PSUs because the Revisions did not change the amounts of incentive-based compensation that would have been paid to the executive officers. For each fiscal year’s AIP, the executive officers were paid incentive-based compensation based on adjusted EBITDA and adjusted Operating Cash Flow (“OCF”). The Revisions did not impact the incentive-based compensation tied to the adjusted EBITDA metric and, depending on the executive officer, either would not have changed or would have increased the incentive-based compensation tied to the adjusted OCF metric.

Executive Stock Ownership Guidelines
We maintain stock ownership guidelines to further align the interests of our executive officers with our shareholders. Executive officers are expected to achieve ownership in the amounts set forth in the table below within five years of being appointed to the relevant role. Each NEO was in compliance with these requirements (subject to the five-year phase-in period) as of the record date, March 11, 2026.

Position	Target Value
Chief Executive Officer	6x base salary
Chief Financial Officer	4x base salary
Other Executive Officers	3x base salary
In order to help ensure robust stock ownership, executive officers are required to hold at least 50% of their net shares (after taking into account any tax withholding), vesting in any twelve-month period until they meet their target value, and are deemed to be in compliance with the guidelines if they sell no more than that amount. Vested stock and phantom stock are counted at full value and unvested stock, stock units and phantom stock are counted at 60% when calculating target value. Stock options are not counted as value owned when calculating target value.
Insider Trading Policy; Anti-Hedging and Pledging Policies and Practices
We have adopted an insider trading policy and related procedures governing the purchase, sale, and other disposition of our securities by Directors, officers, and employees that is designed to promote compliance with insider trading laws, rules, and regulations and applicable NYSE listing standards. As noted in the insider trading policy, it is the Company’s policy not to engage in transactions of its securities in violation of insider trading laws.
Our insider trading policy prohibits, among other things, Directors, officers, and employees of the Company from engaging in short sales, put options or call options; purchasing on margin or holding in margin accounts; pledging, hypothecating, or otherwise encumbering as collateral for indebtedness; or hedging, short selling, or pledging the Company’s common stock. In addition, to further align the interests of our NEOs with those of our shareholders, our insider trading policy restricts engaging in transactions in our stock by certain employees, including NEOs, to open "trading windows," which generally open one full trading day following the Company's publication of its earnings release with respect to quarterly or annual financial results, and end on the 15th day of the last month of each calendar quarter. Executive officers must either obtain pre-clearance to trade from our General Counsel or a designee thereof, or trade in accordance with a preexisting Rule 10b5-1 trading plan that meets applicable SEC requirements.
Equity Grant Practices
The Committee maintains a well-established process for granting equity awards and has a long-standing practice of granting awards generally at a time when directors and executive officers are not in possession of material, non-public information and only during an open "trading window" period under the Company's insider trading policy. Additional features of this practice include:
•The grant date of equity awards is generally the date on which the Board or the Committee approves the award by meeting or unanimous written consent or a later date designated in such approval. The Committee generally grants equity awards to NEOs during its regularly scheduled meeting early in the fiscal year; however, the timing of this approval may be changed in the event of extraordinary circumstances, including in connection with mid-year promotions and new-hires.
•No equity awards will be granted to executive officers within the period starting four business days before the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a current report on Form 8-K that discloses material non-public information (including earnings information) and ending one business day after such filing. In 2025, the Company did not award grants to our NEOs within four business days before or one business day after the release of material non-public information.
•LTIP awards generally have a three-year performance period and the shares that are earned are not subject to any further vesting conditions.
•RSU awards generally vest in full on the third anniversary of the grant date, assuming no qualifying termination occurs during such period.
•Stock option awards generally vest in full on the third anniversary of grant and expire ten years from the date of grant. Stock options will be awarded at an exercise price equal to the closing price of Albemarle’s common stock on the date of grant. Under the terms of our 2008 Incentive Plan, 2017 Incentive Plan, and proposed 2026 Incentive Plan, stock option re-pricing is not permitted without shareholder approval.

•Beginning in 2026, we discontinued granting stock options and now deliver equity awards solely in the form of full-value shares.
•We do not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code ("IRC") generally places a $1 million annual deduction limit on compensation paid to “covered employees,” which includes our NEOs. The exemption excluding certain performance-based compensation from the deduction limits under Section 162(m) of the Internal Revenue Code for compensation paid to such "covered employees" was eliminated, effective for taxable years beginning after December 31, 2017. The Committee makes compensation decisions based on our guiding compensation principles and the interests of shareholders, even if such compensation is non-deductible by the Company.
Taxation of “Parachute” Payments and Deferred Compensation
We do not provide our NEOs with a “gross-up” or other reimbursement payment for any tax liability that they might owe because of the application of Sections 280G, 4999, or 409A of the IRC. Sections 280G and 4999 of the IRC provide that executive officers, directors who hold significant equity interests in our Company and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the IRC also imposes additional significant taxes on an executive officer, director, or other service provider to the Company in the event that they receive “deferred compensation” that does not meet certain requirements of Section 409A of the IRC.
EXECUTIVE COMPENSATION & TALENT DEVELOPMENT COMMITTEE REPORT
The Executive Compensation & Talent Development Committee of our Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis section contained in this Proxy Statement. Based on its review and these discussions, the Executive Compensation & Talent Development Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2025.

Executive Compensation & Talent Development Committee

Diarmuid B. O'Connell, Chair
Holly A. Van Deursen
Mark R. Widmar
Alejandro D. Wolff

COMPENSATION TABLES AND OTHER INFORMATION
Summary Compensation Table
The following table presents information for the fiscal years ended December 31, 2025, 2024 and 2023 relating to total compensation of our NEOs.

Summary Compensation Table
Name and Principal Position	Year(1)	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(7)	Total ($)
J. Kent Masters, Jr.	2025	$1,400,000	$—	$7,949,640	$2,500,017	$3,247,618	$—	$416,379	$15,513,654
Chairman and Chief Executive Officer	2024	$1,400,000	$—	$7,880,872	$2,500,015	$2,201,850	$—	$385,761	$14,368,498
	2023	$1,334,038	$—	$8,232,532	$2,500,044	$1,921,915	$—	$483,585	$14,472,114
Neal R. Sheorey	2025	$621,923	$—	$1,963,949	$625,030	$771,090	$—	$143,947	$4,125,939
Executive Vice President and Chief Financial Officer	2024	$600,000	$—	$1,576,174	$500,003	$503,280	$—	$283,879	$3,463,336
	2023	$23,077	$300,000	$673,959	$—	$73,644	$—	$18,937	$1,089,617
Melissa H. Anderson	2025	$571,529	$—	$1,382,978	$437,507	$708,619	$—	$127,771	$3,228,404
Executive Vice President, Chief Business Transformation Officer	2024	$551,250	$—	$985,432	$312,508	$462,389	$—	$128,941	$2,440,430

Mark R. Mummert	2025	$510,577	$—	$1,012,871.49	$200,028	$635,881	$—	$118,097	$2,477,454
Executive Vice President, Chief Operations Officer							$—
							$—
Eric W. Norris	2025	$653,933	$—	$1,963,949	$625,030	$810,076	$—	$159,218	$4,212,206
Executive Vice President, Chief Commercial Officer	2024	$640,181	$—	$1,576,174	$500,003	$573,730	$—	$144,051	$3,434,139
	2023	$631,973	$—	$1,646,506	$500,009	$484,376	$—	$183,781	$3,446,645
Netha N. Johnson, Jr.	2025	$459,330	$—	$1,963,949	$625,030	$—	$—	$2,264,470	$5,312,779
Former Executive Vice President, Chief Operations Officer	2024	$636,571	$—	$1,576,174	$500,003	$487,274	$—	$115,065	$3,315,087
	2023	$622,420	$—	$1,646,506	$500,009	$292,898	$—	$171,936	$3,233,769
___________________________________________________
(1)Mr. Sheorey joined the Company in 2023. Ms. Anderson was not an NEO in 2023. Mr. Mummert was not an NEO in 2024 and 2023. Mr. Johnson departed the Company in 2025.
(2)Salary amounts include cash compensation earned by each NEO during the applicable fiscal year, as well as any amounts earned in the applicable fiscal year but contributed into the Savings Plan and/or deferred at the election of the NEO into the EDCP. For a discussion of the EDCP and amounts deferred by the NEOs in 2025, including earnings on amounts deferred, please see “Nonqualified Deferred Compensation” on page 78 of this Proxy Statement.
(3)The amounts represent the aggregate grant date fair value of stock or option awards granted in the fiscal year in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), excluding the effect of estimated forfeitures. This amount does not reflect our accounting expense for these award(s) during the year and may be different than the actual value that will be recognized by the NEO when received. For more information on the assumptions for these awards, see Note 19, Stock-based Compensation Expense, to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. Information on individual equity awards granted to each of the NEOs in 2025 is set forth in the section entitled “Grants of Plan-Based Awards” beginning on page 72 of this Proxy Statement.
(4)The amounts reported in this column reflect the aggregate grant date fair value of the awards granted to our NEOs in 2025 as computed in accordance with FASB ASC Topic 718 and include (i) the 2025 rTSR PSU awards (calculated based on a grant date fair value per share of $99.31 determined using the Monte Carlo valuation method), (ii) the 2025 Cost Center Expense PSU awards (based on a grant date fair value price per share of $74.41 based on the probable outcome of the performance goals) and (iii) the 2025 RSUs (calculated based on a grant date fair value price per share of $74.41). The maximum payable for superior level performance on our 2025 PSU awards is 200% of Target level. The aggregate grant date fair value of the 2025 rTSR PSU awards at the superior level of 200% for each of the NEOs is: Mr. Masters $6,287,912; Messrs Sheorey, Johnson and Norris $1,572,077 each; Ms. Anderson $1,100,553; and Mr. Mummert $503,104. The aggregate grant date fair value of the 2025 Cost Center Expense PSU awards at the superior level of 200% of target for each of the NEOs is: Mr. Masters $4,711,344; Messrs. Sheorey, Johnson and Norris $1,177,910 each; Ms. Anderson $824,612; and Mr. Mummert $376,961. Amounts also include 2025 RSUs with an aggregate grant date fair value for Mr. Masters of $2,450,013; Messrs. Sheorey, Johnson and Norris $588,955 each; Ms. Anderson $420,396 and Mr. Mummert $572,838.
(5)The amount reported for 2025 stock options awards is calculated based on a grant date fair value per share of $33.80 using the Black-Scholes valuation method.
(6)The amounts reported reflect the annual incentive payout earned under 2025 AIP that was paid in March 2026. For further information on AIP, please see “2025 Annual Incentive Program (AIP)” beginning on page 50 of this Proxy Statement.
(7)All other compensation amounts reported for 2025 include:

All Other Compensation
Name	Company Contributions to Savings Plan	Company Contributions to DCPB	Company Contributions to EDCP	Perquisites (a)	Other Income(b)	Total
J. Kent Masters, Jr.	$17,000	$17,500	$361,704	$20,175		$416,379
Neal R. Sheorey	$17,000	$17,500	$89,272	$20,175		$143,947
Melissa H. Anderson	$17,000	$17,500	$79,231	$14,040		$127,771
Mark R. Mummert	$17,000	$17,500	$63,422	$20,175		$118,097
Eric W. Norris	$17,000	$17,500	$100,543	$24,175		$159,218
Netha N. Johnson, Jr.	$17,000	$17,500	$61,181	$375	$2,168,414	$2,264,470
___________________________________________________
(a)    Includes the following: personal financial consulting expenses in the amount of $14,000 paid by the Company on behalf of Messrs. Masters, Sheorey, Mummert, and Norris; personal financial consulting expenses in the amount of $3,865 for Ms. Anderson; annual credit card fees of $375 paid by the Company on behalf of each NEO; matching donations for qualified charitable contributions in the amount of $4,000 for Ms. Anderson and Mr. Norris ; and executive health services in the amount of $5,800 on behalf of each NEO.
(b)    Mr. Johnson received the following payments as a result of his termination as described in further detail below under "Potential Post-Employment Payments": cash: severance of $1,771,200; accelerated equity awards valued at $367,520, and COBRA subsidy of $29,694. Acceleration was prorated based on service through the termination date and valued based on the closing stock price as of the acceleration date. Prorated RSUs were vested and paid at termination, and prorated PSUs remain subject to performance goals and are paid out at the end of the performance period.
NEO Employment Agreements
Limited Use of Individual Executive Employment Agreements
The Company has not entered into individual employment agreements with our NEOs, other than our CEO. Instead, the initial compensation terms for each NEO are determined upon hire or promotion by the Committee based on a recommendation from the CEO and a competitive analysis of market data provided by the independent compensation consultant. All subsequent annual compensation decisions are made at the sole discretion of the Committee based on the various considerations discussed in this Proxy Statement.
CEO Employment Agreement
In 2025, the Company and Mr. Masters entered into an extension to his initial employment agreement from December 31, 2025 to March 30, 2027. Under the 2025 Employment Agreement, Mr. Masters is entitled to (i) an annual base salary of $1,400,000, (ii) eligibility for an annual bonus under the Company’s AIP at a target rate of 150% of his annual base salary and a maximum rate of 200% of his target rate, (iii) eligibility for annual grants of long-term incentive awards under the LTIP through 2026, which grants will vest on March 30, 2027 at the end of his term (except performance-based awards, which will remain outstanding and vest in full at the end of the performance period based on actual level of performance), subject to Mr. Masters’ continued employment through such earlier date or an earlier termination due to the appointment of a successor and (iv) eligibility to participate in the Company’s standard employee benefit programs. The 2025 Employment Agreement includes (a) a perpetual confidentiality covenant and (b) three-year post-employment non-competition and employee and customer non-solicitation covenants. For additional information on Mr. Masters’ compensation, see “Compensation Discussion and Analysis” beginning on page 33 of this Proxy Statement.
CEO Severance Benefits
Under the 2025 Employment Agreement, if Mr. Masters’ employment is terminated without “Cause” or Mr. Masters resigns for “Good Reason” outside of a Change in Control Period (each, as defined in the 2025 Employment Agreement), then, subject to execution and non-revocation of a general release and compliance with the restrictive covenants described above, he would be entitled the benefits as summarized in the table below.
If Mr. Masters is terminated without Cause or “Good Reason” within two years following a Change in Control (each as defined in the 2025 CIC Agreement), Mr. Masters would be entitled, according to his 2025 CIC agreement to the benefits as summarized in the table below. The 2025 CIC Agreement includes a perpetual confidentiality covenant and three-year post-employment non-competition and non-solicitation covenants.
In the event any of any payments or benefits provided for under his 2025 CIC Agreement, or otherwise payable to Mr. Masters, would constitute “parachute payments” within the meaning of Section 4999 of the IRC, Mr. Masters would be entitled to receive either full payments of the benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to Mr. Masters. The 2025 CIC Agreement does not entitle Mr. Masters to any kind of gross-up payment or excise tax reimbursement from the Company.
The following table summarizes the cash severance benefits for which Mr. Masters is eligible upon termination of employment outside of a Change in Control and in connection with a Change in Control. Voluntary terminations or a termination for “Cause” are not eligible for any payments or benefits.

	Termination Payments / Benefits Unrelated to a Change in Control		Termination Payments / Benefits in Connection with a Change in Control
	Termination by the Company without “Cause” or resignation for "Good Reason"	Termination due to death or disability	Termination by the Company without “Cause” or resignation for "Good Reason"	Termination due to death or disability
Cash payment equal to a multiple of base salary and target AIP	2x	N/A	3x
Annual bonus payment for the prior year if not already paid	Based on actual	Not included	Based on actual	Based on actual
Annual bonus payment equal to a pro-rata bonus for the year of termination	Based on actual	Based on actual	Based on actual	Based on actual
Outplacement Assistance	N/A	N/A	Up to $25,000	N/A
Financial counseling services up to $12,500 per year for two years	Included	N/A	Up to $25,000	N/A
Company-paid continued coverage under COBRA	For 2 years	N/A	For 2 years	N/A
Reimbursement of expenses related to relocation	Expenses related to relocation from NC	N/A	Expenses related to relocation from NC	N/A
Eligibility for the Company's death/disability benefits	N/A	Included	N/A	Included
Further, Mr. Masters’ individual agreements include specific provisions that address the expiration of his employment term and the potential earlier appointment of a successor CEO. If Mr. Masters’ employment is terminated upon (i) expiration of the term of his Employment Agreement or (ii) the earlier appointment of a successor CEO, in each case other than for Cause and prior to a change of control, Mr. Masters will receive, subject to his execution of a release of claims in favor of the Company and his compliance in all material respects with all applicable restrictive covenants in the Employment Agreement and any other agreement with the Company, (i) his accrued benefits (as defined in the Employment Agreement), (ii) if such termination occurs in 2026 or 2027, an annual bonus based on actual level of performance (prorated for the number of days employed if such termination occurs in 2027), (iii) if such termination occurs in 2026, an amount equal to the base salary he would have received through the end of 2026, and (v) financial counseling and relocation benefits. If Mr. Masters’ employment is terminated by the Company without Cause upon expiration of the term of his Employment Agreement during a change of control protection period, he will be entitled to any accrued benefits (as defined in his 2025 CIC Agreement), any prior year bonus that has not been paid, financial counseling (up to $25,000), and relocation benefits.

The following table summarizes the impact on outstanding equity awards for which Mr. Masters is eligible upon termination of employment outside of the two-year period following a Change in Control:

Impact of Termination Unrelated to a Change in Control on Outstanding Equity Awards
Scenario	Impact
2023-2025 Awards: Successor CEO start date prior to December 31 or an earlier qualifying event (termination without Cause, Good Reason, death or disability)
Vesting in full on December 31, 2025, or earlier successor start date or qualifying event, with PSUs vesting in full after the applicable performance period based on actual performance (at target if terminated due to disability)

2026 Awards: Successor CEO start date prior to March 30, 2027, or an earlier qualifying event (termination without Cause, Good Reason, death or disability)
Vesting in full on March 30, 2027, or earlier successor start date or qualifying event, with PSUs vesting in full after the applicable performance period based on actual performance (at target if terminated due to disability)

The following table summarizes the impact on outstanding equity awards for which Mr. Masters is eligible upon termination of employment in connection with a Change in Control:

Impact of Termination Due to a Change in Control on Outstanding Equity Awards
Scenario	Impact
2023-2025 Awards: Qualifying event (termination without Cause or Good Reason)
If outstanding awards are not replaced with an equivalent award: vesting in full with performance goals deemed achieved at target.
Vesting in full at a qualifying event, with performance goals deemed achieved at target.

2026 Awards: Qualifying event (termination without Cause or Good Reason)

Grants of Plan-Based Awards
In 2025, the Company utilized the Albemarle Corporation 2017 Incentive Plan (the “2017 Incentive Plan”) as the primary vehicle for the performance-based compensation components of total compensation for our NEOs. The 2017 Incentive Plan:
•Defines the incentive arrangements for eligible participants;
•Authorizes the granting of annual and long-term cash incentive awards, stock options, stock appreciation rights, PSUs, RSU and other incentive awards, all of which may be made subject to the attainment of performance goals approved by the Committee;
•Provides for the enumeration of the business criteria on which performance goals are to be based; and
•Establishes the maximum share grants or awards that can be paid to a participant under the 2017 Incentive Plan.
Except for significant promotions and new executive hires, annual equity grants are determined at the first scheduled meeting of the Committee each year following the availability of the financial results for the prior year. The 2025 LTIP Awards were made to our NEOs on February 27, 2025, under the 2017 Incentive Plan. These awards consisted of PSUs, RSUs and stock options. Subject to certain acceleration provisions as described below and in the “Potential Payments Upon Termination” section beginning on page 79:
•PSUs generally vest in full at the time the Committee determines the performance relative to the goals after the end of the three-year performance period.
•RSUs generally vest in full on the third anniversary of the grant date.
•Stock options generally vest in full on the third anniversary of the grant date and expire on the tenth anniversary of the grant date.
For additional information with respect to these awards, please see “2025 Compensation Decisions and Outcomes” beginning on page 50 of this Proxy Statement.

The following table provides information regarding equity and non-equity awards granted to our NEOs during the fiscal year ended December 31, 2025.

2025 Grants of Plan-Based Awards(1)
Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	All Other Option Awards: Number of Securities Underlying Options(5) (#)	Exercise or Base Price per Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(6)
			Threshold	Target	Maximum	Threshold # of Shares	Target # of Shares	Maximum # of Shares
J. Kent Masters, Jr.	AIP		$892,500	$2,100,000	$4,200,000
	Options	2/27/2025								73,965	$78.97	$2,500,017
	RSUs	2/27/2025							31,658			$2,450,013
	PSUs rTSR	2/27/2025				9,497	31,658	63,316				$3,143,956
	PSUs CO	2/27/2025				15,829	31,658	63,316				$2,355,672
Neal R. Sheorey	AIP		$214,200	$504,000	$1,008,000
	Options	2/27/2025								18,492	$78.97	$625,030
	RSUs	2/27/2025							7,915			$588,955
	PSUs rTSR	2/27/2025				2,375	7,915	15,830				$786,039
	PSUs CO	2/27/2025				3,958	7,915	15,830				$588,955
Melissa H. Anderson	AIP		$196,860	$463,200	$926,400
	Options	2/27/2025								12,944	$78.97	$437,507
	RSUs	2/27/2025							5,541			$420,396
	PSUs rTSR	2/27/2025				1,662	5,541	11,082				$550,277
	PSUs CO	2/27/2025				2,771	5,541	11,082				$412,306
Mark R. Mummert	AIP		$187,000	$440,000	$880,000
	Options	2/27/2025								5,918	$78.97	$200,028
	RSUs	2/27/2025							7,599			$572,838
	PSUs rTSR	2/27/2025				760	2,533	5,066				$251,552
	PSUsCO	2/27/2025				1,267	2,533	5,066				$188,481
Eric W. Norris	AIP		$224,060	$527,200	$1,054,400
	Options	2/27/2025								18,492	$78.97	$625,030
	RSUs	2/27/2025							7,915			$588,955
	PSUs rTSR	2/27/2025				2,375	7,915	15,830				$786,039
	PSUs CO	2/27/2025				3,958	7,915	15,830				$588,955
Netha N. Johnson, Jr.	AIP		$196,800	$524,800	$1,049,600
	Options	2/27/2025								18,492	$78.97	$625,030
	RSUs	2/27/2025							7,915			$588,955
	PSUs rTSR	2/27/2025				2,375	7,915	15,830				$786,039
	PSUs CO	2/27/2025				3,958	7,915	15,830				$588,955
______________________________________________
(1)The 2025 equity incentive awards were granted on the same day as the approval of the awards by the Committee. For additional information with respect to the plan-based awards described in this table, including metrics and vesting schedule, please see “Compensation Discussion and Analysis” and the table below titled “Outstanding Equity Awards at Fiscal Year-End”. All equity and cash awards were granted under the 2017 Incentive Plan.

(2)The amounts reported in these columns represent potential amounts under the 2025 AIP. Actual amounts paid to our NEOs are set forth in the “Summary Compensation Table” above. For further information on AIP, please see "2025 Annual Incentive Program (AIP)" beginning on page 50 of this Proxy Statement.
(3)Our PSUs have a three-year performance period with payouts determined at the end of the performance period based on our rTSR and Cost Center Expense (referred to as "CO" in the table) performance relative to pre-established targets as discussed in greater detail on page 55 of this Proxy Statement. Mr. Masters’ PSUs required his employment through December 31, 2025, but will remain outstanding and vest in full at the end of the performance period based on actual level of performance. Ms. Anderson's PSUs require her employment through December 31, 2026, but will remain outstanding and vest in full at the end of the performance period based on actual level of performance.
(4)Excluding Mr. Masters and Ms. Anderson, the awards in this column vest in full on the third anniversary of the grant date, subject to continued employment. Mr. Masters' awards vested in full on December 31, 2025, and Ms. Anderson's awards vest in full on December 31, 2026.
(5)Excluding Mr. Masters and Ms. Anderson, the awards in this column have a 10-year term and vest in full on the third anniversary of the grant date. Mr. Masters' awards have a 10-year term and vested in full on 12/31/2025 and Ms. Anderson awards have a 10-year term and vest in full on 12/31/2026.
(6)The amounts reported in this column represent the grant date fair value of the awards granted to our NEOs in 2025 as computed in accordance with FASB ASC Topic 718, excluding estimated forfeitures. Assumptions utilized in the calculation of these amounts are set forth in Note 19 - Stock-based Compensation Expense to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.

Outstanding Equity Awards at Fiscal Year-End
The following table presents information concerning the number and value of unexercised options, non-vested RSUs and non-vested PSUs for the NEOs outstanding as of the end of the fiscal year ended December 31, 2025.

		Option Awards				Stock Awards
Name	Grant Date of Awards	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)(2)		Market Value Of Shares Or Units Of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units, Or Other Rights That Have Not Vested (#)(5)		Equity Incentive Plan Awards: Market Or Payout Value Of Unearned Shares, Units, Or Other Rights That Have Not Vested ($)(8)
J. Kent Masters, Jr.	2/27/2025	73,965		$78.97	2/26/2035				63,316	(6)	$8,955,415
	2/27/2025								63,316	(7)	$8,955,415
	2/22/2024	51,335		$118.18	2/21/2034				42,310	(6)	$5,984,326
	2/22/2024								6,347	(7)	$897,720
	2/24/2023	25,340		$249.52	2/23/2033				10,020	(6)	$1,417,229
	2/24/2023								3,006	(7)	$425,169
	2/25/2022	25,794		$191.95	2/24/2032
	2/26/2021	27,823		$157.21	2/25/2031
Neal Sheorey	2/27/2025		18,492	$78.97	2/26/2035	7,915		$1,119,498	15,830	(6)	$2,238,995
	2/27/2025								15,830	(7)	$2,238,995
	2/22/2024		10,267	$118.18	2/21/2034	4,231		$598,433	8,462	(6)	$1,196,865
	2/22/2024								1,269	(7)	$179,487
	11/6/2023					1,953	(3)	$276,232
Melissa Anderson	2/27/2025		12,944	$78.97	2/26/2035	5,541		$783,719	11,082	(6)	$1,567,438
	2/27/2025								11,082	(7)	$1,567,438
	2/22/2024		6,417	$118.18	2/21/2034	2,645		$374,109	5,290	(6)	$748,218
	2/22/2024								794	(7)	$112,303
	2/24/2023		3,168	$249.52	2/23/2033	1,253		$177,224	1,253	(6)	$177,224
	2/24/2023								376	(7)	$53,181
	2/25/2022	4,366		$191.95	2/24/2032
	2/26/2021	3,795		$157.21	2/25/2031
Netha N. Johnson, Jr.	2/27/2025	2,569		$78.97	2/26/2035				3,080	(6)	$435,635
	2/27/2025								3,080	(7)	$435,635
	2/22/2024		4,849	$118.18	2/21/2034				4,468	(6)	$631,954
	2/22/2024								670	(7)	$94,765
	2/24/2023		4,083	$249.52	2/24/2033				1,726	(6)	$244,125
	2/24/2023								518	(7)	$73,266
	2/25/2022	5,358		$191.95	2/25/2032
	2/26/2021	5,565		$157.21	2/25/2031
	2/28/2020	12,421		$81.85	2/27/2030
	2/26/2019	7,218		$91.00	2/25/2029

		Option Awards				Stock Awards
Name	Grant Date of Awards	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)(2)	Market Value Of Shares Or Units Of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units, Or Other Rights That Have Not Vested (#)(5)		Equity Incentive Plan Awards: Market Or Payout Value Of Unearned Shares, Units, Or Other Rights That Have Not Vested ($)(8)
Eric W. Norris	2/27/2025		18,492	$78.97	2/26/2035	7,915	$1,119,498	15,830	(6)	$2,238,995
	2/27/2025							15,830	(7)	$2,238,995
	2/22/2024		10,267	$118.18	2/21/2034	4,231	$598,433	8,462	(6)	$1,196,865
	2/22/2024							1,269	(7)	$179,487
	2/24/2023		5,068	$249.52	2/24/2033	2,004	$283,446	2,004	(6)	$283,446
	2/24/2023							601	(7)	$85,005
	2/25/2022	5,358		$191.95	2/25/2032
	2/26/2021	5,565		$157.21	2/25/2031
	2/28/2020	12,421		$81.85	2/27/2030
	2/26/2019	7,669		$91.00	2/25/2029
Mark Mummert	2/27/2025		5,918	$78.97	2/26/2035	7,599	$1,074,803	5,066	(6)	$716,535
	2/27/2025							5,066	(7)	$716,535
	2/22/2024		2,824	$118.18	2/21/2034	1,164	$164,636	2,328	(6)	$329,272
	2/22/2024							349	(7)	$49,363
	2/24/2023					812	$114,849	406	(6)	$57,425
	2/24/2023							122	(7)	$17,256
___________________________________________________
(1)Excluding Mr. Masters and Ms. Anderson, the stock options have a maximum 10-year term and cliff vest 100% on the 3rd anniversary of the grant date. Mr. Masters' 2023, 2024, and 2025 stock options cliff vest 100% and became exercisable on December 31, 2025. Ms. Anderson's' 2025 stock options cliff vest 100% and became exercisable on December 31, 2026.
(2)Mr. Masters' 2023 and 2024 and 2025 RSUs vested on December 31, 2025.
(3)On November 6, 2023, Mr. Sheorey was awarded a new hire grant of RSUs that vest one-third each year on the anniversary date of the grant.
(4)The estimated value is based on the unvested RSUs, multiplied by the closing price of the Company's common stock on December 31, 2025, which was $141.44.
(5)Excluding Mr. Masters and Ms. Anderson, subject to the performance metrics being met, PSUs vest 100% on the 3rd anniversary of the grant date. Subject to the achievement of the performance metrics being met, Mr. Masters' 2023, 2024 and 2025 PSUs became earned on December 31, 2025. Subject to the achievement of the performance metrics being met, Ms. Anderson's 2025 PSUs become earned on December 31, 2026.
(6)Amounts for the 2025, 2024 and 2023 rTSR PSUs are based upon superior performance (2025 and 2024) and target performance (2023). In February 2026, the Executive Compensation & Talent Development Committee determined that the performance for the 2023 rTSR PSUs was achieved at 90.1% of Target.
(7)Amounts for the 2025 Cost Center Expense PSUs are based upon superior; for the 2024 adjusted ROIC PSUs are based upon threshold; for the 2023 adjusted ROIC PSUs are based upon threshold. In February 2026, the Executive Compensation and Talent Development Committee determined that the performance for the 2023 adjusted ROIC PSUs did not reach the threshold level required for payout.
(8)The estimated value is based on the unvested PSUs multiplied by the closing price of the Company's common stock on December 31, 2025, which was $141.44.

Option Exercises and Stock Vested
The following table presents information concerning the exercise of stock options and the vesting of stock (including RSUs and PSUs) for the NEOs during the fiscal year ended December 31, 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)
J. Kent Masters, Jr.	—	$—	79,765	$10,224,220
Neal R. Sheorey	—	$—	1,953	$178,231
Melissa H. Anderson	—	$—	6,090	$487,769
Mark R. Mummert	—	$—	1,682	$134,357
Eric W. Norris	—	$—	7,902	$634,236
Netha N. Johnson, Jr.	—	$—	12,615	$1,001,756
___________________________________________________
(1)Value realized upon vesting of RSUs is determined by multiplying the number of units vesting by the closing price of Albemarle common stock on the vest date or, if the NYSE is not open on the vesting date, by the closing price on the last date prior to the vesting date on which the NYSE is open.
(2)    Value realized upon vesting of the PSUs is determined by multiplying the number shares granted by the performance modifier. The resulting shares acquired at vesting is multiplied by the closing price of Albemarle common stock on the vest date or, if the NYSE is not open on vesting date, by the closing price on the last date prior to the vesting date that the NYSE is open.

Retirement Benefits
All NEOs are eligible for the same retirement benefits as other US employees. The U.S. retirement benefit has three components:
•Savings Plan. Albemarle contributes up to 6% of employee eligible earnings in matching contributions to this plan.
•Defined Contribution Pension Benefits (DCPB). Albemarle contributes 5% of employee eligible earnings to this plan.
•Executive Deferred Compensation Plan (EDCP). The first two plans have a statutory cap for employee and employer contributions. The EDCP helps ensure all employees have the same opportunity to have up to 11% of their eligible earnings contributed by Albemarle.
Nonqualified Deferred Compensation
The EDCP covers executives, including the NEOs, who are limited in how much they can contribute to tax-qualified deferred compensation plans (such as the Savings Plan). We maintain this plan to be competitive and encourage executives to save for their retirement. A participant in the EDCP may defer up to 50% of base salary and/or up to 100% of cash incentive awards (net of FICA and Medicare taxes due). We also provide employer contributions in the EDCP to provide executives with the same proportional benefits as are provided to all other employees, but which cannot be provided under our tax-qualified plan because of statutory limitations that apply under that plan. The EDCP also provides for a supplemental benefit of 5% of compensation in excess of amounts that may be recognized under the tax-qualified Savings Plan and of the cash incentive bonus award paid during the year.
Our NEOs, regardless of hire date, participate in the same tax-qualified Savings Plan and EDCP. This defined contribution plan design provides all participating employees with the opportunity to receive a Company contribution of 11% of their eligible earnings for the calendar year if they contribute at least 9% of their eligible earnings to the Savings Plan and EDCP. Such Company contributions go into the tax-qualified Savings Plan up to the compensation and benefit limitations under the IRC and after that are credited to an EDCP account.
Amounts credited under the EDCP are credited daily with investment gains and losses as if such amounts were invested in one or more of the plan’s investment options. Accounts are generally paid at the time and in the form specified by participants when they make deferral elections, or upon a participant’s earlier death or disability.
The following table presents information concerning the benefits of our NEOs under the EDCP.

2025 Nonqualified Deferred Compensation(1)
Name	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
J. Kent Masters, Jr.	$—	$361,704	$70,939	$—	$1,882,003
Neal R. Sheorey	$—	$89,272	$3,685	$—	$132,862
Melissa H. Anderson	$23,199	$79,231	$74,953	$—	$884,650
Mark R. Mummert	$392,030	$63,422	$318,460	$50,790	$2,178,453
Eric W. Norris	$—	$100,543	$114,270	$—	$935,324
Netha N. Johnson, Jr.	$—	$61,181	$108,048	$—	$797,275
___________________________________________________
(1)Amounts reflected are based on activities recorded by Merrill Lynch, the plan’s recordkeeper, as of December 31, 2025, and include contributions to the EDCP that were deferred in 2025.

(2)Amounts are reported as compensation to the NEOs in the 2025 Summary Compensation Table.
(3)Amounts reflected are based on aggregate earnings and gain/loss in fiscal 2025. None of these amounts were reported in the 2025 Summary Compensation Table.
(4)Amounts include amounts that have been reported in the Summary Compensation Table as compensation for a prior fiscal year as follows: Mr. Masters, $1,329,739; Mr. Sheorey, $39,714; Ms. Anderson, $75,884; Mr. Johnson, $490,455; Mr. Norris, $460,384.

Potential Payments upon Termination
Our CEO, Mr. Masters, is eligible for severance benefits according to his 2025 Employment and CIC agreement, as discussed above. Other NEOs are eligible for severance benefits under the Albemarle Corporation Executive Severance Plan as outlined below.
In the event any payments or benefits provided for our NEOs constitute “parachute payments” within the meaning of Section 4999 of the IRC, the NEO would be entitled to receive either full payments of the benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the NEO. NEOs are not entitled to any kind of gross-up payment or excise tax reimbursement from the Company.
Potential Post-Employment Payments
The following table summarizes the cash severance benefits for which our NEOs other than Mr. Masters are eligible upon termination of employment unrelated to a Change in Control and in connection with a Change in Control. A termination for “Cause” and, except as set forth below, voluntary terminations are not eligible for any payments or benefits.

	Termination Payments / Benefits Outside of a Change in Control		Termination Payments / Benefits in Connection with a Change in Control
	Termination by the Company without “Cause”	Termination due to death or disability	Termination by the Company without “Cause”, resignation for "Good Reason" or Death	Termination due to disability
Cash payment equal to a multiple of base salary and target AIP	1.5x	N/A	Up to 2x	N/A
Annual bonus payment for the prior year if not already paid	N/A	N/A	Based on actual	Based on actual
Annual bonus payment equal to a pro-rata bonus for the year of termination	N/A	N/A	Based on target	N/A
Outplacement Assistance	One Year	N/A	Up to $25,000	N/A
Financial counseling services	Up to $14,000	N/A	Up to $25,000	N/A
Company-paid continued coverage under COBRA	Up to 1.5 years	N/A	Up to 2 years	N/A
Reimbursement of expenses related to relocation	N/A	N/A	Included	N/A
Eligibility for the Company's death/disability programs	N/A	Included	N/A	Included

The following table summarizes the impact on outstanding equity awards for which our non-CEO NEOs are eligible upon termination of employment outside of the two-year period following a Change in Control:

Impact of Termination Unrelated to a Change in Control on Outstanding Equity Awards
Scenario	RSUs	Stock Options	PSUs
Termination by the Company not for “Cause”
Prorated vesting at the qualifying termination event, with proration equal to 1/36th of the grant for each full month of service during the vesting period. Stock Options are exercisable at the 3rd anniversary of the grant date and no later than the expiration date. Full vesting upon termination due to death or disability.
Earned based on actual achievement of performance metrics (at “target” upon death) on a prorated basis equal to 1/36th of the grant for each full month of service during the performance period.
Death or Disability
Retirement
Voluntary Resignation	Forfeited
Termination for “Cause”	Forfeited
The following table summarizes the impact on outstanding equity awards for which our other non-CEO NEOs are eligible upon termination of employment in connection with a Change in Control:

Impact of Termination Due to a Change in Control on Outstanding Equity Awards
Scenario	RSUs	stock options	PSUs
CIC + termination of employment (by the Company not for “Cause” or by NEO with “Good Reason” or upon death)	Full and accelerated vesting	Full and accelerated vesting	PSUs vest in full at target
CIC + continuation of employment and Albemarle is no longer publicly traded	• Replace with an award with same value or accelerate vesting for award if rather than convert at the same value and conditions
	• If NEO is terminated by the Company not for “Cause” or by NEO with “Good Reason” within two years of the CIC, accelerated vesting occurs		Prorated and accelerated vesting based on higher of actual or target performance upon CIC
CIC + continuation of employment and Albemarle continues to be publicly traded	• No change to the existing vesting schedule
	• If NEO is terminated by the Company not for “Cause” or by NEO with “Good Reason” within two years of the CIC, accelerated vesting of time-based equity occurs		PSUs vest in full at target
Separation of Mr. Johnson
In 2025, Mr. Johnson separated from the Company. The termination constituted an involuntary, without cause termination of his employment by the Company. Consistent with the severance benefits described above based on our Albemarle Corporation Executive Severance Plan, Mr. Johnson received severance payments as reported in the Summary Compensation Table on page 67 of this Proxy Statement, which included (i) a cash payment equal to 1.5 times the sum of his base salary and AIP target opportunity for 2025 and (ii) the accelerated vesting of 4,713 RSUs and 11,501 stock options (which remain exercisable under the original terms of each grant) and (iii) the continued vesting of 11,000 PSUs subject to future payout only if the applicable performance conditions are achieved (all such equity amounts prorated based on his time of service under each award). Mr. Johnson is also eligible to receive outplacement assistance benefits for a period of one year and financial counseling benefits. In lieu of providing subsidized COBRA on a monthly basis, Mr. Johnson received a lump sum of $29,694, equivalent to one year of medical premium COBRA subsidy.

For purposes of the CEO's individual agreement and the participation of the non-CEO NEOs in the Albemarle Corporation Executive Severance Plan, “Change in Control” means the occurrence of any of the following events:
•Any person or group becomes the direct or indirect beneficial owner of 20% or more of the combined voting power of the Company's then-outstanding voting securities (other than as a result of an issuance of securities approved by the continuing directors or open-market purchases approved by the continuing directors at the time of purchase), unless (in the case of beneficial ownership that does not exceed 30% of such voting securities) at least two-thirds of the continuing directors determine that such event does not constitute a “change in control;”
•As a result of a reorganization, merger, share exchange or consolidation (each, a “Business Combination”), a contested election of directors, or a combination thereof, the continuing directors cease to constitute a majority of the Company's or any successor’s board of directors within two years of the last of such transaction(s); or
•There is a shareholder-approved Business Combination unless (a) all or substantially all of our outstanding voting securities’ beneficial owners immediately prior to the Business Combination own more than 60% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors resulting from the Business Combination (with no one person owning more than 30%), in substantially the same proportions as immediately before the Business Combination and (b) at least a majority of the post-Business Combination directors are continuing directors.
For purposes of the CEO's individual agreements, “cause” generally means any of the following:
•Willful failure to perform duties (other than any such failure resulting from incapacity due to physical or mental illness);
•Willful failure to comply with any valid and legal directive of the Board, engagement in dishonesty or other misconduct, which is, in each case, injurious to the Company or any of its affiliates;
•Embezzlement, misappropriation, or fraud, whether or not related to employment with the Company;
•Conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude or other illegal conduct;
•Intentional material violation of the Company's Code of Conduct or a material policy of the Company; or
•Breach of any obligation the Employment Agreement or any other written agreement between the executive and the Company.
For purposes of the CEO's individual agreements, “good reason” generally means a material adverse change in title, position or authorities, or the assignment of any material duties or material responsibilities that are materially inconsistent with his current position; a reduction in the annual rate of base salary or target bonus or long term incentive opportunity; requiring his office nearest to his principal residence to be located at a different place which is more than thirty-five miles from where such office is located; the failure by the Company to continue in effect compensation or benefit plans in which he participates; a material breach by the Company of his Employment Agreement or Change in Control Agreement or other material written agreement with the Company; and the failure of the Company to obtain a satisfactory agreement from any applicable successor entity to assume and agree to perform under any applicable employment or severance compensation agreement.

For purposes of the participation of the non-CEO NEOs in the Albemarle Corporation Executive Severance Plan, "cause" generally means willfully engaging in conduct demonstrably and materially injurious to the Company, monetarily or otherwise and “good reason” generally means:
•A change in position with the Company which in reasonable judgment does not represent a promotion from current status or position immediately prior to the Change in Control or the assignment of any duties or responsibilities or diminution of duties or responsibilities which in reasonable judgment are inconsistent with current position with the Company in effect immediately prior to the Change in Control, it being understood that any of the foregoing in connection with termination of employment for cause or total disability shall not constitute good reason;
•A reduction by the Company in the annual rate of base salary as in effect immediately prior to the date of a Change in Control;
•The Company requiring the office nearest to executive's principal residence to be located at a different place which is more than thirty-five (35) miles from where such office is located immediately prior to a Change in Control;
•The failure by the Company to continue in effect compensation or benefit plans in which executive participates, which in the aggregate provide compensation and benefits substantially equivalent to those prior to a Change in Control;
•The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the agreement; or
•Any purported termination of employment which is not effected pursuant to a notice of termination; for purposes of the agreement, no such purported termination shall be effective for any purpose except to constitute a good reason.
Estimated Post-Employment Benefits and Payments
The following table presents, for each of the NEOs, the estimated payments and benefits that would have been payable in the event of termination of employment (retirement or involuntary without cause) or a separation for another reason (change in control, disability, or death). Voluntary termination without "good reason" or termination for cause are not eligible for any payments or benefits.
Consistent with SEC requirements, these estimated amounts have been calculated as if the employment of the NEOs had been terminated as of December 31, 2025, using the closing market price of our common stock ($141.44 per share) as of that date.

Potential Payments Upon Termination or Change in Control
Name	Type of Payment or Benefit	Qualifying Termination Event - Non-CIC Involuntary Term without Cause(3)	Qualifying Termination Event - Retirement (4)	Qualifying Termination Event -Disability	Qualifying Termination Event - Death	Change in Control Qualifying Termination(1)
J. Kent Masters, Jr.	Severance Payment	$7,000,000				$10,500,000
	AIP	$3,247,618	$3,247,618	$3,247,618		$3,247,618
	PSUs			$17,774,199		$17,774,199
	RSUs
	Stock Options
	Benefits(2)	$448,804				$501,284
	Total	$10,696,422	$3,247,618	$21,021,817		$32,023,101

Potential Payments Upon Termination or Change in Control
Name	Type of Payment or Benefit	Qualifying Termination Event - Non-CIC Involuntary Term without Cause(3)	Qualifying Termination Event - Retirement (4)	Qualifying Termination Event -Disability	Qualifying Termination Event - Death	Change in Control Qualifying Termination(1)
Neal R. Sheorey	Severance Payment	$1,701,000				$2,268,000
	AIP			$771,090		$771,090
	PSUs				$1,544,525	$3,435,860
	RSUs	$722,900		$1,994,163	$1,994,163	$1,994,163
	Stock Options
	Benefits(2)	$50,594				$68,402
	Total	$2,474,494		$2,765,253	$3,538,688	$8,537,515
Melissa H. Anderson	Severance Payment	$1,563,300				$2,084,400
	AIP		$708,619	$708,619		$708,619
	PSUs				$1,375,928	$2,670,104
	RSUs	$613,991	$613,991	$1,335,052	$1,335,052	$1,335,052
	Stock Options
	Benefits(2)	$53,977				$76,706
	Total	$2,231,268	$1,322,610	$2,043,671	$2,710,980	$6,874,881
Mark R. Mummert	Severance Payment	$1,485,000				$1,980,000
	AIP			$635,881		$635,881
	PSUs				$573,398	$1,160,657
	RSUs	$507,911		$1,354,288	$1,354,288	$1,354,288
	Stock Options
	Benefits(2)	$65,515				$92,537
	Total	$2,058,426		$1,990,169	$1,927,686	$5,223,363
Eric W. Norris	Severance Payment	$1,779,300				$2,372,400
	AIP			$810,076		$810,076
	PSUs				$2,111,416	$4,002,752
	RSUs	$944,536		$2,001,376	$2,001,376	$2,001,376
	Stock Options
	Benefits(2)	$75,785				$110,599
	Total	$2,799,621		$2,811,452	$4,112,792	$9,297,203
___________________________________________________
(1)Represents a lump-sum severance payment generally equal to two times (three times for CEO) annual base compensation and target annual variable compensation, in all cases reduced by a non-competition payment amount as determined by a third-party in the business of valuing non-competition payments in return for an agreement not to compete for a two-year (three-year for CEO) period post-termination. As the non-competition payment is not determinable at this time, only the total severance payment amount without the reduction is reflected in the table. 2025 AIP Bonus is also included and based on the calculated Company score and individual performance shown on page 55.
(2)Represents (i) outplacement counseling and financial counseling, in each case not to exceed $25,000, (ii) estimated relocation benefits and (iii) the value of medical, dental and vision benefits continuation for 24 months post-termination.
(3)Represents (i) outplacement counseling deemed reasonable, (ii) financial counseling, in each case not to exceed $14,000, and (iii) a COBRA subsidy equal to the company portion of the medical premium under the medical option for which they were subscribed for a period not exceeding 18 months post termination.
(4)Mr. Masters and Ms. Anderson are the only executive officers who are retirement eligible. Mr. Masters' outstanding time-based equity awards vested December 31 2025 and his performance-based equity awards time-vested (i.e., ceased to require continued employment) 12/31/2025.

Equity Compensation Plan Information
The following table presents information as of December 31, 2025, with respect to compensation plans under which shares of our common stock are authorized for issuance.

Equity Compensation Plan Information
Equity Compensation Plans Approved by Shareholders (1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (3)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
2008 Incentive Plan	46,956	(2)	$92.93	—	(4)
2017 Incentive Plan	1,326,399	(5)	$117.97	2,015,321
2013 Stock Plan for Non-Employee Directors	33,377	(6)		—	(7)
2023 Stock Plan for Non-Employee Directors	13,690	(8)		455,106	(8)
Total	1,420,422			2,470,427
___________________________________________________
(1)We have no equity compensation plans that are not shareholder approved.
(2)Amount consists of outstanding stock options.
(3)The price reflects the weighted average exercise price of stock options for each plan. The weighted average exercise price of stock options for all plans is $116.30.
(4)Effective with the 2017 Incentive Plan, awards were no longer available to be issued under the 2008 Incentive Plan.
(5)Amount includes 658,243 shares subject to stock options, 264,316 shares subject to RSUs and 403,840 shares subject to PSUs at target.
(6)Amount reflects deferred units invested in phantom shares under the 2013 Directors Plan that are to be paid in shares at a future time under the terms of the 2013 Directors Plan.
(7)Effective with the 2023 Stock Plan for Non-Employee Directors, new awards were no longer available to be issued under the 2013 Stock Plan for Non-Employee Directors.
(8)Amount includes 13,690 shares subject to RSUs. Amount also includes 12,347 deferred units invested in phantom shares under the 2023 Directors Plan that are to be paid in shares at a future time under the terms of the 2023 Directors Plan.
CEO Pay Ratio
The principles that guide us for our executive compensation program are not different than for the organization at large:
•We use the market median as a reference point for our compensation and benefits program.
•The market median is specific to the country in which we compete for talent.
•The market median is specific to the job level for each of our employees.
•The market median determines the mix between base pay, short-term incentive pay, long-term equity and benefits. As the job level increases, we typically see an increase in total compensation as well as an increase in that portion of total compensation that is equity-based and the portion that is performance-based.
We disclose below the ratio of our CEO’s annual total compensation relative to the annual total compensation of the median employee of the Company (excluding the CEO) for the year ended December 31, 2025. As permitted or required by Item 402(u) of Regulation S-K, our process for determining the total employee population and the median employee annual total compensation included the following factors:
•Employee population
◦We used our global system of record for all of our employees worldwide.

◦We included all employees, whether salaried or hourly and whether employed on a full-time, part-time, or seasonal basis.
◦We used November 15, 2025, as our determination date.
◦To allow for comparisons across international jurisdictions, we converted into U.S. dollars any base cash compensation amounts denominated in non-U.S. currencies, using exchange rates effective at the determination date.
◦We did not adjust for global cost of living differences.
•Consistently applied compensation measure
◦We determined the median employee annual total compensation by using a consistently applied compensation measure, namely, base salary or wages (“base cash compensation”), for all individuals, excluding our CEO, who were employed by us on November 15, 2025.
◦For part-time workers, we did not adjust base cash compensation to the equivalent for a full- time employee.
◦We annualized the compensation for all permanent employees (full- or part-time) who were not employed by us for all of 2025.
◦For hourly employees, base cash compensation is based on their hourly rate in combination with their standard hours of work.
Applying these and other relevant factors, we identified a median base cash compensation amount. We identified 4 employees, as of November 15, 2025, that were paid this median base cash compensation amount. For each of these employees, we determined total compensation paid for the year-ended December 31, 2025 (calculated in accordance with Item 402(c)(2)(x) of Regulation S-K) and selected the median employee of this employee subset as our median employee for 2025.
That median employee's total compensation was $71,667 for the year ended December 31, 2025 (calculated in accordance with Item 402(c)(2)(x) of Regulation S-K). On the same basis, the total annualized compensation for our CEO for the year ended December 31, 2025 was $15,513,654. Accordingly, for the year ended December 31, 2025, the ratio of our CEO’s total compensation to that of our median employee is 216:1. The ratio is reflective of the majority of our workforce being employed in countries with significantly lower wages than the US, where the CEO resides.
The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above. Given the different methodologies that various public companies will use to determine an estimate of their CEO pay ratio, the ratio reported above should not be used as a basis for comparison between companies.

SEC Disclosure on Pay versus Performance
Albemarle and the Committee are pleased to present this Pay Versus Performance disclosure as we are committed to ensuring alignment between Company performance and executive compensation. “Pay for performance” is one of our core compensation principles, as described in the Compensation Discussion and Analysis above.
The alignment of shareholder interests and CEO compensation is evidenced by the strong correlation between our CEO’s Compensation Actually Paid (as calculated below) over the last five fiscal years and total shareholder return relative to our Peer Group (as defined below) for the same period.
The Pay Versus Performance disclosure, as required by the SEC and shown below, provides an additional perspective on our pay and performance alignment. It uses a measure of compensation, Compensation Actually Paid and selected measures of market and financial performance.
Pay Versus Performance Table
The following table shows (1) total compensation for our principal executive officer (“PEO”) and, on average, our other NEOs, in each case as set forth in our Summary Compensation Table for each of the last five completed fiscal years; (2) for each such fiscal year, the Compensation Actually Paid (“CAP”) to our PEO and, on average, our other named executive officers (as determined pursuant to SEC rules); (3) for each such fiscal year, our net income and our adjusted EBITDA; and (4) the cumulative total shareholder return assuming a $100 investment at the time of the last trading date in fiscal year 2020 (“TSR”) of (x) the Company and (y) the components of the S&P 1500 Specialty Chemicals Index (“Peer Group”), in each case for fiscal year 2021, fiscal years 2021-2022, fiscal years 2021-2023, fiscal years 2021-2024 and fiscal years 2021-2025.

2025 Pay Versus Performance Table
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(3)	Average Summary Compensation Table Total for non-PEO NEOs(2)	Average Compensation Actually Paid to non-PEO NEOs(2)(3)	Value of Initial Fixed $100 Investment Based on:		Net Income ($MM)(5)	Adjusted EBITDA ($MM)
					Total Shareholder Return(4)	Peer Group Total Shareholder Return(4)
2025	$15,513,654	$38,198,957	$3,871,357	$6,716,651	$102	$109	$(465)	$1,098
2024	$14,368,498	$4,401,575	$3,479,959	$1,603,421	$61	$108	$(1,316)	$1,140
2023	$14,472,115	$(4,776,615)	$3,154,592	$1,224,527	$100	$110	$1,573	$2,779
2022	$11,118,156	$13,714,085	$2,964,307	$3,084,017	$149	$96	$2,474.0	$3,403.0
2021	$9,040,753	$20,335,113	$2,516,658	$8,987,310	$160	$128	$199.9	$871.0
___________________________________________________
(1)“PEO” represents J. Kent Masters, Jr., who was appointed CEO on April 20, 2020.
(2)The non-PEO NEOs for each applicable year are as follows:
a.2025: Neal R. Sheorey, Melissa H. Anderson, Netha N. Johnson, Jr., Eric W. Norris and Mark Mummert
b.2024: Neal R. Sheorey, Melissa H. Anderson, Netha N. Johnson, Jr., Eric W. Norris and Kristin M. Coleman
c.2023: Neal R. Sheorey, Kristin M. Coleman, Netha N. Johnson, Jr., Eric W. Norris, Raphael G. Crawford, Sean O'Hollaren and Scott A. Tozier
d.2022: Scott A. Tozier, Kristin M. Coleman, Netha N. Johnson, Jr. and Eric W. Norris
e.2021: Scott A. Tozier, Netha N. Johnson, Jr., Karen G. Narwold and Eric W. Norris
(3)SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine CAP as reported in the Pay Versus Performance Table above. The following table details the applicable adjustments that were made to Summary Compensation Table totals to determine CAP after deducting the Summary Compensation Table values for the aggregate change in value of pension plans and the grant-date fair value of stock awards and option awards. The fair value or change in fair value, as applicable, of stock awards and option awards was determined by reference to (x) for RSU awards, the closing price of our common stock on the applicable measurement date, (y) for PSU awards (excluding market-

conditioned (relative TSR-based) PSU awards), the closing price of our common stock on the applicable measurement date multiplied by the probability of achievement as of such date and (z) for market-conditioned PSU awards, a Monte Carlo simulation as of the applicable measurement date. For stock options, the fair value or change in fair value, as applicable, was determined using a Black-Scholes valuation model. The model references the closing stock price, in addition to the stock option’s strike price, expected life, volatility, expected dividend yield and risk-free rate as of the measurement date.

Year	Pension	Equity Awards
	Pension Service Cost	Year End Fair Value of Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value (since End of Prior Year) of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
PEO
2025	N/A	$14,819,685	$4,191,852	$10,295,958	$3,827,465	$—	$—	$33,134,961
Non-PEO NEO Average
2025	N/A	$4,120,674	$1,019,522	$17,156	$(30,934)	$(121,059)	$—	$5,005,359
(4)Cumulative Company TSR and peer group TSR are calculated by assuming that a $100 investment was made on the trading day prior to the first fiscal year reported and reinvesting all dividends until the last day of each reported fiscal year. For this purpose, our peer group is S&P 1500 Specialty Chemical Index.
(5)"Net Income" represents the amount of net income reflected in the Company's audited financial statements for the applicable fiscal year.
Relationship Between CAP and Performance Measures; Relationship Between Company TSR and Peer Group TSR
Our compensation programs are designed to align payout opportunities with the Company's long-term performance. A large portion of our executive pay is dependent upon the achievement of specific corporate, business unit, and individual performance goals, as well as our stock price performance. We pay higher compensation when goals are exceeded and stock price is increasing and lower compensation when goals are not met and stock price is decreasing. Overall, the pay to our CEO and NEOs and our Company’s performance are aligned over the long term.
Specifically, the Pay versus Performance table above and charts below illustrate the following:
•CEO and NEO realized pay is strongly aligned with our TSR performance. CEO and average CAP for the other NEOs each year generally moved with our TSR performance, although not every year
•Net Income and adjusted EBITDA move with our TSR over the long term, but not necessarily in any given year. This is because our ending TSR reflects investors’ assessment of our valuation taking forward- and backward-looking factors into account, while income metrics measure performance over a 1-year, backward-looking time frame when business conditions may be different
•Because our executive pay programs are largely driven by our absolute and relative TSR, our CAP correlates more closely with our TSR than our other financial performance measures in any given year
•Our Company TSR over the five-year period ending in 2025, resulted in a TSR slightly below that of the peer group

The charts below further illustrate the alignment between CAP and our TSR performance for the past five completed fiscal years, as well as the Company’s strong relative TSR performance versus the TSR of the Peer Group.
___________________________________________________
(1)Cumulative TSR for Albemarle and the peer group is measured as described in Footnote 4 above.

2025 Performance Measures
For Fiscal Year 2025, the Committee identified the financial performance measures listed below as the most important in its compensation-setting process for NEOs.
The Committee identified adjusted EBITDA, Operating Cash Flow Conversion Rate, Cost Center Expense, rTSR, and Adjusted ROIC as our most important financial performance measures tied to executive compensation outcomes because they are heavily weighted in our incentive awards. These measures were considered the key measures of financial performance in the Company’s 2025 annual operating plan.
Tabular List of Performance Measures (each as defined and adjusted as described above in the Compensation Discussion and Analysis):

Adjusted EBITDA
Operating Cash Flow Conversion Rate
Cost Center Expense
rTSR
Adjusted ROIC

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit & Finance Committee of the Board has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (“independent auditor”) for 2026. We are not required to have the shareholders ratify the selection of PwC as our independent auditor. We are nonetheless doing so because we believe it is a matter of good corporate practice.
The Audit & Finance Committee is solely responsible for the appointment, compensation, and oversight of the work of our independent auditor. If the selection of PwC is not ratified, the Audit & Finance Committee will consider whether it is appropriate to select another independent auditor. Even if the selection is ratified, the Audit & Finance Committee in its discretion may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
Fees Billed by PwC
During the fiscal years ended 2024 and 2025, we retained our independent auditor, PwC, to perform services in the categories and approximate fees set forth below:

	2025	2024
Audit Fees(1)	$5,550,000	$5,372,500
Audit-Related Fees(2)	$407,000	$258,500
Tax Fees	$—	$—
All Other Fees(3)	$115,125	$86,325
Total Fees	$6,072,125	$5,717,325
___________________________________________________
(1)Fees for audit services billed or expected to be billed related to (a) audit of our annual financial statements, including assessment of internal controls over financial reporting, (b) reviews of our quarterly financial statements, (c) audits provided in connection with statutory filings, regulatory audits, and (d) comfort letter and other services that generally only the principal auditor reasonably can provide to a client.
(2)Fees for audit-related services include audits of our employee benefit plans and carve-out audit procedures.
(3)Fees for all other services consist of licensing fees for accounting software that provides access to authoritative guidance dealing with financial reporting rules, state environmental compliance requirements, and fees for assessing governmental energy certifications and joint ventures materials pricing.
Audit & Finance Committee Pre-Approval Policy
The Audit & Finance Committee has adopted a policy for the provision of audit services and permitted non-audit services by our independent auditor. Our CFO has primary responsibility to the Audit & Finance Committee for administration and enforcement of this policy and for reporting noncompliance. Under the policy, the CFO is responsible for presenting to the Audit & Finance Committee an annual budget and plan for audit services and for any proposed audit-related, tax, or other non-audit services to be performed by the independent auditor. The presentation must be in sufficient detail to define clearly the services included. Any services included within the budget and plan that the Audit & Finance Committee approves requires no further approval for that budget year. All other audit and permissible non-audit engagements of the independent auditor must be approved in advance by the Audit & Finance Committee. The pre-approval requirements do not prohibit the delivery of permissible non-audit services that were not recognized as non-audit services at the time of the engagement so long as (i) all such services are less than 5% of fees paid to the independent auditor for the fiscal year, and

(ii) the services are approved by the Audit & Finance Committee prior to completion of the audit. All services provided by PwC were approved by the Audit & Finance Committee.
Representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they so desire, and will be available to respond to appropriate questions.
Approval of this proposal requires that the number of votes cast in favor of the ratification exceed the number of votes cast in opposition to the ratification.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

AUDIT & FINANCE COMMITTEE REPORT
Management is responsible for the preparation, presentation, and integrity of the financial statements of the Company, for maintaining appropriate disclosure controls, internal controls, and financial reporting processes, and for assessing the effectiveness of internal control over financial reporting designed to assure compliance with accounting standards and applicable laws, and regulations. The Company’s independent auditor, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of Albemarle’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and expressing an opinion as to their conformity with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting in accordance with the requirements of the PCAOB. The Audit & Finance Committee’s primary responsibility is to monitor and oversee these processes and to report thereon to the Board of Directors.
In performing its oversight function, the Audit & Finance Committee has discussed with and received regular status reports from the Company’s internal auditors and PwC on the overall scope and plans for their audits, including their scope and plans for evaluating the effectiveness of internal control over financial reporting. The Audit & Finance Committee has met privately with the internal auditors and PwC, with and without management present, to discuss the results of their respective audits, in addition to private meetings with the Chief Financial Officer, General Counsel, Chief Compliance Officer, Vice President – Internal Audit, and Vice President - Ethics & Compliance, as needed.
The Audit & Finance Committee has discussed with PwC the matters required under the rules adopted by the PCAOB and the SEC, including the independent auditor’s communication of its Audit Report to the Audit & Finance Committee. This report includes a critical audit matter, which is an audit matter that was communicated or required to be communicated to the Audit & Finance Committee relating to accounts or disclosures that are material to Albemarle’s financial statements and that involved especially challenging, subjective, or complex auditor judgment.
The Audit & Finance Committee also has received from PwC the written disclosures and letters required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit & Finance Committee concerning independence and has discussed with PwC that firm’s independence from the Company.
The Audit & Finance Committee has reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2025, with management and PwC. Based on this review and these discussions, the reports of PwC and discussions described in the reports, and the representation of management that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, subject to the limitations on the roles and responsibilities of the Audit & Finance Committee referred to above and in its Charter, the Audit & Finance Committee recommended to the Board of Directors that the audited consolidated financial statements of Albemarle be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.

THE AUDIT & FINANCE COMMITTEE

Glenda J. Minor, Chair
M. Lauren Brlas
Michelle T. Collins
Ralf H. Cramer
James J. O’Brien
Gerald A. Steiner

PROPOSAL 4 – APPROVAL OF AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY VOTING PROVISIONS RELATED TO AFFILIATED TRANSACTIONS SET FORTH IN THE CHARTER

Background of the Proposed Charter Amendment Regarding Simple Majority Voting Requirements
At the direction of the Board, in advance of the 2018 Annual Meeting of shareholders, management undertook a comprehensive review of the Amended and Restated Articles of Incorporation (the “2018 Charter”) and the Bylaws, each as then in effect, specifically looking at eliminating supermajority shareholder vote provisions. Based on the results of that review, the Board proposed that the Company’s shareholders approve an amendment to the 2018 Charter to remove the supermajority shareholder vote provisions relating to shareholder approval required for certain extraordinary transactions, such as a merger, sale, or other disposition of substantially all of the Company’s assets, or dissolution and for all future Charter amendments (other than with respect to the affiliated transaction provision, as described below) (as amended, the “Charter”).
The Charter maintained the supermajority shareholder vote provisions for the approval of “affiliated transactions” (as defined in Section 13.1-725 of the Virginia Stock Corporation Act (the “VSCA”)) and amendments to such “affiliated transactions” provision of the 2018 Charter (the “Affiliated Transaction Supermajority Voting Requirement”).
At the 2025 Annual Meeting of shareholders, our shareholders voted on a shareholder proposal requesting that the Board take each step necessary so that each voting requirement in the Charter and Bylaws that calls for a greater than a simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws (the “Simple Majority Proposal”). The Simple Majority Proposal passed with the requisite shareholder support required by the Charter.
The Board has carefully considered the advantages and disadvantages of maintaining the Affiliated Transaction Supermajority Voting Requirement in the Charter, and while the Affiliated Transaction Supermajority Voting Requirement is designed to ensure that the interests of all shareholders are fully protected by requiring any amendments to the affiliated transaction provisions of the Charter be supported by a significant portion of our shareholders, the Board recognizes that there are different perspectives on this matter.
The Board, after careful consideration, including considering the advantages and disadvantages of the Affiliated Transaction Supermajority Voting Requirement, the shareholder vote on the Simple Majority Proposal, and the recommendation of the Governance & Public Policy Committee, unanimously has concluded that it is in the best interests of the Company and its shareholders to amend the Charter to remove the Affiliated Transaction Supermajority Voting Requirement (the “Charter Amendment”). The Board is requesting shareholder approval of the Charter Amendment.
Effect of the Proposed Charter Amendment
If the Charter Amendment is approved, any future amendment to our Charter that requires shareholder approval (including in respect of the “affiliated transactions” provision), would require the approval of a majority of the shareholder votes entitled to be cast, i.e. a simple majority vote. It is important to note, however, that we are a Virginia corporation governed by the VSCA. Even if the Charter Amendment is approved and the Affiliated Transaction Supermajority Voting Requirement is removed from the Charter, under Section 13.1-725.1 of the VSCA, approval of an “affiliated transaction” (as defined in Section 13.1-725 of the VSCA) will require the approval of two-thirds of the voting shares other than the shares beneficially owned by an interested shareholder (defined as any holder of more than 10% of any class of outstanding voting shares of a corporation).
An “affiliated transaction” generally is defined by Section 13.1-725 as any of the following transactions:
•a merger with any interested shareholder or with a corporation that would, immediately after the merger, be an affiliate of an interested shareholder immediately before the merger;
•a share exchange in which any interested shareholder acquires one or more classes or series of a corporation’s voting shares;
•certain dispositions of corporate assets not in the ordinary course of business, to or with an interested shareholder, or any guarantee of any indebtedness of any interested shareholder in an amount greater than 5% of a corporation’s consolidated net worth as of the date of a corporation’s most recently available financial statements;
•certain sales or other dispositions to an interested shareholder of voting shares of a corporation or any of its subsidiaries having an aggregate fair market value greater than 5% of the aggregate fair market value of all outstanding voting shares;
•any dissolution, domestication or conversion of a corporation proposed by or on behalf of an interested shareholder; or
•any reclassification of securities, including reverse stock splits, recapitalizations or mergers of the corporation with any of its subsidiaries, or any distribution or other transaction (whether or not involving an interested shareholder) that increases the percentage of the outstanding voting shares of the corporation or any of its subsidiaries, owned beneficially by any interested shareholder by more than 5%.
Vote Required for Approval of the Proposed Charter Amendment
The proposed Charter Amendment requires the affirmative vote of seventy-five percent (75%) of the votes entitled to be cast by each voting group that is entitled to vote on the matter. If the Company does not receive the required votes to approve the Charter Amendment, it will not take effect. Abstentions and broker non-votes will have the same effect as a vote against the Charter Amendment proposal. We believe based on the rules of the NYSE that the Charter Amendment proposal is considered a “non-routine” matter to be considered at the Annual Meeting for which brokerage firms may not vote in their discretion on behalf of their clients if no voting instructions are provided. Therefore, if you do not return your voting instruction form, your bank, broker, or its nominee may not vote your shares on the Charter Amendment proposal. We encourage you to provide voting instructions on the voting instruction form provided by your broker, bank and/or other nominee if your shares are held in “street name,” in each case by carefully following the instructions provided, so that all of your shares are voted on the Charter Amendment Proposal.

If the Charter Amendment proposal is approved by shareholders, we intend to file Articles of Amendment or an Amended and Restated Charter reflecting the Charter Amendment with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) to implement the Charter Amendment, which will become effective upon issuance of a certificate of amendment by the SCC.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT TO ELIMINATE THE SUPERMAJORITY VOTING PROVISIONS RELATED TO AFFILIATED TRANSACTIONS SET FORTH IN THE CHARTER.

PROPOSAL 5 – APPROVAL OF 2026 INCENTIVE PLAN
Why Shareholders Should Vote to Approve the 2026 Incentive Plan
We are asking our shareholders to approve a new equity incentive plan, the Albemarle Corporation 2026 Incentive Plan (the “2026 Plan”). Based on the Executive Compensation & Talent Development Committee’s recommendation, our Board adopted the 2026 Plan on February 26, 2026, subject to approval from our shareholders at the Annual Meeting.
The 2026 Plan is intended to replace our 2017 Incentive Plan (the “2017 Plan”), which is scheduled to expire by its terms in May 2027. If our shareholders approve the 2026 Plan, we will cease granting equity awards, and cancel all remaining available shares under the 2017 Plan, and will reduce the 2026 Plan share reserve by the number of shares covered by awards that we grant under the 2017 Plan between March 11, 2026 and May 5, 2026 (the date of the Annual Meeting).
The Board believes that the 2017 Plan has been a critical element of the Company’s overall compensation program, aligning the interests of key employees with those of shareholders and supporting the Company’s long-term growth and success. The Board further believes that, if approved by our shareholders, the 2026 Plan will continue to advance these objectives by providing a flexible and effective framework for the Company to attract, retain, and motivate individuals who contribute significantly to the Company’s long-term growth and success.
If our shareholders approve the 2026 Plan, the following will initially be reserved for issuance under the 2026 Plan (a) 3,200,000 shares of the Company’s common stock and (b) shares underlying any portion of an award granted under the 2017 Plan that, on or after the date shareholders initially approve the 2026 Plan, is terminated by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, as described in further detail below. Please see below for information regarding equity award information as of March 11, 2026.
If shareholders do not approve the 2026 Plan, our ability to recruit, retain, and incentivize the highly skilled talent critical to successfully compete and grow our business could be seriously and negatively impacted. In addition, we would have to consider other compensation alternatives, which may not as effectively align the interests of our employees with those of our shareholders, and would be a distraction from our management team’s focus on execution of our business strategy. For example, we would have to consider increasing cash compensation, which could adversely affect our business, results of operations, financial condition, and cash flows.
The 2026 Plan includes provisions considered best practice for compensation and corporate governance purposes. These provisions are intended to protect our shareholders’ interests:
•No “Evergreen” Provision. There is no evergreen feature under which shares authorized for issuance under the 2026 Plan can be automatically replenished.
•No “Liberal” Share Recycling. Shares used to pay the exercise price of a stock option or stock appreciation right, or to satisfy tax withholding obligations for an award, will not become available for future grant under the 2026 Plan.
•Repricing is Not Allowed without Shareholder Approval. The 2026 Plan does not permit awards to be repriced or exchanged for other awards unless our shareholders approve the repricing or exchange.

•One Year Minimum Vesting Requirement. Except for limited exceptions described below (including a 5% share carve out), awards under the 2026 Plan must have a minimum vesting period of at least one year from the grant date.
•No Tax Gross-ups. The 2026 Plan does not provide for any tax gross-ups.
•Subject to Clawback. Each award under the 2026 Plan will be subject to the Company’s clawback policy.
•No Dividends On Options and Stock Appreciation Rights, and No Dividends on Other Unvested Awards. Generally, no dividends or other distributions may be paid with respect to any shares underlying the unvested portion of an award, and no dividends or other distributions may be paid with respect to options or stock appreciation rights.
•Minimum Exercise Price. Other than options and stock appreciation rights assumed in connection with acquisitions, options and stock appreciation rights granted under the 2026 Plan must have a per-share exercise price no less than 100% of the fair market value per share on the date of grant of the relevant award.
•Certain Limits Related to Options. The 2026 Plan prohibits “reload” options, as well as the payment of the exercise price of options with a promissory note.
•No Liberal Change in Control Definition. The announcement or shareholder approval of (rather than a consummation of) a change in control transaction is not a change in control under the 2026 Plan.
•Transfer Restrictions. Awards may not be transferred to financial institutions.
The following table provides certain additional information regarding our equity incentive plans (with performance-based awards included at the “target” level). As of March 11, 2026, there were [•] shares of our common stock outstanding. The closing price of our common stock as reported on NYSE on March 11, 2026, was $168.00 per share.

As of March 11, 2026
Total Shares Subject to Outstanding Stock Options	602,977
Weighted Average Remaining Term of Outstanding Stock Options	6.76 years
Weighted Average Exercise Price of Outstanding Stock Options	$120.45
Total Shares of Common Stock Relating to Outstanding Restricted Stock, RSUs, Deferred RSUs, and Performance-Vesting RSUs	782,186
Total Shares of Common Stock Remaining Available for Issuance	1,856,660
The following table provides certain additional information regarding our historical equity compensation practices:

Fiscal Year	Options Granted	Time-Based Restricted Stock Units (RSUs)	Performance-Based Restricted Stock Units (PSUs)		Total Time-Based Shares Granted and Performance- Based Shares Earned	Weighted Average Shares at End of Fiscal Year	Burn Rate
			Granted	Earned

2025	226,844	243,484	232,846	75,950	319,434	117,664,000	0.271%
2024	165,350	232,528	168,464	101,688	334,216	117,516,000	0.284%
2023	51,316	89,889	79,376	137,701	227,590	117,317,000	0.194%
Average Three-Year Burn Rate (Fiscal 2023-2025)							0.250%

Material Features of the 2026 Incentive Plan
The following paragraphs summarize the principal features of the 2026 Plan. However, this summary is not a complete description of the provisions of the 2026 Plan and is qualified in its entirety by the specific language of the 2026 Plan. A copy of the 2026 Plan is provided as Exhibit B to this Proxy Statement.
Effectiveness and Duration. The 2026 Plan’s effective date will be the date the 2026 Plan is approved by the Company’s shareholders. Upon its effectiveness, the 2026 Plan will supersede the 2017 Plan and no further awards will be made under the 2017 Plan. Unless sooner terminated in accordance with its terms (as summarized below under “Amendment and Termination”), the 2026 Plan will terminate ten years from its effective date.
Awards Generally. The 2026 Plan permits the grant of nonqualified stock options, incentive stock options (“ISOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance shares, performance units, cash-based awards, and other stock-based awards, each as summarized below. No award granted under the 2026 Plan will include any provision for automatic “reload” grants of additional awards.
Eligibility and Participation. Employees, and former employees serving as consultants, of the Company and its affiliates are eligible to participate in the 2026 Plan, although only employees may receive incentive stock options (ISOs). As of March 11, 2026, approximately 356 individuals were eligible to receive awards under the 2026 Plan, including 9 executive officers, 347 employees and 0 former employees serving as consultants. Awards are intended to attract, retain and motivate such individuals by providing them the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s shareholders.
Administration. The 2026 Plan will be administered by the Executive Compensation & Talent Development Committee of the Board or a subcommittee thereof, or any other committee designated by the Board. For purposes of this summary, the plan administrator will be referred to as the “Committee”. All actions taken and all interpretations and determinations made by the Committee will be final and binding. The Committee will have full and exclusive discretionary power to administer the plan, including interpreting the terms of the 2026 Plan and related documents, determining eligibility, establishing award terms and, subject to certain exceptions (summarized below under “Amendment and Termination”), adopting amendments to the 2026 Plan or any award agreement.
Delegation. The Committee may delegate to one or more of its members or officers of the Company, and/or its affiliates, or to one or more agents, administrative duties. Subject to certain limitations, to the extent permitted by applicable laws, the Board or the Committee may authorize one or more officers of the Company to designate employees and former employees serving as consultants to be recipients of awards and to determine the size and terms of any such awards.
Shares Subject to the 2026 Plan; No "Evergreen" Provision. Subject to certain adjustments summarized below under “Adjustments in Authorized Shares”, the maximum number of shares available for issuance to participants under the 2026 Plan (including ISOs) is 3,200,000 shares (for purposes of this summary, the “share reserve”). Shares underlying any portion of an award granted under the 2017 Plan that, following the effective date of the 2026 Plan, is terminated by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, will be available for the grant of new awards under the 2026 Plan without reducing the share reserve. In the event the Company substitutes equity awards of acquired entities in connection with mergers, reorganizations, separations, or other transactions to which Internal Revenue Code Section 424(a) applies (for purposes of this summary, each such substituted award, a “substitute award”), such substitute awards will not reduce the share reserve. The share reserve will be reduced by any shares underlying awards granted under the 2017 Plan on or following March 11, 2026 and prior to the effective date of the 2026 Plan.

Share Usage; No “Liberal” Share Recycling. Except as described above, shares covered by an award will be counted against the share reserve to the extent they are actually issued. Any shares related to awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, will not reduce the share reserve. In no event, however, will the following shares again become available for awards or increase the share reserve: shares tendered by the participant in payment of the exercise price of an option or shares withheld from an option in payment of the exercise price of an option; shares withheld from awards for tax withholding purposes; shares subject to a SAR that are not issued in connection with the settlement of that SAR; and shares repurchased by the Company with proceeds received from the exercise of an option. The shares available for issuance under the 2026 Plan will be authorized and unissued shares, or shares reacquired by the Company. To the extent an award under the 2026 Plan is paid out in cash rather than shares, such cash payment will not reduce the share reserve.
Adjustments in Authorized Shares. In the event of certain changes in capitalization, including in connection with a stock dividend, stock split and a reverse stock split, the Committee, in order to prevent dilution or enlargement of participants’ rights under the 2026 Plan, will substitute or adjust, as applicable, number and kind of shares that may be issued under the 2026 Plan or under particular forms of awards, the number and kind of shares subject to outstanding awards, the exercise price of an option (for purposes of this summary, the “option price”), the grant price of a SAR (for purposes of this summary, the “grant price”), and the other terms and conditions of outstanding awards.
Award Agreements; Termination Of Employment/service. Each award will be evidenced by an award agreement that will specify its terms and conditions, including, if applicable, the maximum duration, the number of shares to which the award pertains, the conditions upon which the award will become vested and/or exercisable, and such other provisions as the Committee will determine which are not inconsistent with the terms of the 2026 Plan. Each participant’s award agreement will specify the participant’s rights upon termination of employment or service, including the extent to which the participant may retain, receive payment for, and/or exercise the award.
Options. The option price must be at least equal to one hundred percent of the fair market value of a share on the grant date; however, options may be granted with an option price of less than one hundred percent of the fair market value per share on the grant date in the case of substitute awards granted in connection with mergers, reorganizations, separations, or other transactions to which Internal Revenue Code Section 424(a) applies. No option will be exercisable later than the day before the tenth anniversary date of its grant. Options will be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of shares with respect to which the option is to be exercised, accompanied by full payment for the shares and any applicable tax withholding. A condition of the issuance of the shares as to which an option will be exercised will be the payment of the option price and any applicable tax withholding. The option price of any option will be payable to the Company in full: in cash or cash equivalents; subject to certain exceptions, by tendering shares previously acquired by the participant; by a cashless (broker-assisted) exercise; the Company’s withholding of shares otherwise due to the participant upon exercise; by a combination of the foregoing; or any other method approved or accepted by the Committee. A promissory note may not be used as a form of consideration for exercising an option. The Committee may impose such restrictions on any shares acquired pursuant to the exercise of an option as it may deem advisable.
Stock Appreciation Rights. The grant price on the grant date must be at least equal to one hundred percent of the fair market value of the shares as determined on the grant date; however, SARs may be granted with a grant price of less than one hundred percent of the fair market value per share on the grant date in the case of substitute awards granted in connection with mergers, reorganizations, separations, or other transactions to which Internal Revenue Code Section 424(a) applies. No term of a SAR will provide for automatic “reload” grants of additional awards upon the exercise of a SAR. No SAR will be exercisable later than the tenth anniversary date of its grant. Upon the exercise of an SAR, a participant will be entitled to receive payment from the Company in an amount determined by multiplying the excess of the fair market value of a share on the date of exercise over the grant price by the number of shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee may impose such restrictions on any shares acquired pursuant to the exercise of a SAR as it may deem advisable.
Restricted Stock and Restricted Stock Units. Generally, shares of restricted stock covered by each restricted stock award will become freely transferable by the participant after all conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and restricted stock units will be paid in cash, shares, or a combination of cash and shares as the Committee, in its sole discretion will determine. Subject to certain exceptions and as more fully described in the 2026 Plan, a participant may have voting rights with respect to shares of restricted stock. A participant will have no voting rights with respect to any restricted stock units granted.
Performance Units / Performance Shares. Each performance unit will have an initial value that is established by the Committee at the time of grant. Each performance share will have an initial value equal to the fair market value of a share on the grant date. The Committee will set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of performance units/performance shares that may be earned by the participant. Payment of earned and vested performance units/performance shares will be as determined by the Committee and as evidenced in the award agreement. Generally, the Committee, in its sole discretion, may pay earned and vested performance units/performance shares in the form of cash or in shares (or in a combination thereof). Any shares may be granted subject to any restrictions deemed appropriate by the Committee.
Cash-based Awards and Other Stock-based Awards. The Committee may grant other types of equity-based or equity-related awards not expressly described in the 2026 Plan and summarized above (including the grant or offer for sale of unrestricted shares) in such amounts, and subject to such terms and conditions, as the Committee will determine. Such awards may involve the transfer of actual shares to participants, or payment in cash or otherwise of amounts based on the value of shares and may include, without limitation, awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. Each cash-based award will specify a payment amount or payment range as determined by the Committee. Each other stock-based award will be expressed in terms of shares or units based on shares, as determined by the Committee. Payment, if any, with respect to a cash-based award or an other stock-based award will be made in accordance with the terms of the award, in cash or shares as the Committee determines.

Transferability of Awards. During a participant’s lifetime, his or her awards will be exercisable only by the participant, and will not be transferable other than by will or the laws of descent and distribution, except, with respect to awards other than ISOs, as determined by the Committee. Awards may not be transferred to financial institutions.
Minimum Vesting of Share-based Awards. Share-based awards granted under the 2026 Plan will vest no earlier than the first anniversary of the grant date, excluding, for this purpose, any substitute awards. However, the Committee may grant equity-based awards without regard to the foregoing minimum vesting requirement with respect to a maximum of 5% of the initial share reserve. In addition, the foregoing minimum vesting requirement will not prevent accelerated vesting of any portion of an award earlier than first anniversary of the grant date due to a termination of the relevant participant’s employment or service or if such acceleration is in connection with a change of control of the Company, as defined in the 2026 Plan (for purposes of this summary, a “change of control”), in each case to the extent otherwise permitted under the 2026 Plan.
Dividend Equivalents; Rights as a Shareholder. Participants may be granted dividend equivalents related to shares that are subject to any award. However, other than in the event of certain changes in capitalization as summarized above under “Adjustments in Authorized Shares”, participants will not be entitled to receive any dividends or other distributions paid with respect to a share underlying an award until the portion of such award covering such share has fully vested, and in no event may dividends or other distributions be paid with respect to an option or SAR. Except as expressly provided in an award agreement with respect to voting of shares of restricted stock, or dividend equivalent, a participant will have none of the rights of a shareholder with respect to shares covered by any award until the participant becomes the record holder of such shares.
Change of Control. Unless otherwise determined by the Committee in connection with the grant of an award as reflected in the applicable award agreement or in an individual agreement with the participant, the following provisions apply in the event of a change of control. For a time-based award, vesting will not accelerate by virtue of a change in control if, following the change of control, either the Company’s common stock continues to be traded on an established securities market, or the award is replaced with a substantially similar replacement award. However, if, following a change in control, the Company’s common stock ceases to be traded on an established securities market and a time-based award is not replaced with a substantially similar replacement award, the unvested portion of the time-based award will vest upon the change in control. For a performance-based award, upon a change of control, performance goals will be deemed earned at the higher of target or actual performance, measured through the change of control (for performance goals based on stock price) or through the end of the last calendar quarter (for performance goals not based on stock price). A prorata portion of the performance-based award that is deemed earned pursuant to the foregoing sentence will accelerate vesting, with proration determined based on the portion of the performance period that has elapsed through the change of control (for awards with performance goals based on stock price) or through the end of the last calendar quarter (for awards with performance goals not based on stock price).
Amendment and Termination. The Committee may amend, modify, suspend, or terminate the 2026 Plan and any award agreement. However, any amendment of the 2026 Plan must comply with the rules of the New York Stock Exchange; no amendment of the 2026 Plan will be made without shareholder approval if shareholder approval is required under applicable laws; and no termination, amendment, suspension, or modification of the 2026 Plan or an award agreement will adversely affect in any material way any award previously granted under the 2026 Plan without the written consent of the applicable participant. Notwithstanding the foregoing sentence, the Committee may amend the 2026 Plan or an award agreement to comply with applicable laws.
No “Repricing” Without Shareholder Approval. Notwithstanding anything to the contrary in the 2026 Plan, other than in the event of certain changes in capitalization, as summarized above under “Adjustments in Authorized Shares”, the repricing of options or SARs is prohibited without prior approval of the Company’s shareholders. For this purpose, a “repricing” includes changing the terms of an option or SAR to lower its option price or grant price; any action that is treated as a “repricing” under generally accepted accounting principles; and repurchasing for cash, or canceling in exchange for another award, an option or SAR at a time when its option price or grant price is greater than the fair market value of the underlying shares.
Tax Withholding. The Company will have the authority to satisfy required tax withholding obligations by any lawful means approved by the Committee, including, without limitation, through a broker-assisted “sell-to-cover” transaction or by withholding shares otherwise deliverable under the award.
Successors. All obligations of the Company under the 2026 Plan will be binding on any successor to the Company.
Forfeiture Events. Awards will be subject to the Company’s clawback policies. In addition, the Committee or the Board may impose additional clawbacks provisions in an award agreement.
Requirements Of Law. The granting of awards and the issuance of shares under the 2026 Plan will be subject to all applicable laws, and to all required approvals by any governmental agencies or national securities exchanges.
Participants Based Outside the United States. The Committee will generally have authority to take any action with respect to the 2026 Plan that it deems advisable to comply with foreign laws.
Unfunded Plan. Participants will have no right to any investments that the Company or its affiliates may make to aid it in meeting their obligations under the 2026 Plan. The 2026 Plan will not create a trust of any kind. If an individual acquires the right to receive payments under the 2026 Plan, such right will be no greater than the right of an unsecured general creditor.
Governing Law. The 2026 Plan and each award agreement will be governed by the laws of the State of Virginia and, except as otherwise provided in an award agreement, disputes will be resolved in the federal or state courts of Virginia.
Summary of Material Federal Income Tax Consequences
The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of equity awards granted under the 2026 Plan. Tax consequences for any particular individual may be different. As the rules governing the tax treatment of such awards are quite technical, the following discussion of tax consequences is necessarily general in nature and does not purport to be complete. In addition, statutory provisions and their interpretations are subject to change, and their application may vary in individual circumstances. This discussion does not address the tax consequences under applicable state and local law.
Incentive Stock Options. A participant recognizes no taxable income for regular income tax purposes because of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise of the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price, and the Company will not be entitled to any deduction for federal income tax purposes. However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a loss (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code. For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for purposes of the alternative minimum tax rules.
Nonqualified Stock Options. A participant generally recognizes no taxable income as the result of the grant of such an option. However, upon exercising the option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the exercised shares on such date exceeds the exercise price for those shares. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the shares acquired by exercising a nonqualified stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. Any ordinary income recognized by the participant upon exercising a nonqualified stock option generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code. No tax deduction is available to the Company with respect to the grant of a nonqualified stock option or the sale of the shares acquired through the exercise of the nonqualified stock option.
Stock Appreciation Rights. In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss. Any ordinary income recognized by the participant upon exercising a stock appreciation right should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code. No tax deduction is available to the Company with respect to the grant of a stock appreciation right or the sale of the shares acquired through the exercise of the stock appreciation right.
Restricted Stock Awards. A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date, reduced by any amount paid by the participant for such shares. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, under Section 83(b) of the Code to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired under a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss. Any ordinary income recognized by the participant should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.
Restricted Stock Unit Awards. There are no immediate tax consequences of receiving an award of RSUs. A participant who is awarded RSUs generally will recognize ordinary income equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss. Any ordinary income recognized by the participant should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.
Performance-based Awards. A participant generally will recognize no income upon the grant of a performance-based award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss. Any ordinary income recognized by the participant should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.
Section 409A. Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2026 Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be before the compensation is actually or constructively received. Also, if an award subject to Section 409A of the Code violates the provisions of Section 409A of the Code, Section 409A of the Code imposes an additional 20% federal income tax on compensation recognized as ordinary income, plus interest.
Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may not be deductible by us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable). Except as may be provided in an individual agreement between the Company and the participant, if payments under any award to a participant would cause the participant to be liable for federal excise tax under Section 4999 of the Code, then the payments will be reduced to the extent doing so would provide the participant with a greater after-tax economic benefit.
Tax Effect For The Company. We generally will be entitled to a tax deduction in connection with an award under the 2026 Plan equal to the ordinary income realized by a participant when the participant recognizes such income (for example, the exercise of a nonqualified stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE 2026 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.
Equity Compensation Plan Information
The following table presents information as of December 31, 2025, with respect to compensation plans under which shares of our common stock are authorized for issuance.

Equity Compensation Plan Information
Equity Compensation Plans Approved by Shareholders (1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (3)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
2008 Incentive Plan	46,956	(2)	$92.93	—	(4)
2017 Incentive Plan	1,326,399	(5)	$117.97	2,015,321
2013 Stock Plan for Non-Employee Directors	33,377	(6)		—	(7)
2023 Stock Plan for Non-Employee Directors	13,690	(8)		455,106	(8)
Total	1,420,422			2,470,427
___________________________________________________
(1)We have no equity compensation plans that are not shareholder approved.
(2)Amount consists of outstanding stock options.
(3)The price reflects the weighted average exercise price of stock options for each plan. The weighted average exercise price of stock options for all plans is $116.01.
(4)Effective with the 2017 Incentive Plan, awards were no longer available to be issued under the 2008 Incentive Plan.
(5)Amount includes 658,243 shares subject to stock options, 264,316 shares subject to RSUs and 403,840 shares subject to PSUs at target.
(6)Amount reflects deferred units invested in phantom shares under the 2013 Directors Plan that are to be paid in shares at a future time under the terms of the 2013 Directors Plan.
(7)Effective with the 2023 Stock Plan for Non-Employee Directors, new awards were no longer available to be issued under the 2013 Stock Plan for Non-Employee Directors.
(8)Amount includes 13,690 shares subject to RSUs. Amount also includes 12,347 deferred units invested in phantom shares under the 2023 Directors Plan that are to be paid in shares at a future time under the terms of the 2023 Directors Plan.
Plan Benefits
New Plan Benefits. No awards have been made under the 2026 Plan. No awards have been granted that are contingent on the approval of the 2026 Plan. Future grants under the 2026 Plan are discretionary. For the foregoing reasons, the benefits and amounts that will be received or allocated under the 2026 Plan in the future are not determinable at this time.
Certain Interests of Executive Officers. In considering the recommendation of the Board with respect to the 2026 Plan, shareholders should be aware that our executive officers are eligible to receive awards under the 2026 Plan and, accordingly, may from time to time have interests that present them with conflicts of interest in connection with this proposal to approve the 2026 Plan.
Registration with the SEC. If the 2026 Plan is approved by shareholders, we intend to file with the SEC a registration statement on Form S-8 covering the shares reserved for issuance under the 2026 Plan as soon as practicable following such approval.
Required Vote. The 2026 Plan will not become effective until it has been approved by the shareholders of the Company. This Proposal 3 is being submitted to shareholders for this purpose. In order for this Proposal 3 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. Broker discretionary voting of uninstructed shares is not permitted on this Proposal 3. Abstentions will not affect the outcome of voting on this Proposal 3. If no instructions are given on your proxy, the proxy will be voted “FOR” approval.
THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE 2026 INCENTIVE PLAN.
Unless marked otherwise, proxies received will be voted FOR this proposal.

PROPOSAL 6 – SHAREHOLDER PROPOSAL REGARDING SHAREHOLDERS ABILITY TO CALL FOR A SPECIAL SHAREHOLDER MEETING
Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, has notified the Company that he is the holder of no fewer than 30 shares of Albemarle's Common Stock and intends to submit the following proposal for consideration at the Annual Meeting. In accordance with SEC rules, the proposal, along with the supporting statement of the shareholder proponent, is set forth below. We are not responsible for the accuracy or content of the proposal or supporting statement, which are presented as received from the shareholder proponent in accordance with SEC rules.
If properly presented at the Annual Meeting by or on behalf of the shareholder proponent, our Board of Directors opposes and unanimously recommends that you vote “AGAINST” the proposal for the reasons stated in the Statement in Opposition, which directly follows the proposal. The Board will consider the voting results of this proposal in their future deliberations regarding appropriate provisions within the Company’s Charter.
Proposal 6 - Give Shareholders the Ability to Call for a Special Shareholder Meeting
Shareholders ask our Board of Directors to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting or the owners of the lowest percentage of shareholders, as governed by state law, the power to call a special shareholder meeting. Such a special shareholder meeting can be an online shareholder meeting.
There shall be no poison pill discriminatory rule to require ownership of shares for a specific period of time in order for shares to participate in calling for a special shareholder meeting.
To guard against the Albemarle Board of Directors becoming complacent shareholders need the ability to call a special shareholder meeting to help the Board adopt new strategies when the need arises.
This proposal topic received between 51% and 72% support each in 2024 at Jabil, Warner Brothers Discovery, ANSYS, Vertex Pharmaceuticals and DexCom.
A shareholder right to call for a special shareholder meeting can help make shareholder engagement meaningful. A shareholder right to call for an online special shareholder meeting will help ensure that the Albemarle Board and management engages with shareholders in good faith because shareholders will have a viable Plan B by calling for an online special shareholder meeting.
Any argument that calling a special shareholder meeting is too cumbersome has little validity. In the vast majority of cases or in most cases, once a special meeting is called for by shareholders, the issues behind calling for a special shareholder meeting are quickly resolved.
With the widespread use of online shareholder meetings it is much easier for a company to conduct a special shareholder meeting online, in the unlikely event that a special shareholder meeting ultimately takes place, and the Albemarle governing documents thus need to be updated accordingly.
Please vote yes:
Give Shareholders the Ability to Call for a Special Shareholder Meeting – Proposal 6

The Board’s Statement in Opposition to Proposal 6
Our shareholders have the ability to submit proposals and nominate persons for election to the Board each year at our annual meeting of shareholders in accordance with our Bylaws and applicable law. Under our Company Bylaws and Articles of Incorporation, our shareholders do not currently have the right to call a special meeting. While the Board recognizes that some shareholders view this as an important governance right, we believe that the terms of the proposal, notably the 10% ownership threshold, are not in the best interests of shareholders. We therefore oppose this proposal as submitted. However, the Board is open to the implementation of a shareholder special meeting right that includes, among other terms, a combined ownership threshold of between 15% and 25% of our outstanding common stock, which we believe is more consistent with the views of many institutional investors.
Since this proposal was submitted after the conclusion of the Company’s most recent shareholder engagement cycle, we will engage with our shareholders in 2026 to determine their views on this subject. The Board believes that regular, structured engagement with shareholders is the appropriate mechanism for informing potential changes to our governance framework and allows us to continually evaluate our corporate governance practices.
The Board does not believe the 10% ownership threshold included in this proposal reflects prevailing market practice nor does it strike the appropriate balance between shareholder rights and protecting the long-term interests of the Company and its shareholders. A threshold of 10% could effectively permit a single shareholder, or a small group of shareholders, to exert disproportionate influence and impose significant cost and disruption on the business in the pursuit of narrow or short-term interests. We are also mindful that overuse of special meetings can divert management and Board attention from the oversight and execution of the Company’s long-term, strategic objectives. Accordingly, the Board believes that special meetings should be reserved for extraordinary circumstances, when a substantial percentage of shareholders agree that it is necessary to address critical matters that cannot reasonably be deferred to the Company’s next annual meeting.
We believe the adoption of this proposal before we have had the opportunity to consider our shareholders’ further feedback on this issue would limit the Board’s ability to implement their recommendations accordingly.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE SHAREHOLDER PROPOSAL REGARDING SHAREHOLDERS' ABILITY TO CALL FOR A SPECIAL SHAREHOLDER MEETING.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING
Proxy Materials
Q1:    Why am I receiving these materials?
A:    The Company is mailing or making these materials available to you because the Board of Directors is soliciting your vote by proxy at the Annual Meeting, scheduled to take place on May 5, 2026 and at any adjournments or postponements thereof. Shareholders of record as of the close of business on March 11, 2026 may attend the Annual Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement. Please carefully consider all of the proxy materials before voting your shares as they contain important information necessary to make an informed decision.
Q2:    Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
A:    SEC rules allow us to furnish proxy materials (including this Proxy Statement and our Annual Report) to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. A Notice of Internet Availability of Proxy Materials (the “Notice”), which was mailed to most of our shareholders, helps reduce the cost of and impact on the environment of printing and mailing these materials, and instructs you as to how you may access and review proxy materials and submit your proxy over the Internet.
If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you revoke it.
Q3:    Who pays for the solicitation of proxies?
A:    The Company will pay for the cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet or by telephone, you are responsible for any internet access or telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our Directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. Alliance Advisors, LLC (“Alliance”) has been engaged to assist in the solicitation of proxies from brokers, nominees, fiduciaries, and other custodians. We will pay Alliance approximately $20,000 for its services and out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters and will indemnify Alliance against any losses arising out of Alliance’s proxy soliciting services on our behalf.
Annual Meeting
Q4:    How many shares must be present to hold the Annual Meeting?
A:    In order for the Annual Meeting to be conducted, a majority of the shares of common stock entitled to vote must be present in person or represented by proxy at the Annual Meeting. This is referred to as a quorum. Abstentions, withheld votes, and shares held of record by a bank, broker, or its nominee (“broker shares”) that are voted on any matter (including an abstention or withheld vote by broker shares) pursuant to a signed proxy or voting instruction form are included in determining the number of shares present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.
Q5:    What proposals will be voted on at the Annual Meeting?
A:    At the Annual Meeting, the proposals to be voted on are as follows:
•Elect the ten nominees named in this Proxy Statement to the Board of Directors to serve until the 2027 Annual Meeting of shareholders or, if earlier, until their successors are duly elected and qualified;
•Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement;
•Ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
•A management proposal to remove the supermajority voting provisions from our Charter;
•A management proposal to approve the Albemarle Corporation 2026 Incentive Plan; and
•A shareholder proposal regarding shareholder right to call a special meeting, if properly presented.
We will also consider other business that properly comes before the Annual Meeting or any adjournment or postponement thereof in accordance with Virginia law and our Bylaws.
Q6:    What are the voting recommendations of the Board of Directors?
A:    The Board of Directors recommends that shareholders vote:
•“FOR” all proposed Director nominees;
•“FOR” approval, on a non-binding advisory basis, of the compensation of our named executive officers;
•“FOR” the ratification of the appointment of PwC;
•“FOR” the management proposal to remove supermajority voting provisions from our Charter;
•“FOR” the management proposal to approve the Albemarle Corporation 2026 Incentive Plan; and
•"AGAINST" the shareholder proposal regarding shareholder right to call a special meeting.
Q7:    How will the Annual Meeting be conducted?
A:    The chairman of the Annual Meeting (as determined in accordance with our Bylaws) will preside over the Annual Meeting and make any and all determinations regarding the conduct of the Annual Meeting. Seating is limited and will be available on a first-come, first-served basis. Cameras, recording devices and other electronic devices are not permitted at the Annual Meeting. No items will be allowed into the Annual Meeting that might pose a concern for the safety of those attending. To attend the Annual Meeting, you will need to bring identification and proof sufficient to us that you were a shareholder of record as of the Record Date or that you are a duly authorized representative of a shareholder of record as of the Record Date.

Voting
Q8:    Who is entitled to vote?
A:    You may vote all shares of our common stock that you owned as of the close of business on March 11, 2026 (the “Record Date”). On the Record Date, the Company had [117,650,568] shares of common stock outstanding. Each share of common stock is entitled to one vote. Shares of our Mandatory Convertible Preferred Stock are not entitled to vote on any of the proposals to be considered at the Annual Meeting.
If your shares of common stock are registered in your name in the records of our transfer agent, EQ Shareowner Services, you are a “shareholder of record” with respect to those shares for purposes of the Annual Meeting. If your shares of common stock are held through a broker, bank or its nominee, you are not a shareholder of record but instead hold your shares in “street name” and the record owner of your shares is your broker, bank or its nominee, which should send you a voting instruction form (see Q10 below).
Q9:    What is a proxy?
A:    A proxy is your legal designation of another person to vote the stock you own. J. Kent Masters, Jr. and Ander C. Krupa have been designated as proxies or proxy holders for the Annual Meeting. Proxies properly executed and received by our Secretary prior to the Annual Meeting and not revoked will be voted by the proxy holders in accordance with the instructions provided.
Q10:    What is a voting instruction form?
A:    If you hold your shares of common stock in street name, you are a beneficial owner of those shares and should receive a “voting instruction form” from your bank, broker, or its nominee who is the record holder of those shares. The voting instruction form provides information on how you may instruct how your shares of common stock are voted.
Q11:    How do I vote?
A:    If you are a shareholder of record, you may vote your shares using any of the following alternatives:
•By Internet at http://www.ProxyVote.com. Use the Internet to transmit your proxy instructions and for electronic delivery of information until 11:59 p.m., Eastern Time, on Monday, May 4, 2026.
•By Telephone by dialing 1.800.690.6903. You may transmit your proxy instructions by telephone until 11:59 p.m., Eastern Time, on Monday, May 4, 2026.
•By Mail by completing, signing, dating and returning the enclosed proxy in the postage-paid envelope provided (if you elected to receive proxy materials by mail) for receipt on or before Monday, May 4, 2026.
•In Person at the Annual Meeting.
If you hold your shares in street name, you should receive a voting instruction from your bank, broker, or its nominee that holds those shares.
If you attend the Annual Meeting, you may also submit your vote in person and any votes that you previously submitted will be superseded by the vote you cast at the Annual Meeting. If your proxy is properly completed and submitted and if you do not revoke it prior to the Annual Meeting, your shares will be voted at the Annual Meeting in accordance with the voting instructions that you provide on your proxy card. To vote at the Annual Meeting, shareholders that hold shares in street name will need to contact the bank, broker, or its nominee that holds their shares to obtain a “legal proxy” to bring with them to the Annual Meeting.
Q12:    How will my shares be voted if I sign, date and return my proxy or voting instruction form, but do not provide complete voting instructions with respect to each proposal?
A:    Shareholders should specify their choice for each matter on the proxy they submit whether by Internet, telephone, mail, or voting instruction form. If no specific instructions are given, it is intended that signed and returned proxies will be voted as recommended by our Board of Directors (which recommendations are set forth in Q6 above) and, in the discretion of the proxy holders, on any other business proposal which may properly come before the Annual Meeting (the Board of Directors does not presently know of any other such business) or any adjournments or postponements thereof.
Q13:    How will my shares be voted if I do not return my proxy or my voting instruction form?
A:    If you are a shareholder of record, your shares will be voted if EQ Shareowner Services receives specific voting instructions from you. Otherwise, your unvoted shares will not be represented at the Annual Meeting and will not count toward the quorum requirement, unless you attend the Annual Meeting to vote them in person.
If you hold your shares in street name, your bank, broker, or its nominee may or may not vote your shares in its discretion if you have not provided voting instructions to the bank, broker, or its nominee. Whether they may vote your shares depends on the proposals before the Annual Meeting. Under the rules of the NYSE, a brokerage firm may vote your shares in its discretion on “routine matters.” Based on the rules of the NYSE, we believe that the ratification of the appointment of PwC as our independent registered public accounting firm is the only routine matter for which brokerage firms may vote in their discretion on behalf of their clients if no voting instructions are provided. Therefore, if you do not return your voting instruction form, your bank, broker, or its nominee may vote your shares on the ratification of the appointment of PwC as our independent registered public accounting firm. With respect to the other, "non-routine" proposals to be considered at the Annual Meeting, if your bank, broker, or its nominee has not received your voting instructions with respect to that proposal, your bank, broker, or its nominee cannot vote your shares on that proposal. This is called a “broker non-vote.”
Q14:    Can I change or revoke my vote?
A:    Any shareholder giving a proxy may change or revoke it at any time before it is voted at the Annual Meeting. A proxy can be changed or revoked by:
•Delivering a later dated proxy, or written notice of revocation, to our Secretary at the address listed at the top of this Proxy Statement; or
•Appearing at the Annual Meeting and voting in person.
If you voted by telephone or over the Internet, you can also revoke your vote by any of these methods or you can change your vote by voting again by telephone or over the Internet. If you decide to vote by completing, signing, dating and returning the enclosed proxy by mail, you should retain a copy of the voter control number found on the proxy in the event that you decide later to change or revoke your proxy by telephone or over the Internet. Your attendance at the Annual Meeting will not by itself revoke a previously submitted proxy.

If you hold your shares in street name with a bank, broker, or its nominee, you must follow the instructions found on the voting instruction form or contact your bank, broker, or its nominee in order to change or revoke any voting instructions that you have previously provided on such voting instruction form.
Q15:    What vote is needed to elect Directors?
A:    The election of each nominee for Director requires that the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of the shareholders if, as of the tenth day preceding the date the Company first mails its notice of meeting for such meeting to the shareholders of the Company, the number of nominees for director exceeds the number of directors to be elected (a contested election). If directors are to be elected by a plurality of the votes cast, the shareholders shall not be permitted to vote against a nominee. In uncontested elections, any Director who does not receive a majority of the votes cast, which means that the number of shares voted “FOR” a Director exceeds the number of shares voted “AGAINST” a Director, must tender his or her resignation to the Board of Directors. The Governance & Public Policy Committee will make a recommendation to the Board of Directors on whether or not to accept the tendered resignation.
Q16:    What vote is needed to approve the non-binding resolution approving the compensation of our named executive officers?
A:    This approval of the non-binding resolution approving the compensation of our named executive officers requires that the votes cast in favor of the proposal exceed the votes cast in opposition to the proposal. Because your vote on this proposal is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results on this resolution and take them into consideration when making future decisions regarding executive compensation.
Q17:    What vote is needed to ratify the appointment of PricewaterhouseCoopers LLP?
A:    The ratification of the appointment of PwC requires that the votes cast in favor of the ratification exceeds the votes cast in opposition to the ratification.
Q18: What vote is needed to approve the Proposed Charter Amendment?
A:     The proposed Charter Amendment requires the affirmative vote of seventy-five percent (75%) of the votes entitled to be cast by each voting group that is entitled to vote on the matter.
Q19:    What vote is needed to approve the 2026 Incentive Plan?
A:    The approval of the 2026 Incentive Plan requires that the votes cast in favor of the proposal exceed the votes cast against the proposal.
Q20:    What vote is needed to approve the shareholder proposal?
A:    The approval of the shareholder proposal requires that the votes cast in favor of the proposal exceed the votes cast in opposition to the proposal. Because your vote on this proposal is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results on this proposal and take them into consideration when making future decisions regarding Charter provisions.

Q21:    How are abstentions and broker non-votes counted?
A:    Broker non-votes will not be included in the vote totals and will have no effect on the “non-routine” proposals, as described in Q13 above, other than the Proposed Charter Amendment in which broker non-votes will have the same effect as a vote against hte Proposed Charter Amendment. We do not expect any broker non-votes on the “routine” proposal regarding ratification of the appointment of PwC as our independent registered public accounting firm. Abstentions will have no effect on any proposals, other than the Proposed Charter Amendment in which abstentions will have the same effect as a vote against the Proposed Charter Amendment.
Q22:    What happens if additional matters are presented at the Annual Meeting?
A:    Other than the items of business described in this Proxy Statement, we are unaware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting or any adjournment or postponement thereof in accordance with Virginia law and our Bylaws.
Q23:    Where can I find the results of the Annual Meeting?
A:    We intend to announce preliminary voting results at the Annual Meeting and publish final results through a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.
General
Q24:    How do I communicate with the Board of Directors?
A:    Shareholders and other interested persons may communicate with the full Board of Directors, a specified Committee of the Board of Directors or a specified individual member of the Board of Directors in writing by mail addressed to Albemarle Corporation, 4250 Congress Street, Suite 900, Charlotte, North Carolina 28209, Attention: Chair - Governance & Public Policy Committee or by email at governance@albemarle.com. The Governance & Public Policy Committee Chair and their duly authorized agents are responsible for collecting and organizing shareholder communications. Absent a conflict of interest, the Chair of the Governance & Public Policy Committee is responsible for evaluating the materiality of each shareholder communication and determining whether further distribution is appropriate and, if so, whether to (i) the full Board of Directors, (ii) one or more Committee members, (iii) one or more Board members and/or (iv) other individuals or entities.
Q25:    How can I obtain electronic copies of the Proxy Statement and Annual Report?
A:    Copies of this Proxy Statement and the 2025 Annual Report are available on our Internet website at www.albemarle.com (see Investors/Financials/Annual Reports).
Shareholders can elect to access future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. We will notify shareholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying us otherwise at Attn: Corporate Secretary, Albemarle Corporation, 4250 Congress Street, Suite 900, Charlotte, North Carolina 28209. Paper copies of these documents may be requested by writing to us at Investor Relations, Albemarle Corporation, 4250 Congress Street, Suite 900, Charlotte, North Carolina 28209 or by calling 980.299.5700.

Q26:    What is householding of proxy materials and annual reports?
A:    The SEC rules permit us, with your permission, to deliver a single copy of the Notice and, if applicable, the Proxy Statement and Annual Report to any household at which two or more shareholders of record reside at the same address. Each shareholder will continue to be able to access and receive separate proxy cards. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce our expenses.
Once this option is chosen, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying our Secretary as described in Q25 above. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. Shareholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by contacting our Investor Relations department as described above.
Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single copy of the Notice and, if applicable, the Proxy Statement and Annual Report to that address. Any such beneficial owner can request a separate copy of the Notice (and, if applicable, this Proxy Statement or the 2025 Annual Report) by writing or calling us at Investor Relations as described in Q25 above and we will promptly address your request. Beneficial owners with the same address who receive more than one copy of the Notice (or, as applicable, of this Proxy Statement and the 2025 Annual Report) may request delivery of a single copy of notices (or, as applicable, proxy statements and annual reports) for future meetings by contacting our Investor Relations department as described in Q25 above.

SHAREHOLDER PROPOSALS
Under applicable regulations of the SEC, in order for a proposal to be considered for inclusion in our proxy statement for the 2027 Annual Meeting of shareholders, any shareholder desiring to submit proposal pursuant to SEC Rule 14a-8 must present such proposal to our Secretary at our principal executive office at Albemarle Corporation, 4250 Congress Street, Suite 900, Charlotte, North Carolina 28209, no later than November 24, 2026, which date is 120 calendar days before March 24, 2027 (unless the date of the 2027 Annual Meeting of shareholders is changed by more than 30 days from the one year anniversary date of the Annual Meeting, in which case the deadline is a reasonable time before the Company begins to print and send its proxy materials). If a shareholder is nominating a person for election to the Board of Directors to be included in our proxy statement for the 2027 Annual Meeting of shareholders, it must provide notice no later than the close of business on November 24, 2026 and not earlier than the close of business on October 25, 2026, which dates are 120 and 150 calendar days before March 24, 2027, respectively. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide timely notice by the same deadline disclosed in the previous sentence and include in the notice the information required by Rule 14a-19(b) under the Exchange Act.
Our Bylaws provide that for a nomination or other business to be properly brought before an annual meeting of shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company and any such proposed business other than the nominations of persons for election to the Board of Directors must constitute a proper matter for shareholder action.
To be timely, a shareholder’s notice relating to matters other than proposals for the Company to include in its proxy statement shall be delivered to the Secretary at the principal executive offices of the Company no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of shareholders, which, for the 2027 Annual Meeting of shareholders, will be no later than the close of business on February 4, 2027 nor earlier than the close of business on January 5, 2027; provided, however, that in the event that the date of the annual meeting of shareholders is more than 30 days before or more than 70 days after such anniversary date, notice by such shareholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting of shareholders and not later than the close of business on the later of the 90th day prior to such annual meeting of shareholders, or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The public announcement of an adjournment or postponement of an annual meeting of shareholders does not commence a new time period, or extend any time period, for the giving of a shareholder’s notice as described above.
A shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years shares of Albemarle stock representing an aggregate of at least 3% of our outstanding shares may nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Board of Directors, provided that the shareholder(s) and nominee(s) satisfy the requirements in our Bylaws. Notice of proxy access director nominees must be received by the Secretary at the principal executive offices of the Company not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the anniversary date of the immediately preceding mailing date for the notice of annual meeting of shareholders.
To be in proper form, a shareholder’s notice to the Secretary must set forth, as to the shareholder giving the notice, the information required pursuant to our Bylaws. Additionally, with respect to any proxy access director nominees, a shareholder must provide notice of compliance of Rule 14a-19 as required by our Bylaws. The Company may also require shareholders to furnish additional information. The requirements found in our Bylaws are separate from and in addition to, the requirements of the SEC that a shareholder must meet to have a proposal included in our proxy statement.

OTHER MATTERS
The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. However, if any other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.
Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to Be Held on Tuesday, May 5, 2026.
This Proxy Statement and the 2025 Annual Report are both available free of charge at our Internet website at www.albemarle.com (see Investors/Financials/Annual Reports). Upon request, we will provide shareholders with paper copies of this Proxy Statement and the 2025 Annual Report, without charge. Requests should be directed to our Investor Relations department as described below:
Albemarle Corporation
4250 Congress Street
Suite 900
Charlotte, NC  28209
Attention: Investor Relations
We make available free of charge through our Internet website www.albemarle.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as well as reports on Forms 3, 4 and 5 filed pursuant to Section 16 of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. The information on our Internet website is not and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

SUMMARY OF DEFINED TERMS
2017 Incentive Plan	The Albemarle Corporation 2017 Incentive Plan
2023 Directors Plan	The Albemarle Corporation 2023 Stock Compensation and Deferral Election Plan for Non-Employee Directors
AIP	Annual Incentive Plan
Operating Cash Flow Conversion Rate
Operating cash flow as reported on the Statement of Cash Flows, as adjusted for pension contributions, tax repatriations, and other non-recurring cash items, such as, but not limited to, cash paid in connection with acquisitions and divestitures; legal, consulting and advisory fees; and restructuring and severance charges divided by adjusted EBITDA.

Adjusted EBITDA	Earnings before interest and financing expenses, income tax expenses, the proportionate share of Windfield income tax expense, and depreciation and amortization, at constant currencies, and as adjusted on a consistent basis for certain non-operating, non-recurring or unusual items on a segment basis. These non-operating, non-recurring or unusual items may include a lithium price collar, acquisition and integration related costs, gains or losses on sales of businesses, restructuring charges, facility divestiture charges, certain litigation and arbitration costs and charges, non-operating pension and OPEB items and other significant non-recurring items.
Bylaws	Albemarle Corporation's Amended and Restated Bylaws
CEO	Chief Executive Officer
CFO	Chief Financial Officer
Charter	Albemarle Corporation's Amended and Restated Articles of Incorporation
CIC	Change in Control
Exchange Act	Securities Exchange Act of 1934
IRC	Internal Revenue Code
LID	Lead Independent Director
LTIP	Long-Term Incentive Plan
NEOs	Our 2025 named executives officers identified on page 34 of this Proxy Statement
OCF	Operating Cash Flow
OCF Conversion Rate	OCF (ex-1X items) / Adj. EBITDA
PSUs	Performance Share units issued under the 2017 Stock Plan
ROIC	Return on Invested Capital
RSUs	Restricted Stock Units issued under the 2017 Stock Plan
rTSR	Company TSR relative to TSR of a reference group
TSR	Total return on a stock to an investor, including dividends and capital gains
“We,” “us,” “our,” “Company,” and “Albemarle”	Albemarle Corporation, a Virginia corporation

EXHIBITS

Exhibit A
Text of the Proposed Charter Amendment
The Board unanimously has adopted, and recommends that the shareholders approve, an amendment to the Charter to remove the Affiliated Transaction Supermajority Voting Requirement. The amendment to the Charter consists of revising Article IV, Section A.2. (c), (d), (e) and (f) of the Charter as follows (if shareholders approve PROPOSAL 4 to amend the Charter, the text indicated by bold strike-through will be deleted from Article IV, Section A.2. and bold underline additions will be added):
“2. Except as otherwise required in these Articles as they may hereafter be amended:
(a) Any Corporation action, except the election of Directors, an amendment or restatement of these Articles, a merger, a statutory share exchange, the sale or other disposition of all or substantially all the Corporation’s assets otherwise than in the usual and regular course of business, or dissolution shall, for each voting group entitled to vote on the matter, be approved at a meeting at which a quorum of the voting group is present if the votes cast in favor of the action exceed the votes cast against the action;
(b) The election of Directors will be as set forth in the Company’s Bylaws;
(c) An amendment or restatement of these Articles ~~other than an amendment or restatement described, or involved in an affiliated transaction described, in subsection (d) or (f) of this section~~ shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter; and
(d) ~~Any transaction with the Corporation or any subsidiary that constitutes or involves an affiliated transaction, as defined in Section 13.1-725 of the Virginia Stock Corporation Act as in effect on the effective date of these Articles, shall be approved by seventy-five percent (75%) of the votes entitled to be cast by each voting group that is entitled to vote on such transaction;~~
~~(e)~~ A merger, statutory share exchange, sale or other disposition of all or substantially all the Corporation’s assets otherwise than in the usual and regular course of business, or dissolution, ~~other than any such transaction to which subsection (d) of this section applies,~~ shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on such transaction.~~; and~~
~~(f) An amendment to these Articles that amends or affects subsection (d) of this section shall be approved by seventy-five percent (75%) of the votes entitled to be cast by each voting group that is entitled to vote on the matter.~~
~~For purposes of subsection (d) of this section a transaction shall not constitute an affiliated transaction if it is with an interested shareholder, as defined in Section 13.1-725 of the Virginia Stock Corporation Act as in effect on the effective date of these Articles: (i) who has been an interested shareholder continuously or who would have been such but for the unilateral action of the Corporation since the later of (a) the date on which this Corporation first had 300 shareholders of record or (b) the date such person became an interested shareholder with the prior or contemporaneous approval of a majority of the disinterested directors as defined in Section 13.1-725 of the Virginia Stock Corporation Act as in effect on the effective date of these Articles; (ii) who became an interested shareholder as a result of acquiring shares from a person specified in subdivision (i) or subdivision (ii) of this subsection by gift, testamentary bequest or the laws of descent and distribution or in a transaction in which consideration was not exchanged and who continues thereafter to be an interested shareholder, or who would have so continued but for the unilateral action of the Corporation; (iii) who became an interested shareholder inadvertently or as a result of the unilateral action of the Corporation and who, as soon as~~

~~practicable thereafter, divested beneficial ownership of sufficient shares so that such person ceased to be an interested shareholder, and who would not have been an interested shareholder but for such inadvertency of the unilateral action of the Corporation; or (iv) whose acquisition of shares making such person an interested shareholder was approved by a majority of the disinterested directors.~~”.

Exhibit B
Albemarle Corporation
2026 Incentive Plan

Article 1.     Establishment, Purpose, and Duration

1.1    Establishment. Albemarle Corporation, a Virginia corporation, establishes an incentive compensation plan to be known as the Albemarle Corporation 2026 Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.
This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.
This Plan’s effective date is the date the Plan is approved by the Company’s shareholders (the “Effective Date”), and the Plan shall remain in effect as provided in Section 1.3 hereof. Upon its effectiveness, the Plan shall supersede the Existing Incentive Plan (as defined herein) such that no further awards shall be made under the Existing Incentive Plan. This Plan shall not, in any way, affect awards under the Existing Incentive Plan that are outstanding as of the Effective Date.

1.2    Purpose of this Plan. The purpose of this Plan is to provide a means whereby Employees and Consultants develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees and Consultants and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.
1.3    Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.
Article 2.     Definitions. Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.
2.1    “Affiliate” means an “affiliate” (within the meaning of Rule 12b-2 of the General Rules and Regulations under the Exchange Act) with respect to the Corporation.
2.2    “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.
2.3    “Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant. An Award Agreement may provide for automatic acceptance of the Award unless the Award is affirmatively declined by the Participant as set forth in the Award Agreement.
2.4    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
2.5    “Board” or “Board of Directors” means the Board of Directors of the Company.
2.6    “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.
2.7    “Cause” means, unless otherwise specified in an Award Agreement or in an applicable severance compensation or other employment- or service-type agreement between the Company and a Participant, with respect to any Participant, as determined by the Committee in its sole discretion (or, to the maximum extent permitted by law, with respect to Consultants and Employees who are not Insiders, by the Company’s chief human resources officer or other person performing that function, in such person’s sole discretion):
(a)    Willful failure to perform the assigned duties after notification of same (other than any such failure resulting from incapacity due to physical or mental illness);
(b)    Willful failure to comply with any valid and legal directive of management;
(c)    Engagement in dishonesty, illegal conduct or other misconduct, which is, in each case, injurious to the Company or a Subsidiary;
(d)    Conviction of, or plea of guilty or no lo contender to, a crime involving moral turpitude, embezzlement, misappropriation or fraud;
(e)    Intentional violation of the Company’s Code of Conduct or a material policy of the Company or a Subsidiary; or
(f)    Breach of any obligation under a written agreement between the Participant and the Company or a Subsidiary.
2.8    “Change of Control” means the occurrence of any of the following events:
(a)    any Person, or “group” as defined in section 13(d)(3) of the Exchange Act, becomes, directly or indirectly, the Beneficial Owner of 20% or more of the combined voting power of the then outstanding securities of the Corporation that are entitled to vote generally for the election of the Corporation’s directors (the “Voting Securities”) (other than as a result of an issuance of securities by the Corporation approved by Continuing Directors, or open market purchases approved by Continuing Directors at the time the purchases are made). However, if any such Person or “group” becomes the Beneficial Owner of 20% or more, and less than 30%, of the Voting Securities, the Continuing Directors may determine, by a vote of at least two-thirds of the Continuing Directors, that the same does not constitute a Change of Control;
(b)    as the direct or indirect result of, or in connection with, a reorganization, merger, share exchange or consolidation (a “Business Combination”), a contested election of directors, or any combination of these transactions, Continuing Directors cease to constitute a majority of the Corporation’s board of directors, or any successor’s board of directors, within two years of the last of such transactions;
(c)    the shareholders of the Corporation approve a Business Combination and such Business Combination is consummated, unless immediately following such Business Combination, (i) all or substantially all of the Persons who were the Beneficial Owners of the Voting Securities outstanding immediately prior to such Business Combination Beneficially Own more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Corporation through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Voting Securities, (ii) no Person (or “group” as defined in section 13(d)(3) of the Exchange Act) (excluding any employee benefit plan or related trust of the Corporation or the Corporation resulting from such Business Combination) Beneficially Owns 30% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such Business Combination, and (iii) at least a majority of the members of the board of directors of the Corporation resulting from such Business Combination are Continuing Directors.
For purposes of this Section 2.8 only, the following terms shall have the meanings set forth below:
(A)    Affiliate and Associate shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
(B)    Beneficial Owner means that a Person shall be deemed the “Beneficial Owner” and shall be deemed to “beneficially own,” any securities:
(i)    that such Person or any of such Person’s Affiliates or Associates owns, directly or indirectly;
(ii)    that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that, a Person shall not be deemed to be the “Beneficial Owner” of, or to “beneficially own,” securities tendered pursuant to a tender or exchange offer made by such Person or any such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange;
(iii)    that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote, including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any security under this subsection as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (1) arises solely from a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with the applicable provisions of the General Rules and Regulations under the Exchange Act and (2) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associates thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subsection (iii) of this definition) or disposing of any voting securities of the Corporation provided, however, that notwithstanding any provision of this definition, any Person engaged in business as an underwriter of securities who acquires any securities of the Corporation through such Person’s participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933, shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” such securities until the expiration of forty days after the date of acquisition; and provided, further, that in no case shall an officer or director of the Corporation be deemed (1) the beneficial owner of any securities beneficially owned by another officer or director of the Corporation solely by reason of actions undertaken by such persons in their capacity as officers or directors of the Corporation; or (2) the beneficial owner of securities held of record by the trustee of any employee benefit plan of the Corporation or any Subsidiary of the Corporation for the benefit of any employee of the Corporation or any Subsidiary of the Corporation, other than the officer or director, by reason of any influences that such officer or director may have over the voting of the securities held in the trust.

(C)    Continuing Directors means any member of the Corporation’s Board (i) who is a member of the Corporation’s Board as of the Effective Date, or (ii) whose subsequent nomination for election or election to the Corporation’s Board was recommended or approved by a majority of the Continuing Directors.
(D)    Person means any individual, firm, company, partnership or other entity.
(E)    Subsidiary means, with references to any Person, any company or other entity of which an amount of voting securities sufficient to elect a majority of the directors or Persons having similar authority of such company or other entity is beneficially owned, directly or indirectly, by such Person, or otherwise controlled by such Person.
2.9    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.
2.10    “Committee” means the Executive Compensation & Talent Development Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall (i) be appointed from time to time by and shall serve at the discretion of the Board, and (ii) shall consist of “non-employee directors” as defined in Section 16 of the Exchange Act. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.
2.11    “Company” or “Corporation” means Albemarle Corporation, a Virginia corporation, and any successor thereto as provided in Article 20 herein.
2.12    “Consultant” means any person, including an advisor, who was previously an Employee and is subsequently engaged by the Company to render bona fide services to the Company, provided that a Consultant will not include members of the Board or persons to whom the issuance of Shares may not be registered under Form S-8 promulgated under the Securities Act of 1933.
2.13    “Effective Date” has the meaning set forth in Section 1.1.
2.14    “Employee” means any individual performing services for the Company, an Affiliate, or a Subsidiary and designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.
2.15    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
2.16    “Existing Incentive Plan” means the Albemarle Corporation 2017 Incentive Plan, as previously amended, restated, supplemented or otherwise modified prior to the Effective Date.
2.17    “Fair Market Value” means, on any given date, the closing price of a Share as reported on the New York Stock Exchange (“NYSE”) composite tape on such date, or if Shares were not traded on NYSE on such day, then on the most recent day that Shares were traded on NYSE; in the event Shares are traded only on an exchange other than NYSE, references herein to NYSE shall mean such other exchange. The Company may use an alternate method of determining the value of Shares for accounting or any other purpose.

2.18    “Good Reason” means, unless otherwise specified in an Award Agreement or in an applicable severance compensation or other employment- or service-type agreement between the Company and a Participant, with respect to any Participant, as determined by the Committee in its sole discretion (or, to the maximum extent permitted by law, with respect to Consultants and Employees who are not Insiders, by the Company’s chief human resources officer or other person performing that function, in such person’s sole discretion):
(a)    a change in the Participant’s position (other than a lateral move) which constitutes a material diminution of duties or responsibilities;
(b)    a material reduction by the Company in the annual rate of the Participant’s base salary;
(c)    the Company’s requiring the office nearest to the Participant’s principal residence to be located at a place which is more than thirty-five (35) miles from where such office is currently located; or
(d)    any action or inaction that constitutes a material breach by the Company of the agreement(s), if any, under which the Participant provides services.
Provided, however, that the events described above shall not constitute Good Reason unless (1) the Participant provides notice to the Company’s General Counsel of the existence of the circumstance that the Participant believes constitutes Good Reason, within ninety (90) days of its occurrence, (2) such circumstance has not been cured within thirty (30) days after written notice has been given by the Participant to the Company’s General Counsel as specified in section (1) of this paragraph, and (3) the Participant terminates employment or, if applicable, service with the Company, its Affiliate and its Subsidiaries within thirty (30) days following expiration of such cure period.
2.19    “Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.
2.20    “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.
2.21    “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee of the Company, or a “parent corporation” or a “subsidiary corporation” of the Company (in each case, within the meaning of Code Section 422), and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.
2.22    “Insider” shall mean an individual who is, on the relevant date, an officer, or director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.
2.23    “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.
2.24    “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.
2.25    “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.
2.26    “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.
2.27    “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.28    “Performance Period” means the period of time during which the performance goals must be met in order to determine the amount and/or vesting of an Award.
2.29    “Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined by the extent to which the applicable performance measures have been achieved.
2.30    “Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.
2.31    “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.
2.32    “Plan” means this Albemarle Corporation 2026 Incentive Plan.
2.33    “Restricted Stock” means an Award granted to a Participant pursuant to Article 8.
2.34    “Restricted Stock Unit” means a bookkeeping entry representing the equivalent of a Share (or fraction of a Share) awarded to a Participant pursuant to Article 8 hereof. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
2.35    “Share” means a share of common stock of the Company.
2.36    “Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 herein.
2.27    “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.
Article 3.    Plan Administration
3.1    General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.
3.2    Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Award Agreement, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.
3.3    Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. To the extent permitted by applicable laws, the Board or the Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees and Consultants to be recipients of Awards and (b) determine the size and terms and conditions of any such Awards; provided, however, (i) the Board and the Committee shall not delegate such responsibilities to any such officer(s) for Awards granted to such officer(s) or an individual who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the Committee shall at all times have oversight of such officer(s) and the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.
Article 4.    Shares Subject to this Plan
4.1    Number of Shares Available for Awards. Subject to adjustment as provided in Section 4.3:
(a)    The maximum number of Shares available for issuance to Participants under this Plan (including ISOs) is 3,200,000 Shares.
Shares underlying any portion of an award granted under the Existing Incentive Plan that, following the Effective Date, is terminated by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares shall be available for the grant of new Awards under this Plan. In the event the Company substitutes equity awards of acquired entities in connection with mergers, reorganizations, separations, or other transactions to which Code Section 424(a) applies (each such award, a “Substitute Award”), the number of Shares reserved pursuant to this Section 4.1 will be increased by the number of Shares underlying Substitute Awards as of the effectiveness of the substitution.
(b)    The maximum number of Shares set forth above shall be reduced by any Shares underlying awards granted under the Existing Incentive Plan on or following March 11, 2026 and prior to the Effective Date.
4.2    Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued. With respect to Options and SARs, the number of Shares available for Awards under the Plan pursuant to Section 4.1, shall be reduced by one Share for each Share covered by such Award or to which such Award relates. The number of Shares available for Awards under the Plan shall be reduced by one Share for each Share covered by such Award or to which such Award relates. In addition, any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares shall be available again for grant under this Plan. In no event, however, will the following Shares again become available for Awards or increase the number of Shares available for grant under the Plan: (i) Shares tendered by the Participant in payment of the exercise price of an Option or Shares withheld from an Option in payment of the exercise price of an Option; (ii) Shares withheld from Awards for tax withholding purposes; (iii) Shares subject to a SAR that are not issued in connection with the settlement of that SAR; and (iv) Shares repurchased by the Company with proceeds received from the exercise of an Option. The Shares available for issuance under this Plan shall be authorized and unissued Shares, or Shares reacquired by the Company. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.
4.3    Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, extraordinary cash dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, and other value determinations applicable to outstanding Awards.
The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect or relate to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
Subject to the provisions of Article 18 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44), subject to compliance with the rules under Code Sections 422 and 424, as and where applicable.
Article 5.    Eligibility and Participation
5.1    Eligibility. Individuals eligible to participate in this Plan include all Employees and Consultants, provided that only Employees may receive ISOs.
5.2    Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law, and the amount of each Award.

5.3    No “Reload” Awards. No Award granted under the Plan shall include any provision for automatic “reload” grants of additional Awards.
Article 6.    Stock Options
6.1    Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion.
6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.
6.3    Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the Fair Market Value of the Shares as determined on the Grant Date. Notwithstanding the foregoing, Options may be granted with an Option Price of less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date in the case of Substitute Awards granted in connection with transactions described in, and in a manner consistent with, Section 424(a) of the Code.
6.4    Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the day before the tenth (10th) anniversary date of its grant.
6.5    Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.
6.6    Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares and any applicable tax withholding.
A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price and any applicable tax withholding. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by a cashless (broker-assisted) exercise; (d) the Company’s withholding of Shares otherwise due to the Participant upon exercise; (e) by a combination of (a), (b), (c) and/or (d); or (f) any other method approved or accepted by the Committee in its sole discretion. A promissory note may not be used as a form of consideration for exercising an Option.
Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or if applicable, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).
Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.
6.7    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.
6.8    Termination of Service. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.
6.9    Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.
Article 7    Stock Appreciation Rights
7.1    Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee.
Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.
The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the Grant Date must be at least equal to one hundred percent (100%) of the Fair Market Value of the Shares as determined on the Grant Date. Notwithstanding the foregoing, SARs may be granted with a Grant Price of less than one hundred percent (100%) of the Fair Market Value per Share on the

Grant Date in the case of Substitute Awards granted in connection with transactions described in, and in a manner consistent with, Section 424(a) of the Code.

7.2    SAR Agreement. Each SAR shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.
7.3    Term of SAR. The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion; provided, however, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant.
7.4    Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.
7.5    Settlement of SARs. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
(a)    The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by
(b)    The number of Shares with respect to which the SAR is exercised.
At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.
7.6    Termination of Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
7.7    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.
Article 8    Restricted Stock and Restricted Stock Units
8.1    Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine.
8.2    Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.
8.3    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.
To the extent deemed appropriate by the Committee and if Shares are certificated, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.
Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.
8.4    Certificate Legend. If Shares are certificated, in addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:
The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Albemarle Corporation 2026 Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Albemarle Corporation.
8.5    Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.
8.6    Termination of Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

8.7    Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.
Article 9    Performance Units/Performance Shares
9.1    Grant of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine. Each such award shall be evidenced by an Award Agreement. Performance Units and Performance Shares that are earned (as described in Section 9.3) may be subject to vesting requirements as set forth in the applicable Award Agreement.
9.2    Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that may be earned by the Participant.
9.3    Earning of Performance Units/Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period and vesting period, if any, have ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.
9.4    Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned and vested Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned and vested Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof). Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
9.5    Termination of Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.
Article 10.    Cash-Based Awards and Other Stock-Based Awards

10.1    Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine. Each such award shall be evidenced by an Award Agreement.
10.2    Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. Each such award shall be evidenced by an Award Agreement.
10.3    Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.
10.4    Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.
10.5    Termination of Service. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.
Article 11.    Transferability of Awards
11.1    Transferability. Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.
11.2    Committee Action. The Committee may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate. For the avoidance of doubt, Awards may not be transferred to financial institutions.
Article 12.    Minimum Vesting of Share-Based Awards
Notwithstanding any other provision of the Plan to the contrary, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the Grant Date, excluding, for this purpose, any Substitute Awards. The Committee may grant equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available share reserve initially authorized for issuance under the Plan pursuant to Section 4.1 hereof (subject to adjustment under Section 4.3 hereof). In addition, the foregoing minimum vesting requirement shall not prevent accelerated vesting of any portion of an Award earlier than first anniversary of the Grant Date if such acceleration is due to a termination of the relevant Participant’s employment or service or if such acceleration is in connection with a Change of Control, in each case to the extent otherwise permitted under the Plan.
Article 13.    Dividend Equivalents
Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, except as provided in Section 4.3, (i) Participants holding an Award granted under the Plan will not be entitled to receive any dividends or other distributions paid with respect to a Share underlying such Award until the portion of such Award covering such Share has fully vested, and all Periods of Restriction with respect to such Share has lapsed, and such Share has been issued pursuant to such Award and (ii) in no event may dividends or other distributions be paid with respect to an Option or SAR.
Article 14.    Beneficiary Designation Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company, or the Company’s designated agent, during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.
Article 15.    Rights of Participants
15.1    Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or service at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment or other service contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 17, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.
15.2    Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award. The Committee has full discretionary authority to determine eligibility for Awards and to grant Awards.
15.3    Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.
Article 16.    Change of Control
16.1    Change of Control of the Company. Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 16 shall apply in the event of a Change of Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Agreement or in an individual agreement with the Participant.
(a)    With respect to an Award whose vesting was based only on a service requirement, if, upon a Change of Control, a Participant receives a new Award which qualifies as a “Replacement Award” (as defined below), the Replacement Award shall continue subject to the terms of the Replacement Award.
(b)    If, upon a Change of Control that results in the Company’s Shares no longer being traded on the New York Stock Exchange or another established securities market and no Replacement Award is granted to a Participant, the unvested portion of an Award whose vesting was based only on a service requirement shall become immediately vested and exercisable, as applicable, upon the Change of Control.
(c)    Upon a Change of Control, with respect to Awards that are Performance Shares or Performance Units issued pursuant to Article 9 of the Plan, a pro-rata portion of the Award shall be immediately earned, vested and payable and the remainder shall be forfeited; such earned, vested and payable portion shall be determined based on the portion of the Performance Period that has elapsed as of (i) the date of the Change of Control, if the performance measure is based on stock price, or (ii) the end of the last full calendar quarter preceding or commensurate with the date of the Change of Control if the performance measure is not based on stock price (in each case, the “Adjusted Measurement Date”). The Award amount that will be considered earned and payable will be calculated based on the higher of target or actual performance measured as of the Adjusted Measurement Date. To the extent any earned Awards that are Performance Shares or Performance Units have not been paid prior to the Change of Control because they are subject to vesting, such earned but unvested Awards shall become immediately vested, and payable upon the Change of Control.
(d)    With respect to an Award whose vesting was based only on a service requirement, if, following a Change of Control, the Company’s Shares continue to be traded on the New York Stock Exchange or another established securities market, outstanding Awards shall continue in effect and be treated as Replacement Awards as described in subparagraph (a).

16.2    Replacement Awards. An Award shall be considered a Replacement Award if: (i) it has a value at least equal to the value of the Award it is replacing as determined by the Committee in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control; and (iii) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Award it is replacing (including the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Award it is replacing if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 16.2 are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.
16.3    Reduction of Excess Parachute Payments. Except as may be provided in an individual agreement between the Company and the Participant, if, in connection with a Change of Control, a Participant’s payment of any Awards will cause the Participant to be liable for federal excise tax under Code Section 4999 levied on certain “excess parachute payments” as defined in Code Section 280G (“Excise Tax”), then the payments made pursuant to the Awards shall be reduced (or repaid to the Company, if previously paid or provided) as provided below:
(a)    If the payments due upon of Change of Control under this Plan and any other agreement between a Participant and the Company, exceed 2.99 times the Participant’s “base amount,” as defined in Code Section 280G, a reduced payment amount shall be calculated by reducing the payments to the minimum extent necessary so that no portion of any payment, as so reduced or repaid, constitutes an excess parachute payment. If it is determined that any Excise Tax is payable by a Participant, the Participant shall receive either (i) all payments otherwise due; or (ii) the reduced payment amount described in the preceding sentence, whichever will provide the Participant with the greater after-tax economic benefit taking into account for these purposes any applicable Excise Tax.
(b)    Whether payments are to be reduced pursuant to this Section 16.3, and the extent to which they are to be so reduced, will be determined solely by the Company in good faith and the Company will notify the Participant in writing of its determination.
(c)    In no event shall a Participant be entitled to receive any kind of gross-up payment or Excise Tax reimbursement from the Company.
Article 17.    Amendment, Modification, Suspension, and Termination
17.1    Amendment, Modification, Suspension, and Termination. Subject to Section 17.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part. Notwithstanding the foregoing, the repricing of Options or SARs is prohibited without prior approval of the Company’s shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (a) changing the terms of an Option or SAR to lower its Option Price or Grant Price; (b) any other action that is treated as a “repricing” under generally accepted accounting principles; and (c) repurchasing for cash or canceling an Option or SAR at a time when its Option Price or Grant Price is greater than the Fair Market Value of the underlying Shares in exchange for another Award, unless any of the actions contemplated under this Section 17.1 occurs in connection with a change in capitalization or similar change under Section 4.3. A cancellation and exchange under clause (c) would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant. In addition, notwithstanding the first sentence of this Section 17.1, (i) any amendment of the Plan must comply with the rules of the NYSE and (ii) no amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.
17.2    Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 17.3), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.
17.3    Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 17.3 to any Award granted under the Plan without further consideration or action.
Article 18.    Withholding
18.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold from any amounts due and owing to the Participant, or require a Participant to remit to the Company, up to the maximum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan using, to the extent permitted by law, such methods and procedures as may be approved by the Committee from time to time in its sole discretion, including a broker-assisted “sell-to-cover” program implemented by the Company.
18.2    Share Withholding. With respect to withholding required upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, the Committee may establish provisions in the applicable Award Agreements to satisfy the withholding requirement, in whole or in part, by having the Company withhold whole Shares having a Fair Market Value on the date the tax is to be determined up to the maximum statutory total tax withholding that could be imposed upon such taxable event.
Article 19.    Successors
All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, regardless of whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
Article 20.    General Provisions

20.1    Forfeiture Events. Any Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company currently has in effect, as may be amended from time to time, or is required to adopt or modify, pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by applicable law, including the Company’s Compensation Recoupment and Forfeiture Policy and the Company’s Incentive-Based Compensation Recovery Policy, in each case as may be amended from time to time (“Clawback Policy”). In addition, the Committee or the Board may impose such clawback, recovery or recoupment provisions in an Award Agreement as the Committee or the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property as set forth in the Award Agreement. No recovery of compensation under this Section will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement or otherwise with the Company.
20.2    Legend. If certificated, the certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
20.3    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
20.4    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
20.5    Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
20.6    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:
(a)    Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
(b)    Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.
20.7    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
20.8    Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

20.9    Participants Based Outside the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Participants, the Committee, in its sole discretion, shall have the power and authority to:
(a)    Determine which Affiliates and Subsidiaries shall be covered by this Plan;
(b)    Determine which Participants outside the United States are eligible to participate in this Plan;
(c)    Modify the terms and conditions of any Award granted to Participants outside the United States to comply with applicable foreign laws;
(d)    Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 20.9 by the Committee shall be attached to this Plan document as appendices; and
(e)    Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.
20.10    Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.
20.11    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual.
To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.
20.12    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
20.13    Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards (except cash paid pursuant to annual incentive awards) may be included as “compensation” for purposes of computing the benefits payable to any

Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.
20.14    Deferred Compensation. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Committee. The Plan and each Award Agreement under the Plan is intended to be either exempt from the application of or meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Committee. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. In no event will the Company or any of its Subsidiaries or parents have any obligation or liability under the terms of this Plan to reimburse, indemnify, or hold harmless any Participant or any other person in respect of Awards, for any taxes, interest or penalties imposed, or other costs incurred, as a result of Code Section 409A.
20.15    Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
20.16    No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.
20.17    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Virginia, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.
As evidence of its adoption of this amendment and restatement of the Plan, the Company has caused this document to be executed by its duly authorized officer the ____ day of ______________, 2026.

ALBEMARLE CORPORATION

By: ________________________________

Name:

Title:

Exhibit C
Reconciliation of Non-GAAP Financial Measures
See below for the reconciliation of adjusted EBITDA, the non-GAAP financial measure, from net loss attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reporting in accordance with GAAP:

Year Ended
($ in thousands)	December 31, 2025
Net loss attributable to Albemarle Corporation	$(510,628)
Add back:
Interest and financing expenses	207,651
Income tax expense	156,881
Depreciation and amortization	658,678
EBITDA	512,582
Proportionate share of Windfield income tax expenses	94,549
Non-operating pension and OPEB items	17,710
Non-recurring and other unusual items	473,152
Adjusted EBITDA	$1,097,993
See below for the calculation of operating cash flow conversion and a reconciliation of free cash flow, a non-GAAP measure, to net cash provided by operating activities, the most directly comparable financial measure calculated and reporting in accordance with GAAP. The Company defines as Net cash provided by operating activities from the statement of cash flows divided by adjusted EBITDA.

Year Ended
($ in thousands, except percentages)	December 31, 2025
Free cash flow:
Net cash provided by operating activities	$1,282,267
Less: Capital expenditures	(589,801)
Free cash flow	$692,466

Operating cash flow conversion:
Net cash provided by operating activities	$1,282,267

Adjusted EBITDA	$1,097,993

Operating cash flow conversion	117%

Albemarle

ALBEMARLE CORPORATION
4250 CONGRESS STREET
CHARLOTTE, NORTH CAROLINA 28209

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Albemarle Corporation (the "Company") provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Company will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Company's printing and postage costs. Once you give your consent, it will remain in effect until you notify the Company that you wish to resume mail delivery of annual reports and proxy solicitation materials. Even though you give your consent, you still have the right at any time to request copies of these documents.

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V87160-P42700

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ALBEMARLE CORPORATION

The Board of Directors recommends you vote FOR each of the ten nominees in proposal 1, FOR proposals 2, 3, 4 and 5 and AGAINST proposal 6.

1. Election of the ten nominees named below to the Board of Directors to serve for the ensuing year or until their successors are duly elected and qualified.

Nominees:	**For**	**Against**	**Abstain**
1a. M. Lauren Brlas	☐	☐	☐
1b. Michelle T. Collins	☐	☐	☐
1c. Ralf H. Cramer	☐	☐	☐
1d. J. Kent Masters, Jr.	☐	☐	☐
1e. Glenda J. Minor	☐	☐	☐
1f. Diarmuid B. O' Connell	☐	☐	☐
1g. Gerald A. Steiner	☐	☐	☐
1h. Holly A. Van Deursen	☐	☐	☐
1i. Mark R. Widmar	☐	☐	☐
1j. Alejandro D. Wolff	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐
Please indicate if you wish to access annual reports and proxy solicitation materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.	☐	☐

Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need to sign. Fiduciaries should give full title below.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Albemarle Corporation's Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V87161-P42700

Albemarle Corporation

Proxy for Special Meeting of Shareholders to be held on Tuesday, May 5, 2026

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J. Kent Masters, Jr. and Ander C. Krupa, or either of them, with full power of substitution in each case, as proxies to vote all shares of the undersigned in Albemarle Corporation at the Special Meeting of Shareholders to be held May 5, 2026, and at any and all adjournments or postponements thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. **If no direction is made, this Proxy will be voted FOR all nominees named in Proposal 1, FOR Proposals 2, 3, 4 and 5 and AGAINST Proposal 6, and at the discretion of the proxy holders on any other matters that may properly come before the meeting or any and all adjournments or postponements thereof.**

Continued and to be signed on reverse side